Filed Pursuant to Rule 424(b)(5)
Registration No. 333-111174

PROSPECTUS SUPPLEMENT
(To prospectus dated December 24, 2003)

$400,000,000

Health Care Property Investors, Inc.

Medium-Term Notes, Series G
Due Nine Months or More from Date of Issue

The Company:   Health Care Property Investors, Inc. Our principal executive office is located at 3760 Kilroy Airport Way, Suite 300, Long Beach, California 90806 and our telephone number is (562) 733-5100.

Terms:   We plan to offer and sell notes with various terms, including the following:

•       Ranking as senior unsecured, unsubordinated indebtedness

•       Stated maturities of 9 months or more from date of issue

•       Redemption and/or repayment provisions, if applicable, whether mandatory or at the option of HCP or the noteholders

•       Payments in United States dollars

•       Minimum denominations of $1,000

•       Book-entry (through The Depository Trust Company) or certificated form

•       Interest at fixed or floating rates, or no interest at all. The floating interest rate may be based on one or more of the following indices plus or minus a spread and/or multiplied by a spread multiplier:

CD rate
Commercial paper rate
Eleventh district cost of funds rate
Federal funds rate
LIBOR
Prime rate
Treasury rate

•       Interest payments on fixed rate notes on each April 15 and October 15, unless otherwise specified

•       Interest payments on floating rate notes on a monthly, quarterly, semiannual or annual basis

We will specify the final terms for each note, which may be different from the terms described in this prospectus supplement, in the applicable pricing supplement.

Investing in the notes involves certain risks. See “Risk Factors” on page S-2 of this prospectus supplement and page 4 of the accompanying prospectus.

	Public Offering Price(1)	Agents’ Discounts and Commissions	Proceeds to HCP(2)
Per note	100%	.125% - .750%	99.875% - 99.250%
Total	$400,000,000	$500,000 - $3,000,000	$399,500,000 - $397,000,000

(1)             Notes will be issued at 100% of their principal amount, unless otherwise specified in the applicable pricing supplement.

(2)             Before deducting estimated expenses of $250,000 payable by HCP.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement, the accompanying prospectus or any pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

We may sell notes to the agents referred to below as principal for resale at varying or fixed offering prices or through the agents as agent using their reasonable efforts on our behalf. We may also sell notes using agents different than those referred to below or without the assistance of any agent.

If we sell other securities referred to in the accompanying prospectus, we may be limited in offering and selling the entire amount of notes referred to in this prospectus supplement.

Banc of America Securities LLC

Barclays Capital

UBS Investment Bank

The date of this prospectus supplement is February 17, 2006.

TABLE OF CONTENTS

Prospectus Supplement

SUMMARY	S-1
RISK FACTORS	S-2
CAUTIONARY LANGUAGE REGARDING FORWARD LOOKING STATEMENTS	S-8
RATIO OF EARNINGS TO FIXED CHARGES	S-9
USE OF PROCEEDS	S-9
DESCRIPTION OF NOTES	S-9
SUPPLEMENTAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS	S-25
PLAN OF DISTRIBUTION	S-48
LEGAL MATTERS	S-49
EXPERTS	S-49

Prospectus

ABOUT THIS PROSPECTUS	1
WHERE YOU CAN FIND MORE INFORMATION	1
CAUTIONARY LANGUAGE REGARDING FORWARD LOOKING STATEMENTS	2
THE COMPANY	3
RISK FACTORS	4
RATIO OF EARNINGS TO FIXED CHARGES	8
USE OF PROCEEDS	8
DESCRIPTION OF THE DEBT SECURITIES	9
DESCRIPTION OF PREFERRED STOCK	16
DESCRIPTION OF COMMON STOCK	20
UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS RELATED TO OUR REIT ELECTION	24
PLAN OF DISTRIBUTION	36
LEGAL MATTERS	37
EXPERTS	37

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any pricing supplement. Neither we nor any agent has authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. Neither we nor any agent is making an offer to sell the notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any pricing supplement is accurate only as of its date, regardless of the time of delivery of this prospectus, the accompanying prospectus supplement, any pricing supplement, or any sales of the notes.

SUMMARY

The following summary may not contain all the information that may be important to you. You should read the entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference in the prospectus before making a decision to invest in the notes.

All references to “HCP,” “HCPI,” “our” and “we” in this prospectus supplement and the accompanying prospectus mean Health Care Property Investors, Inc. and its majority-owned subsidiaries and other entities controlled by Health Care Property Investors, Inc., except where it is clear from the context that the term means only the issuer, Health Care Property Investors, Inc.

Our Company

We were organized in 1985 to qualify as a real estate investment trust, or a REIT. We invest directly or through joint ventures in healthcare related real estate located throughout the United States. We commenced business 21 years ago. Since 1986, the debt rating agencies have rated our debt investment grade. The market value of our common stock was approximately $3.6 billion as of February 10, 2006.

As of December 31, 2005, our gross investment in our properties, including investments through joint ventures and mortgage loans, was approximately $4.1 billion. As of December 31, 2005, our portfolio of 527 properties in 42 states consisted of:

•       140 senior housing facilities;

•       170 medical office buildings;

•       29 hospitals;

•       165 skilled nursing facilities; and

•       23 other healthcare facilities.

Our principal offices are located at 3760 Kilroy Airport Way, Suite 300, Long Beach, California 90806, and our telephone number is (562) 733-5100.

RISK FACTORS

Your investment in the notes involves certain risks. In consultation with your own financial and legal advisers, you should carefully consider, among other matters, the following discussion of risks, the discussion of risks appearing in the accompanying prospectus and the discussion of risks appearing in our most recent annual report on Form 10-K before deciding whether an investment in the notes is suitable for you. The Notes are not an appropriate investment for you if you are unsophisticated with respect to their significant components.

Risks related to the notes

Our indebtedness could adversely affect our financial results and prevent us from fulfilling our obligations under the notes.

At December 31, 2005, our total consolidated indebtedness was approximately $2.0 billion, with investments in property, which represent the undepreciated historical cost of real estate, excluding assets held for sale and classified as discontinued operations, and the net carrying amount of unconsolidated joint ventures and mortgage loans, of approximately $4.1 billion. We may be able to borrow substantial additional unsecured indebtedness in the future. If new indebtedness is added to our current debt levels, the related risks that we now face could increase.

Our indebtedness could have important consequences for the holders of the notes, including:

•       limiting our ability to satisfy our obligations with respect to the notes;

•       increasing our vulnerability to general adverse economic and industry conditions;

•       limiting our ability to obtain additional financing to fund future working capital, capital expenditures and other general corporate requirements;

•       requiring a substantial portion of our cash flow from operations for the payment of principal of, and interest on, our indebtedness and reducing our ability to use our cash flow to fund working capital, capital expenditures and general corporate requirements;

•       limiting our flexibility in planning for, or reacting to, changes in our business and the industry; and

•       putting us at a disadvantage compared to competitors with less indebtedness.

Our business operations may not generate the cash needed to service our indebtedness.

Our ability to make payments on our indebtedness, including the notes, and to fund planned capital expenditures will depend on our ability to generate cash in the future. We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us in an amount sufficient to enable us to pay our indebtedness, including the notes, or to fund our other liquidity needs.

Although the notes will rank equally with all our other unsecured, unsubordinated debt, they will be effectively subordinated to our secured indebtedness and all liabilities of our subsidiaries.

The notes will be unsecured and therefore will be effectively subordinated to any secured indebtedness we may incur to the extent of the value of the assets securing such indebtedness. In the event of a bankruptcy or similar proceeding involving us, our assets which serve as collateral will be available to satisfy the obligations under any secured indebtedness before any payments are made on the notes. In addition, our subsidiaries and general and limited partnerships will not guarantee the notes. In the event of a bankruptcy, liquidation or reorganization of any of our subsidiaries or partnerships, creditors of our subsidiaries and partnerships will generally be entitled to payment of their claims from the assets of those subsidiaries and partnerships before any assets are made available for distribution to us, except to the extent we may also have a claim as a creditor. At December 31, 2005, the notes would effectively be junior to approximately $495 million of our indebtedness.

An active trading market may not develop for the notes.

Upon issuance, the notes will not have an established trading market. We cannot assure you that a trading market for the notes will ever develop or be maintained if developed. In addition to our creditworthiness, many factors affect the trading market for, and trading value of, the notes. These factors include:

•       the complexity and volatility of the index or formula applicable to the notes;

•       the method of calculating the principal, premium and interest in respect of the notes;

•       the time remaining to the maturity of the notes;

•       the amount of total notes outstanding related to the notes;

•       any redemption features of the  notes;

•       the amount of other debt securities linked to the index or formula applicable to the notes; and

•       the level, direction and volatility of market interest rates generally.

There may be a limited number of buyers when you decide to sell the notes. This may affect the price you receive for the notes or your ability to sell the notes at all. In addition, notes that are designed for specific investment objectives or strategies often experience a more limited trading market and more price volatility than those not so designed. You should not purchase the notes unless you understand and know you can bear all of the investment risks involving the notes.

Downgrades or other changes in our credit ratings could affect our financial results and reduce the market value of the notes.

The credit ratings assigned to our unsecured indebtedness, including the notes upon issuance, may affect our ability to obtain new financing and the costs of our financing. It is possible that rating agencies may downgrade our credit ratings or change their outlook about us, which could increase our cost of capital and make our efforts to raise capital more difficult and, in turn, adversely affect our financial results. Such a downgrade in rating may also reduce the price that a subsequent purchaser may be willing to pay for the notes.

Our credit ratings may not reflect all risks of an investment in the notes.

The credit ratings of our medium-term note program may not reflect the potential impact of all risks related to structure and other factors on any trading market for, or trading value of, the notes. In addition, real or anticipated changes in our credit ratings will generally affect any trading market for, or trading value of, the notes.

Redemption may adversely affect your return on the notes.

If the notes are redeemable at our option, we may choose to redeem the notes at times when prevailing interest rates are relatively low. In addition, if the notes are subject to mandatory redemption, we may also be required to redeem the notes at times when prevailing interest rates are relatively low. As a result, you generally will not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the notes being redeemed.

Notes indexed to interest rates, or other indices or formulas, may have risks not associated with conventional fixed debt securities.

If you invest in notes indexed to one or more interest rates, or other indices or formulas, you will be subject to significant risks not associated with a conventional fixed rate debt security. These risks include fluctuation of the particular indices or formulas and the possibility that you will receive a lower, or no, amount of principal, premium or interest and at different times than you expected. We have no control over a number of matters, including economic, financial and political events, that are important in determining the existence, magnitude and longevity of these risks and their results. In addition, if an index or formula used to determine any amounts payable in respect of the notes contains a multiplier or leverage factor, the effect of any change in the particular index or formula will be magnified. In recent years, values of certain indices and formulas have been volatile and volatility in those and other indices and formulas may be expected in the future. However, past experience is not necessarily indicative of what may occur in the future.

Risks related to our business

Increases in interest rates may increase our interest expense and adversely affect our cash flow and our ability to service our indebtedness.

At December 31, 2005, our total consolidated indebtedness was approximately $2.0 billion, of which approximately $295 million, or 15%,  is subject to variable interest rates. This variable rate debt had a weighted average interest rate of approximately 5.0% per annum. Increases in interest rates on this variable rate debt would increase our interest expense, which could harm our cash flow and our ability to service our indebtedness, including the notes.

If our facility operators are unable to operate our properties in a manner sufficient to generate income, they may be unable to make rent and loan payments to us.

The healthcare industry is highly competitive and we expect that it may become more competitive in the future. Our operators are subject to competition from other healthcare providers that provide similar services. Such competition, which has intensified due to overbuilding in some segments in which we operate, has caused the fill-up rate of newly constructed buildings to slow down and the monthly rate that many newly built and previously existing facilities were able to obtain for their services to decrease. The profitability of healthcare facilities depends upon several factors, including the number of physicians using the healthcare facilities or referring patients there, competitive systems of healthcare delivery and the size and composition of the population in the surrounding area. Private, federal and state payment programs and the effect of other laws and regulations may also have a significant influence on the revenues and income of the properties. If our operators are not competitive with other healthcare providers and are unable to generate income, they may be unable to make rent and loan payments to us, which could adversely affect our cash flow and financial performance and condition.

Decline in the skilled nursing sector and changes to Medicare and Medicaid reimbursement rates may have significant adverse consequences to us.

Certain of our skilled nursing operators and facilities continue to experience operating problems in part due to a national nursing shortage, increased liability insurance costs, and low levels of Medicare and Medicaid reimbursement. Due to economic challenges facing many states, nursing homes will likely continue to be under-funded. These challenges have had, and may continue to have, an adverse effect on our long-term care facilities and facility operators.

If we are unable to identify and purchase suitable healthcare facilities at a favorable cost, we will be unable to continue to grow through acquisitions.

Our ability to grow through acquisitions is integral to our business strategy and requires us to identify suitable acquisition candidates that meet our criteria and are compatible with our growth strategy. The acquisition and financing of healthcare facilities at favorable costs is highly competitive. We may not be successful in identifying suitable property or other assets that meet our acquisition criteria or in consummating acquisitions on satisfactory terms or at all. If we cannot identify and purchase a sufficient quantity of healthcare facilities at favorable prices, or if we are unable to finance such acquisitions on commercially favorable terms, our business will suffer.

Unforeseen costs associated with the acquisition of new properties could reduce our profitability.

Our business strategy contemplates future acquisitions. The acquisitions we make may not prove to be successful. We might encounter unanticipated difficulties and expenditures relating to any acquired properties, including contingent liabilities. Further, newly acquired properties might require significant management attention that would otherwise be devoted to our ongoing business. We might never realize the anticipated benefits of an acquisition, which could adversely affect our profitability.

The bankruptcy, insolvency or financial deterioration of our facility operators could significantly delay our ability to collect unpaid rents or require us to find new operators.

Our financial position and our ability to make distributions to our stockholders may be adversely affected by financial difficulties experienced by any of our major operators, including bankruptcy, insolvency or a general downturn in the business, or in the event any of our major operators do not renew or extend their relationship with us as their lease terms expire.

We are exposed to the risk that our operators may not be able to meet their obligations, which may result in their bankruptcy or insolvency. Although our leases and loans provide us the right to terminate an investment, evict an operator, demand immediate repayment and other remedies, the bankruptcy laws afford certain rights to a party that has filed for bankruptcy or reorganization. An operator in bankruptcy may be able to restrict our ability to collect unpaid rents or interest during the bankruptcy proceeding.

Tenet Healthcare Corporation accounts for a significant percentage of our revenues and is currently experiencing significant legal, financial and regulatory difficulties.

During 2005, Tenet Healthcare Corporation accounted for approximately 11% of our revenues. According to public disclosures, Tenet is experiencing significant legal, financial and regulatory difficulties. We cannot predict with certainty the impact, if any, of the outcome of these uncertainties on our consolidated financial statements. The failure or inability of Tenet to pay its obligations could materially reduce our revenue, net income and cash flows, which could in turn reduce the amount of cash available for the payment of interest and the principal amount on the notes and could cause us to incur impairment charges or a loss on the sale of the properties.

Loss of our tax status as a REIT would have significant adverse consequences to us.

We currently operate and have operated commencing with our taxable year ended December 31, 1985 in a manner that is intended to allow us to qualify as a REIT for federal income tax purposes under the Internal Revenue Code of 1986, as amended.

Qualification as a REIT involves the application of highly technical and complex Internal Revenue Code provisions for which there are only limited judicial and administrative interpretations. The determination of various factual matters and circumstances not entirely within our control may affect our ability to qualify as a REIT. For example, in order to qualify as a REIT, at least 95% of our gross income in any year must be derived from qualifying sources, and we must satisfy a number of requirements regarding the composition of our assets. Also, we must make distributions to stockholders aggregating annually at least 90% of our REIT taxable income, excluding capital gains. In addition, new legislation, regulations, administrative interpretations or court decisions may adversely affect our investors or our ability to qualify as a REIT for tax purposes. Although we believe that we have been organized and have operated in such manner, we can give no assurance that we have qualified or will continue to qualify as a REIT for tax purposes.

If we lose our REIT status, we will face serious tax consequences that will substantially reduce the funds available to make payments of principal and interest on the debt securities we issue and to make distributions to our stockholders. If we fail to qualify as a REIT:

•       we would not be allowed a deduction for distributions to stockholders in computing our taxable income and would be subject to federal income tax at regular corporate rates;

•       we also could be subject to the federal alternative minimum tax and possibly increased state and local taxes; and

•       unless we are entitled to relief under statutory provisions, we could not elect to be subject to tax as a REIT for four taxable years following the year during which we were disqualified.

In addition, if we fail to qualify as a REIT, all distributions to stockholders would be subject to tax as regular corporate dividends to the extent of our current and accumulated earnings and profits and we would not be required to make distributions to stockholders.

As a result of all these factors, our failure to qualify as a REIT also could impair our ability to expand our business and raise capital, and could adversely affect the market value of the notes.

Our operators are faced with increased litigation and rising insurance costs that may affect their ability to make their lease or mortgage payments.

In some states, advocacy groups have been created to monitor the quality of care at healthcare facilities, and these groups have brought litigation against operators. Also, in several instances, private litigation by patients has succeeded in winning very large damage awards for alleged abuses. The effect of this litigation and potential litigation has been to materially increase the costs of monitoring and reporting quality of care compliance incurred by our operators. In addition, the cost of liability and medical malpractice insurance has increased and may continue to increase so long as the present litigation environment affecting the operations of healthcare facilities continues. Continued cost increases could cause our operators to be unable to make their lease or mortgage payments, potentially decreasing our revenue and increasing our collection and litigation costs. Moreover, to the extent we are required to take back the affected facilities, our revenue from those facilities could be reduced or eliminated for an extended period of time.

We rely on external sources of capital to fund future capital needs, and if our access to such capital is difficult or on commercially unreasonable terms, we may not be able to meet maturing commitments or make future investments necessary to grow our business.

In order to qualify as a REIT under the Internal Revenue Code, we are required, among other things, to distribute to our stockholders each year at least 90% of our REIT taxable income. Because of this distribution requirement, we may not be able to fund all future capital needs, including capital needs in connection with acquisitions, from cash retained from operations. As a result, we rely on external sources of capital. If we are unable to obtain needed capital at all or only on unfavorable terms from these sources, we might not be able to make the investments needed to grow our business, or to meet our obligations and commitments as they mature, which could negatively affect the ratings of our debt and even, in extreme circumstances, affect our ability to continue operations. Our access to capital depends upon a number of factors over which we have little or no control, including:

•       general market conditions;

•       the market’s perception of our growth potential;

•       our current and potential future earnings and cash distributions; and

•       the market price of the shares of our capital stock.

Since real estate investments are illiquid, we may not be able to sell properties when we desire.

Real estate investments generally cannot be sold quickly. We may not be able to vary our portfolio promptly in response to changes in the real estate market. This inability to respond to changes in the performance of our investments could adversely affect our ability to service our debt, including the notes. The real estate market is affected by many factors that are beyond our control, including:

•       adverse changes in national and local economic and market conditions;

•       changes in interest rates and in the availability, costs and terms of financing;

•       changes in governmental laws and regulations, fiscal policies and zoning and other ordinances and costs of compliance with laws and regulations;

•       the ongoing need for capital improvements, particularly in older structures;

•       changes in operating expenses; and

•       civil unrest, acts of war and natural disasters, including earthquakes and floods, which may result in uninsured and underinsured losses.

We cannot predict whether we will be able to sell any property for the price or on the terms set by us, or whether any price or other terms offered by a prospective purchaser would be acceptable to us. We also cannot predict the length of time needed to find a willing purchaser and to close the sale of a property. In addition, there are provisions under the federal income tax laws applicable to REITs that may limit our ability to recognize the full economic benefit from a sale of our assets. These factors and any others that would impede our ability to respond to adverse changes in the performance of our properties could have a material adverse effect on our operating results and financial condition.

Transfers of healthcare facilities generally require regulatory approvals and alternative uses of healthcare facilities are limited.

Because transfers of healthcare facilities may be subject to regulatory approvals not required for transfers of other types of commercial operations and other types of real estate, there may be delays in transferring operations of our facilities to successor operators or we may be prohibited from transferring operations to a successor operator. In addition, substantially all of our properties are healthcare facilities that may not be easily adapted to non-healthcare related uses. If we are unable to transfer properties at times opportune to us, our revenue and operations may suffer.

We may experience uninsured or underinsured losses.

We generally require our operators to secure and maintain comprehensive liability and property insurance that covers us, as well as the operators, on most of our properties. Some types of losses, however, either may be uninsurable or too expensive to insure against. Should an uninsured loss or a loss in excess of insured limits occur, we could lose all or a portion of the capital we have invested in a property, as well as the anticipated future revenue from the property. In such an event, we might nevertheless remain obligated for any mortgage debt or other financial obligations related to the property. We cannot assure you that material losses in excess of insurance proceeds will not occur in the future.

CAUTIONARY LANGUAGE REGARDING FORWARD LOOKING STATEMENTS

Statements in this prospectus supplement, the accompanying prospectus and the information incorporated by reference in this prospectus supplement and the accompanying prospectus that are not historical factual statements are “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. We intend such forward looking statements to be covered by the safe harbor provisions for forward looking statements contained in the Private Securities Litigation Reform Act of 1995 and are including this section for purposes of complying with these safe harbor provisions. The statements include, among other things, statements regarding the intent, belief or expectations of Health Care Property Investors, Inc. and its officers and can be identified by the use of terminology such as “may,” “will,” “expect,” “believe,” “intend,” “plan,” “estimate,” “should” and other comparable terms or the negative thereof. In addition, we, through our senior management, from time to time make forward looking oral and written public statements concerning our expected future operations and other developments. Readers are cautioned that, while forward looking statements reflect our good faith belief and best judgment based upon current information, they are not guarantees of future performance and are subject to known and unknown risks and uncertainties. Actual results may differ materially from the expectations contained in the forward looking statements as a result of various factors. In addition to the factors set forth under “Risk Factors” in this prospectus supplement, the accompanying prospectus and our annual report on Form 10-K for the fiscal year ended December 31, 2005, readers should consider the following:

(a)          Legislative, regulatory, or other changes in the healthcare industry at the local, state or federal level which increase the costs of or otherwise affect the operations of our tenants and borrowers;

(b)         Changes in the reimbursement available to our tenants and borrowers by governmental or private payors, including changes in Medicare and Medicaid payment levels and the availability and cost of third party insurance coverage;

(c)          Competition for tenants and borrowers, including with respect to new leases and mortgages and the renewal or rollover of existing leases;

(d)         Availability of suitable healthcare facilities to acquire at favorable prices and the competition for such acquisition and financing of healthcare facilities;

(e)          The ability of our tenants and borrowers to operate our properties in a manner sufficient to maintain or increase revenues and to generate sufficient income to make rent and loan payments;

(f)            The financial weakness of some operators, including potential bankruptcies, which results in uncertainties regarding our ability to continue to realize the full benefit of such operators’ leases;

(g)          Changes in national or regional economic conditions, including changes in interest rates and the availability and cost of capital;

(h)         The risk that we will not be able to sell or lease facilities that are currently vacant;

(i)            The potential costs of SB 1953 (seismic safety) compliance with respect to our hospital in Tarzana, California;

(j)             The financial, legal and regulatory difficulties of two significant operators, Tenet Healthcare Corporation and HealthSouth Corporation; and

(k)         The potential impact of existing and future litigation matters.

We undertake no obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events or otherwise. In light of these risks and uncertainties, the forward looking events discussed in this prospectus supplement or discussed in or incorporated by reference in the accompanying prospectus may not occur.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratios of earnings to fixed charges for the periods indicated. In computing the ratios of earnings to fixed charges, earnings have been based on consolidated income from continuing operations before fixed charges (exclusive of capitalized interest). Fixed charges consist of interest on debt, including amounts capitalized, and rental expense.

	For the Year Ended December 31,
	2001	2002	2003	2004	2005
Ratio of Earnings to Fixed Charges(1)	2.38	2.67	2.58	2.76	2.50
Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends(1)	1.79	2.02	1.83	2.24	2.10

(1)             Our ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred stock dividends have been revised from those presented in the accompanying prospectus to reflect reclassifications of discontinued operations pursuant to Statement of Financial Accounting Standard No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets” (FAS 144).

USE OF PROCEEDS

We expect that the net proceeds from the sale of the notes will be between approximately $399,250,000 and $396,750,000 after deducting agents’ discounts and commissions and our expenses. We intend to use these net proceeds for the repayment of outstanding borrowings made under our revolving line of credit, to repay other indebtedness and for general corporate and business purposes, which may include the acquisition of additional properties. As of December 31, 2005, our revolving line of credit had a balance of approximately $259 million, with a weighted average annual interest rate of 5.01%. Borrowings we repay under our revolving line of credit may be reborrowed, subject to customary conditions.

DESCRIPTION OF NOTES

The following information concerning the notes supplements, and should be read in conjunction with, the statements under the heading “Description of the Debt Securities” in the accompanying prospectus. Certain terms used but not defined in this prospectus supplement have the meanings given to them in the accompanying prospectus, the notes or the indenture, as the case may be.

HCP will issue the notes as a separate series of senior debt securities under an indenture dated as of September 1, 1993, as amended, with The Bank of New York, as trustee. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act.

The following description is a summary of certain provisions of the notes and the indenture and is qualified in its entirety by reference to the actual provisions of the notes and the indenture. It does not restate the terms of the notes or the indenture in their entirety. We urge you to read the indenture because it, and not this description, defines your rights as holder of these notes. We have filed a copy of the indenture as an exhibit to the registration statement to which this prospectus supplement and the accompanying prospectus are a part.

General

The notes will be unsecured general obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness outstanding from time to time. The indenture does not limit the aggregate amount of debt securities that we may issue under it. Accordingly, we may issue debt securities from time to time in one or more series up to the aggregate initial offering price authorized by us for the particular series. We may, from time to time, without the consent of the registered holders of the notes, issue medium-term notes that are part of the same series as the notes or other debt securities under the indenture in addition to the $400,000,000 aggregate initial offering price of notes offered in this prospectus supplement. In addition, we may, from time to time, without the consent of the registered holders of the notes, issue additional notes or other debt securities having the same terms as previously issued notes (other than the date of issuance, the first interest payment date, if any, the date interest, if any, begins to accrue and the offering price, which may vary) that will form a single issue with the previously issued notes.

HCP plans to issue the notes on a continuing basis. The notes will mature on any Business Day nine months or more from the date of issue, as specified in an applicable pricing supplement. Unless otherwise specified in the applicable pricing supplement, HCP will issue interest bearing notes at either fixed rates of interest, referred to as “fixed rate notes,” or with changing rates of interest, referred to as “floating rate notes.” Notes may also be issued at a significant discount from the principal amount payable at the maturity date stated on the note, and some notes may not bear interest. The notes will be denominated in United States dollars and payments of principal and premium, if any, and interest, if any, on the notes will also be made in United States dollars.

Except as described under “Description of the Debt Securities—Certain Covenants of the Company—Limitation on Borrowing Money” in the accompanying prospectus, the indenture does not contain any other provisions that would allow holders of the notes protection in the event of a highly leveraged transaction, reorganization, restructuring, change in control, merger or similar transaction involving HCP that may adversely affect holders of the notes.

“Business Day” means, unless otherwise specified in the applicable pricing supplement, any day, other than Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law, regulation or executive order to close in the City of New York.

Methods of Receiving Payments on the Notes

Each note will be issued in fully registered form as a “book-entry note” or as a certificated note, referred to as a “definitive note”, in denominations of $1,000 and integral multiples of $1,000, unless the pricing supplement states otherwise.

Interest rates offered by HCP with respect to the notes may differ depending upon, among other factors, the aggregate principal amount of notes purchased in any single transaction. Notes with different variable terms other than interest rates may also be offered concurrently to different investors.

Interest rates, interest rate formulae and other variable terms of the notes are subject to change by the Company from time to time, but no such change will affect any note already issued or as to which an offer to purchase has been accepted by HCP.

Book-Entry Notes

HCP will make all payments of principal of, and premium and interest, if any, on book-entry notes through the trustee to the depository. See “Book-Entry Notes.”

Definitive Notes

HCP will make payment of principal or premium, if any, at the maturity of each definitive note upon presentation and surrender of the note at the office or agency of the paying agent and registrar for the notes in the City of New York, or at such other place as HCP may designate (or, in the case of any repayment on an optional repayment date, upon presentation of the note in accordance with the provisions thereon as described below). Payment of interest due on definitive notes at maturity will be made to the person to whom payment of the principal of the definitive note is made.

Payment of interest, if any, due on definitive notes on any interest payment date other than at maturity will be made at the office or agency of the paying agent and registrar maintained for such purpose in the City of New York or, at our option by check mailed to the address of the person entitled thereto as it appears in HCP’s registry books. Notwithstanding the foregoing, a holder of $10,000,000 or more in aggregate principal amount of definitive notes having the same interest payment dates will, at HCP’s option, be entitled to receive interest payments, if any, other than at the maturity of the note, by wire transfer of immediately available funds if appropriate wire transfer instructions have been received in writing by the trustee not less than 15 days prior to the applicable interest payment date. Such wire instructions, upon receipt by the Trustee, will remain in effect until revoked by the holder.

Pricing Supplement

The notes will be offered on a continuous basis and each note will have a stated maturity date that is at least nine months from the date of issue, as selected by the purchaser and agreed to by us and as specified in the applicable pricing supplement.

The pricing supplement relating to a note will describe the following terms:

•       the principal amount;

•       whether the note is a fixed rate note or a floating rate note;

•       the issue price;

•       the original issue date;

•       the maturity date;

•       for a fixed rate note, the interest rate or rates per annum applicable to it, and the date on which interest will be payable, if other than April 15 and October 15;

•       for a floating rate note, the initial interest rate, the base rate, the designated LIBOR currency, if any, the designated LIBOR page, if any, the maximum interest rate, if any, the minimum interest rate, if any, the interest payment period, the interest payment dates, the interest reset period, the interest reset dates, the index maturity, the spread and/or spread multiplier, if any, and any other terms relating to the determination of the interest rate of the note;

•       the regular record dates for the notes, if other than April 1 and October 1;

•       whether the note is an original issue discount note;

•       for an indexed note, the manner in which interest payments and the principal amount payable at maturity will be determined;

•       if a note is an amortizing note, an amortization schedule;

•       whether the notes may be redeemed at our option, or repaid at the holder’s option, prior to the stated maturity date as described further under “Redemption at the Option of HCP; No Sinking Fund” and “Repayment at the Option of the Holder” below, and if so, the terms of the redemption or repayment;

•       whether the notes are a reopening of notes previously issued; and

•       any other terms that do not conflict with the provisions of the indenture.

Redemption at the Option of HCP; No Sinking Fund

Unless otherwise stated in the applicable pricing supplement, the notes will not be subject to any sinking fund. If an initial redemption date is specified in the applicable pricing supplement, we may redeem the particular notes prior to their stated maturity date at our option on any date on or after that initial redemption date in whole, or from time to time in part, in increments of $1,000, or any other integral multiple of an authorized denomination specified in the applicable pricing supplement (provided that any remaining principal amount thereof shall be at least $1,000 or other minimum authorized denomination applicable thereto), at the applicable redemption price (as defined below), together with unpaid interest accrued thereon to the date of redemption. We may exercise our redemption option by causing the trustee to mail written notice of such redemption to registered holders of the particular notes to be redeemed not less than 30 nor more than 60 calendar days prior to the date of redemption.

In the event of redemption of a note in part only, we will execute and the trustee shall authenticate and deliver to its holder, without service charge, a new note or notes of any authorized denomination as requested by the holder in aggregate principal amount equal to and in exchange for the unredeemed portion of the principal of the note surrendered.

The term “redemption price” with respect to a note means an amount equal to the initial redemption percentage specified in the applicable pricing supplement, as adjusted by the annual redemption percentage reduction, if applicable, multiplied by the unpaid principal amount thereof to be redeemed. The initial redemption percentage, if any, applicable to a note shall decline at each anniversary of the initial redemption date by an amount equal to the applicable annual redemption percentage reduction, if any, until the redemption price is equal to 100% of the unpaid principal amount thereof to be redeemed.

Repayment at the Option of the Holder

If one or more optional repayment dates are specified in the applicable pricing supplement, we may be required to repay those notes prior to their stated maturity date on any optional repayment date. Payment may be made in whole, or from time to time in part in increments of $1,000, or any other integral multiple of an authorized denomination specified in the applicable pricing supplement (provided that any remaining principal amount thereof shall be at least $1,000 or other minimum authorized denomination applicable thereto). Unless otherwise provided in the applicable pricing supplement, the repayment price for any note will be equal to 100% of the unpaid principal amount to be repaid, together with unpaid interest, if any, accrued thereon to the date of repayment. A registered holder’s exercise of the repayment option will be irrevocable.

For any note to be repaid, the trustee must receive, at its corporate trust office, not more than 60 nor less than 30 calendar days prior to the optional repayment date, the particular notes to be repaid and:

•       in the case of a certificated note, the form entitled “Option to Elect Repayment” duly completed; or

•       in the case of a book-entry note, repayment instructions from the applicable beneficial owner to the depository and forwarded by the depository.

All questions as to the validity, eligibility (including time of receipt) and acceptance of any global security for repayment will be determined by us and our determination will be final and binding. Upon any partial repayment, a global security will be cancelled and a new global security or securities for the remaining principal amount will be issued in the name of the holder of the global security.

Only the depository may exercise the repayment option in respect of global securities representing book-entry notes. Therefore, beneficial owners of global securities that desire to have all or any portion of the book-entry notes represented thereby repaid must instruct the participant through which they own their interest to direct the depository to exercise the repayment option on their behalf by forwarding the repayment instructions to the trustee. In order to ensure that these instructions are received by the trustee on a particular day, the applicable beneficial owner must so instruct the participant through which it owns its interest before that participant’s deadline for accepting instructions for that day. Different firms may have different deadlines for accepting instructions from their customers. Accordingly, beneficial owners should consult their participants for the respective deadlines. All instructions given to participants from beneficial owners of global securities relating to the option to elect repayment shall be irrevocable. In addition, at the time repayment instructions are given, each beneficial owner shall cause the participant through which it owns its interest to transfer the beneficial owner’s interest in the global security representing the related book-entry notes, on the depository’s records, to the trustee.

If applicable, we will comply with the requirements of Section 14(e) of the Securities Exchange Act of 1934, as amended, and any other securities laws or regulations in connection with any repayment of notes at the option of the registered holders.

We may at any time purchase notes at any price or prices in the open market or otherwise. Notes purchased by us in this manner may, at our discretion, be held, resold or surrendered to the trustee for cancellation.

Interest

General

Unless otherwise specified in the applicable pricing supplement, each interest-bearing note will bear interest from its date of issue at the rate per annum, in the case of a fixed rate note, or pursuant to the interest rate formula, in the case of a floating rate note, specified in the applicable pricing supplement, until the principal on the note is paid. Unless otherwise specified in the applicable pricing supplement, we will make interest payments in respect of fixed rate notes and floating rate notes in an amount equal to the interest accrued from and including the immediately preceding interest payment date in respect of which interest has been paid or provided for or from and including the date of issue, if no interest has been paid, to but excluding the applicable interest payment date or the maturity date, as the case may be. Each of these periods of time is referred to as an “interest period.”

Unless otherwise specified in the applicable pricing supplement, interest on notes will be payable semi-annually, in the case of fixed rate notes, and monthly, quarterly, semi-annually or annually, as specified in the applicable pricing supplement, in the case of floating rate notes, in arrears on each interest payment date, commencing with the interest payment date next succeeding the date of issue, and on the maturity date. However, if a note is originally issued after a regular record date and before the corresponding interest payment date, the interest payable for the period from and including the date of original issuance to but excluding the interest payment date will be paid on the next succeeding interest payment date to the registered holder of the note on the related regular record date.

Fixed Rate Notes

Interest on fixed rate notes will be payable in arrears on April 15 and October 15 of each year or on any other date(s) specified in the applicable pricing supplement, which are referred to as “interest payment dates,” and on the maturity date. Interest on fixed rate notes will be computed on the basis of a 360-day year comprised of twelve 30-day months unless otherwise specified in the applicable pricing supplement.

Unless otherwise specified in the applicable pricing supplement, the “regular record date” for a fixed rate note shall be April 1 for an April 15 interest payment date and October 1 for an October 15 interest payment date and the date that is 15 calendar days immediately preceding any other interest payment date, whether or not such date shall be a Business Day.

If any interest payment date, redemption date or the maturity date of a fixed rate note falls on a day that is not a Business Day, we will make the required payment of principal, premium, if any, and/or interest on the next succeeding Business Day, and no additional interest will accrue in respect of the payment made on that next succeeding Business Day.

Floating Rate Notes

Interest on floating rate notes will be determined by reference to the applicable interest rate basis or interest rate bases, which may, as described below, include:

•       the CD Rate;

•       the Commercial Paper Rate;

•       the Eleventh District Cost of Funds Rate;

•       the Federal Funds Rate;

•       LIBOR;

•       the Prime Rate;

•       the Treasury Rate; or

•       any other interest rate basis or interest rate formula as may be specified in the applicable pricing supplement.

Each of these rates is discussed in greater detail below.

The applicable pricing supplement will specify the terms of floating rate notes, including:

•       whether the floating rate note is:

•        a “regular floating rate note;”

•        a “floating rate/fixed rate note;” or

•        an “inverse floating rate note;”

•       the fixed rate commencement date, if applicable;

•       the fixed interest rate, if applicable;

•       the interest rate basis or bases;

•       the initial interest rate, if any;

•       the interest reset dates;

•       the optional reset date, if any;

•       the interest payment dates;

•       the index maturity;

•       the maximum interest rate and/or minimum interest rate, if any;

•       the spread and/or spread multiplier, if any; or

•       if one or more of the applicable interest rate bases is LIBOR, the LIBOR Currency, and LIBOR Page (these terms are defined below).

The rate derived from the applicable interest rate basis will be determined in accordance with the related provisions below. The interest rate in effect on each day will be based on:

•       if that day is an interest reset date, the rate determined as of the interest determination date immediately preceding that interest reset date, or

•       if that day is not an interest reset date, the rate determined as of the interest determination date immediately preceding the most recent interest reset date; provided, however, that the interest rate in effect for the period, if any, from the date of issue to the first interest reset date will be the initial interest rate.

The “spread” is the number of basis points to be added to or subtracted from the related interest rate basis or bases applicable to a floating rate note. The “spread multiplier” is the percentage of the related interest rate basis or bases applicable to a floating rate note by which the interest rate basis or bases will be multiplied to determine the applicable interest rate. The “index maturity” is the period to maturity of the instrument or obligation with respect to which the related interest rate basis or bases will be calculated.

Regular Floating Rate Notes.   Unless a floating rate note is designated as a floating rate/fixed rate note or an inverse floating rate note, or as having an addendum attached or having other or additional provisions apply, in each case relating to a different interest rate formula, the particular floating rate note will be a “regular floating rate note” and will bear interest at the rate determined by reference to the applicable interest rate basis or bases:

•       plus or minus the applicable spread, if any; and/or

•       multiplied by the applicable spread multiplier, if any.

Commencing on the first interest reset date specified in the applicable pricing supplement, the rate at which interest on a regular floating rate note is payable will be reset as of each interest reset date; provided, however, that the interest rate in effect for the period, if any, from the date of issue to the first interest reset date will be the initial interest rate.

Floating Rate/Fixed Rate Notes.   If a floating rate note is designated as a “floating rate/fixed rate note,” the particular floating rate note will bear interest at the rate determined by reference to the applicable interest rate basis or bases:

•       plus or minus the applicable spread, if any; and/or

•       multiplied by the applicable spread multiplier, if any.

Commencing on the first interest reset date, the rate at which interest on a floating rate/fixed rate note is payable will be reset as of each interest reset date; provided, however, that:

•       the interest rate in effect for the period, if any, from the date of issue to the first interest reset date will be the initial interest rate; and

•       the interest rate in effect commencing on the fixed rate commencement date will be the fixed interest rate specified in the applicable pricing supplement or, if not so specified, the interest rate in effect on the day immediately preceding the fixed rate commencement date.

Inverse Floating Rate Notes.   If a floating rate note is designated as an “inverse floating rate note,” it will bear interest at the fixed interest rate minus the rate determined by reference to the applicable interest rate basis or bases:

•       plus or minus the applicable spread, if any; and/or

•       multiplied by the applicable spread multiplier, if any;

provided, however, that interest on an inverse floating rate note will not be less than zero. Commencing on the first interest reset date, the rate at which interest on an inverse floating rate note is payable will be reset as of each interest reset date; provided, however, that the interest rate in effect for the period, if any, from the date of issue to the first interest reset date will be the initial interest rate.

Addendum.   If a floating rate note is designated as having an addendum attached to the note, the note will bear interest in accordance with the terms stated on the addendum and the applicable pricing supplement.

Interest Reset Dates.   The applicable pricing supplement will specify the dates on which the rate of interest on a floating rate note will be reset, which are referred to as “interest reset dates”, and the period between interest reset dates will be the “interest reset period.” The interest reset dates will be, in the case of floating rate notes that reset:

•       daily—each Business Day;

•       weekly—Wednesday of each week, with the exception of weekly reset floating rate notes as to which the Treasury Rate is an applicable interest rate basis, which will reset the Tuesday of each week;

•       monthly—the third Wednesday of each month, with the exception of monthly reset floating rate notes as to which the Eleventh District Cost of Funds Rate is an applicable interest rate basis, which will reset on the first calendar day of the month;

•       quarterly—the third Wednesday of March, June, September and December of each year;

•       semi-annually—the third Wednesday of the two months of each year specified in the applicable pricing supplement; and

•       annually—the third Wednesday of the month of each year specified in the applicable pricing supplement;

provided, however, that, with respect to floating rate/fixed rate notes, the rate of interest thereon will not reset after the particular fixed rate commencement date.

Unless specified otherwise in the applicable pricing supplement, if any interest reset date for any floating rate note would otherwise be a day that is not a Business Day, the particular interest reset date will be postponed to the next succeeding Business Day, except that in the case of a floating rate note as to which LIBOR is an applicable interest rate basis and that business day falls in the next succeeding calendar month, the particular interest reset date will be the immediately preceding Business Day.

Interest Determination Dates.   The interest rate applicable to an interest reset period commencing on the related interest reset date will be determined by reference to the applicable interest rate basis as of the particular “interest determination date,” which will be:

•       with respect to the Commercial Paper Rate, the Federal Funds Rate and the Prime Rate—the Business Day immediately preceding the related interest reset date;

•       with respect to the CD Rate—the second Business Day preceding the related interest reset date;

•       with respect to the Eleventh District Cost of Funds Rate—the last working day of the month immediately preceding the related interest reset date on which the Federal Home Loan Bank of San Francisco publishes the index (as defined below);

•       with respect to LIBOR—the second London Business Day preceding the related interest reset date; and

•       with respect to the Treasury Rate—the day in the week in which the related interest reset date falls on which day Treasury Bills are normally auctioned; provided, however, that if an auction is held on the Friday of the week preceding the related interest reset date, the interest determination date will be the preceding Friday. Treasury Bills are normally sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, except that the auction may be held on the preceding Friday.

The interest determination date pertaining to a floating rate note the interest rate of which is determined with reference to two or more interest rate bases will be the latest Business Day which is at least two Business Days before the related interest reset date for the applicable floating rate note on which each interest reset basis is determinable.

“London Business Day” means any day on which dealings in deposits of United States dollars are transacted in the London interbank market.

Maximum and Minimum Interest Rates.   A floating rate note may also have either or both of the following:

•       a maximum numerical limitation, or ceiling, on the interest rate that may accrue during any interest reset period, referred to as the “maximum interest rate;” and

•       a minimum numerical limitation, or floor, on the interest rate that may accrue during any interest reset period, referred to as the “minimum interest rate.”

In addition to any maximum interest rate that may apply to a floating rate note, the interest rate on floating rate notes will in no event be higher than the maximum rate permitted by New York law, as the same may be modified by United States law of general application.

Interest Payments.   The applicable pricing supplement will specify the interest payment dates on which interest on floating rate notes is payable. Unless otherwise set forth in the pricing supplement, the interest payment dates will be, in the case of floating rate notes which reset:

•       daily, weekly or monthly—the third Wednesday of each month or on the third Wednesday of March, June, September and December of each year, as specified in the applicable pricing supplement;

•       quarterly—the third Wednesday of March, June, September and December of each year;

•       semi-annually—the third Wednesday of the two months of each year specified in the applicable pricing supplement; and

•       annually—the third Wednesday of the month of each year specified in the applicable pricing supplement.

In addition, the maturity date will also be an interest payment date.

If any interest payment date other than a redemption date or the maturity date for any floating rate note would otherwise be a day that is not a Business Day, that interest payment date will be postponed to the next succeeding Business Day, except that in the case of a floating rate note as to which LIBOR is an applicable interest rate basis and that Business Day falls in the next succeeding calendar month, the particular interest payment date will be the immediately preceding Business Day. If a redemption date or the maturity date of a floating rate note falls on a day that is not a Business Day, we will make the required payment of principal, premium, if any, and interest on the next succeeding Business Day, and no additional interest will accrue in respect of the payment made on that next succeeding Business Day. Unless otherwise specified in the applicable pricing supplement, the “regular record date” for a floating rate note shall be the date that is 15 calendar days immediately preceding the related interest payment date, whether or not such date shall be a Business Day.

All percentages resulting from any calculation on floating rate notes will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point (.0000001), with five-one millionths of a percentage point rounded upwards. For example, 9.876545% (or .09876545) would be rounded to 9.87655% (or .0987655). All dollar amounts used in or resulting from any calculation on floating rate notes will be rounded to the nearest cent (with one-half cent being rounded upwards).

With respect to each floating rate note, accrued interest is calculated by multiplying its principal amount by an accrued interest factor. The accrued interest factor for each such day shall be computed by dividing the interest rate applicable to such day by 360 if the base rate is the CD Rate, the Commercial Paper Rate, the Eleventh District Cost of Funds Rate, the Federal Funds Rate, LIBOR or the Prime Rate, or by the actual number of days in the year if the base rate is the Treasury Rate. For purposes of making the foregoing calculation, the interest rate in effect on any interest reset date shall be the applicable rate as reset on such date.

Calculation Agent and Dates.   Unless otherwise specified in the applicable pricing supplement, The Bank of New York will be the “calculation agent.” The interest rate applicable to each interest reset period will be determined by the calculation agent on or prior to the calculation date, except with respect to LIBOR and the Eleventh District Cost of Funds Rate, which will be determined on the particular interest determination date. Upon request of the registered holder of a floating rate note, the calculation agent will disclose the interest rate then in effect and, if determined, the interest rate that will become effective as a result of a determination made for the next succeeding interest reset date with respect to the particular floating rate note. The “calculation date,” if applicable, pertaining to any interest determination date will be the earlier of:

•       the tenth calendar day after the particular interest determination date or, if such day is not a Business Day, the next succeeding Business Day; or

•       the Business Day immediately preceding the applicable interest payment date or the maturity date, as the case may be.

The calculation agent shall determine the rate derived from each interest rate basis in accordance with the following provisions.

CD Rate.   “CD Rate” means:

(1)   the rate on the particular interest determination date for negotiable U.S. dollar certificates of deposit having the index maturity specified in the applicable pricing supplement as published in H.15(519) (as defined below) under the caption “CDs (secondary market);” or

(2)   if the rate referred to in clause (1) is not so published by 3:00 P.M., New York City time, on the related calculation date, the rate on such CD Rate interest determination date for negotiable United States dollar certificates of deposit of the index maturity specified in the applicable pricing supplement as published in H.15 Daily Update (as defined below) or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption “CDs (secondary market);” or

(3)   if the rate referred to in clause (2) is not so published by 3:00 P.M., New York City time, on the related calculation date, then the CD Rate on such CD Rate interest determination date will be calculated by the calculation agent and will be the arithmetic mean of the secondary market offered rates as of 10:00 A.M., New York City time, on such CD Rate interest determination date, of three leading non-bank dealers in negotiable United States dollar certificates of deposit in the United States (which may include the Agents or their affiliates) selected by the calculation agent (after consultation with HCP) for negotiable United States dollar certificates of deposit of major United States money market banks for negotiable United States dollar certificates of deposit with a remaining maturity closest to the index maturity designated in the applicable pricing supplement in an amount that is representative for a single transaction in that market at that time; or

(4)   if the dealers so selected by the calculation agent are not quoting as set forth in clause (3), the CD Rate with respect to such CD Rate interest determination date will be the CD Rate in effect on such CD Rate interest determination date.

“H.15(519)” means the weekly statistical release designated as H.15(519), or any successor publication, published by the Board of Governors of the Federal Reserve System.

“H.15 Daily Update” means the daily update of H.15(519), available through the world-wide-web site of the Board of Governors of the Federal Reserve System at http://www.federalreserve.gov/releases/h15/update, or any successor site or publication.

Commercial Paper Rate.   “Commercial Paper Rate” means:

(1)   the Money Market Yield (as defined below) on the particular interest determination date of the rate for commercial paper having the index maturity specified in the applicable pricing supplement as published in H.15(519) under the heading “Commercial Paper—Nonfinancial;” or

(2)   if the rate referred to in clause (1) is not so published by 3:00 P.M., New York City time, on the related calculation date, then the Commercial Paper Rate will be the Money Market Yield on such Commercial Paper Rate interest determination date of the rate for commercial paper having the index maturity specified in the applicable pricing supplement as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying the applicable rate, under the caption “Commercial Paper—Nonfinancial;” or

(3)   if the rate referred to in clause (2) is not so published by 3:00 P.M., New York City time, on the related calculation date, then the Commercial Paper Rate on such Commercial Paper Rate interest determination date will be calculated by the calculation agent and will be the Money Market Yield of the arithmetic mean of the offered rates at approximately 11:00 A.M., New York City time, on such Commercial Paper Rate interest determination date of three leading dealers of United States dollar commercial paper (which may include the Agents or their affiliates) in the United States selected by the calculation agent (after consultation with HCP) for commercial paper having the index maturity designated in the applicable pricing supplement placed for industrial issuers whose bond rating is “Aa,” or the equivalent, from a nationally recognized statistical rating organization; or

(4)   if the dealers so selected by the calculation agent are not quoting as mentioned in clause (3), the Commercial Paper Rate determined on such Commercial Paper Rate interest determination date will be the Commercial Paper Rate in effect on such Commercial Paper Rate interest determination date.

“Money Market Yield” means a yield (expressed as a percentage) calculated in accordance with the following formula:

Money Market Yield =	D x 360	x	100
360 – (D x M)

where “D” refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal, and “M” refers to the actual number of days in the applicable interest reset period.

Eleventh District Cost of Funds Rate.   “Eleventh District Cost of Funds Rate” means:

(1)   the rate equal to the monthly weighted average cost of funds for the calendar month immediately preceding the month in which the particular interest determination date falls as set forth under the caption “11th District” on the display on Moneyline Telerate, or any successor service, on page 7058 or any other page as may replace the specified page on that service (“Moneyline Telerate Page 7058”), as of 11:00 A.M., San Francisco, California time, on that interest determination date; or

(2)   if the rate referred to in clause (1) does not so appear on Moneyline Telerate Page 7058, the monthly weighted average cost of funds paid by member institutions of the Eleventh Federal Home Loan Bank District that was most recently announced by the Federal Home Loan Bank of San Francisco as the cost of funds for the calendar month immediately preceding that interest determination date, which is referred to below as the “index;” or

(3)   if the Federal Home Loan Bank of San Francisco fails to announce the index on or prior to the particular interest determination date for the calendar month immediately preceding that interest determination date, the Eleventh District Cost of Funds Rate in effect on the particular interest determination date.

Federal Funds Rate.   “Federal Funds Rate” means:

(1)   the rate as of the particular interest determination date for United States dollar federal funds as published in H.15(519) under the heading “Federal Funds (Effective)” and displayed on Moneyline Telerate (or any successor service) on page 120 (or any other page as may replace the specified page on that service) (“Moneyline Telerate Page 120”); or

(2)   if the rate referred to in clause (1) does not so appear on Moneyline Telerate Page 120 or is not so published by 3:00 P.M., New York City time, on the related calculation date, the rate as of the particular interest determination date for United States dollar federal funds as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying the applicable rate, under the caption “Federal Funds (Effective);” or

(3)   if the rate referred to in clause (2) is not so published by 3:00 P.M., New York City time, on the related calculation date, then the Federal Funds Rate with respect to such interest determination date will be calculated by the calculation agent and will be the arithmetic mean of the rates for the last transaction in overnight United States dollar federal funds arranged by three leading brokers of United States dollar federal funds transactions in the United States (which may include the Agents or their affiliates) selected by the calculation agent (after consultation with HCP) prior to 9:00 A.M., New York City time on the Business Day following such particular interest determination date; or

(4)   if the brokers so selected by the calculation agent are not quoting as mentioned in clause (3), the Federal Funds Rate with respect to such Federal Funds Rate interest determination date will be the Federal Funds Rate in effect on the particular interest determination date.

LIBOR.   “LIBOR” means:

(1)   if “LIBOR Moneyline Telerate” is specified in the applicable pricing supplement or if neither “LIBOR Reuters” nor “LIBOR Moneyline Telerate” is specified in the applicable pricing supplement as the method for calculating LIBOR, the rate for deposits in the LIBOR Currency having the index maturity specified in the applicable pricing supplement, commencing on the related interest reset date, that appears on the LIBOR Page (as defined below) as of 11:00 A.M., London time, on the particular interest determination date; or

(2)   if “LIBOR Reuters” is specified in the applicable pricing supplement, the arithmetic mean of the offered rates, calculated by the calculation agent, or the offered rate, if the LIBOR Page by its terms provides only for a single rate, for deposits in the LIBOR Currency having the particular index maturity, commencing on the related interest reset date, that appear or appears, as the case may be, on the LIBOR Page as of 11:00 A.M., London time, on the particular interest determination date; or

(3)   if fewer than two offered rates appear, or no rate appears, as the case may be, on the particular interest determination date on the LIBOR Page as specified in clause (1) or (2), as applicable, the rate calculated by the calculation agent of at least two offered quotations obtained by the calculation agent after requesting the principal London offices of each of four major reference banks (which may include affiliates of the Agents), in the London interbank market to provide the calculation agent with its offered quotation for deposits in the LIBOR Currency for the period of the particular index maturity, commencing on the related interest reset date, to prime banks in the London interbank market at approximately 11:00 A.M., London time, on that interest determination date and in a principal amount that is representative for a single transaction in the LIBOR Currency in that market at that time; or

(4)   if fewer than two offered quotations referred to in clause (3) are provided as requested, the rate calculated by the calculation agent as the arithmetic mean of the rates quoted at approximately 11:00 A.M., in the applicable principal financial center, on the particular interest determination date by three major banks (which may include affiliates of the Agents), in that principal financial center selected by the calculation agent (after consultation with HCP) for loans in the LIBOR Currency to leading European banks, having the particular index maturity and in a principal amount that is representative for a single transaction in the LIBOR Currency in that market at that time; or

(5)   if the banks so selected by the calculation agent are not quoting as mentioned in clause (4), LIBOR in effect on the particular interest determination date.

“LIBOR Currency” means the currency specified in the applicable pricing supplement as to which LIBOR shall be calculated or, if no currency is specified in the applicable pricing supplement, United States dollars.

“LIBOR Page” means either:

•       if “LIBOR Reuters” is specified in the applicable pricing supplement, the display on the Reuter Monitor Money Rates Service (or any successor service) on the page specified in the applicable pricing supplement (or any other page as may replace that page on that service) for the purpose of displaying the London interbank rates of major banks for the LIBOR Currency; or

•       if “LIBOR Moneyline Telerate” is specified in the applicable pricing supplement or neither “LIBOR Reuters” nor “LIBOR Moneyline Telerate” is specified in the applicable pricing supplement as the method for calculating LIBOR, the display on Moneyline Telerate (or any successor service) on the page specified in the applicable pricing supplement (or any other page as may replace such page on such service) for the purpose of displaying the London interbank rates of major banks for the LIBOR Currency.

Prime Rate.   “Prime Rate” means:

(1)   the rate on the particular interest rate determination date as published in H.15(519) under the heading “Bank Prime Loan;” or

(2)   if the rate referred to in clause (1) is not so published by 3:00 P.M., New York City time, on the related calculation date, the rate on the particular interest determination date as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying the applicable rate, under the caption “Bank Prime Loan;” or

(3)   if the rate referred to in clause (2) is not so published by 3:00 P.M., New York City time, on the related calculation date, the rate on the particular interest determination date calculated by the calculation agent as the arithmetic mean of the rates of interest publicly announced by each bank that appears on the Reuters Screen US PRIME 1 Page (as defined below) as the applicable bank’s prime rate or base lending rate as of 11:00 A.M., New York City time, on that interest determination date; or

(4)   if fewer than four rates referred to in clause (3) are so published by 3:00 P.M., New York City time, on the related calculation date, the rate on the particular interest determination date calculated by the calculation agent as the arithmetic mean of the prime rates or base lending rates quoted on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on that interest determination date by three major banks (which may include affiliates of the Agents) in the United States selected by the calculation agent (after consultation with HCP); or

(5)   if the banks so selected by the calculation agent are not quoting as mentioned in clause (4), the Prime Rate in effect on the particular interest determination date.

“Reuters Screen US PRIME 1 Page” means the display on the Reuter Monitor Money Rates Service (or any successor service) on the “US PRIME 1” page (or any other page as may replace that page on that service) for the purpose of displaying prime rates or base lending rates of major United States banks.

Treasury Rate.   “Treasury Rate” means:

(1)   the rate from the auction held on the Treasury Rate interest determination date (the “Auction”) of direct obligations of the United States (“Treasury Bills”) having the Index Maturity specified in the applicable pricing supplement under the caption “INVESTMENT RATE” on the display on Moneyline Telerate (or any successor service) on page 56 (or any other page as may replace that page on that service) (“Moneyline Telerate Page 56”) or page 57 (or any other page as may replace that page on that service) (“Moneyline Telerate Page 57”); or

(2)   if the rate referred to in clause (1) is not so published by 3:00 P.M., New York City time, on the related calculation date, the Bond Equivalent Yield (as defined below) of the rate for the applicable Treasury Bills as published in H.15 Daily Update, or another recognized electronic source used for the purpose of displaying the applicable rate, under the caption “U.S. Government Securities/Treasury Bills/Auction High;” or

(3)   if the rate referred to in clause (2) is not so published by 3:00 P.M., New York City time, on the related calculation date, the Bond Equivalent Yield of the auction rate of the applicable Treasury Bills as announced by the United States Department of the Treasury; or

(4)   if the rate referred to in clause (3) is not so announced by the United States Department of the Treasury, or if the Auction is not held, the Bond Equivalent Yield of the rate on the particular interest determination date of the applicable Treasury Bills as published in H.15(519) under the caption “U.S. Government Securities/Treasury Bills/Secondary Market;” or

(5)   if the rate referred to in clause (4) is not so published by 3:00 P.M., New York City time, on the related calculation date, the rate on the particular interest determination date of the applicable Treasury Bills as published in H.15 Daily Update, or another recognized electronic source used for the purpose of displaying the applicable rate, under the caption “U.S. Government Securities/Treasury Bills/Secondary Market;” or

(6)   if the rate referred to in clause (5) is not so published by 3:00 P.M., New York City time, on the related calculation date, the rate on the particular interest determination date calculated by the calculation agent as the Bond Equivalent Yield of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 P.M., New York City time, on that interest determination date, of three primary United States government securities dealers (which may include the Agents or their affiliates) selected by the calculation agent (after consultation with HCP), for the issue of Treasury Bills with a remaining maturity closest to the index maturity specified in the applicable pricing supplement; or

(7)   if the dealers so selected by the calculation agent are not quoting as mentioned in clause (6), the Treasury Rate in effect on the particular interest determination date.

“Bond Equivalent Yield” means a yield (expressed as a percentage) calculated in accordance with the following formula:

Bond Equivalent Yield =	D × N	x	100
360 - (D x M)

where “D” refers to the applicable per annum rate for Treasury Bills quoted on a bank discount basis and expressed as a decimal, “N” refers to 365 or 366, as the case may be, and “M” refers to the actual number of days in the applicable interest reset period.

Other/Additional Provisions; Addenda

Any provisions with respect to the notes, including the specification and determination of one or more interest rate bases, the calculation of the interest rate applicable to a floating rate note, the interest payment dates, the stated maturity date, any redemption or repayment provisions or any other term relating thereto, may be modified and/or supplemented as specified under “Other/Additional Provisions” on the face of the applicable notes or in an addendum relating to the applicable notes, if so specified on the face of the applicable notes, and, in each case, as specified in the applicable pricing supplement.

Discount Notes

We may from time to time offer discount notes that have an issue price, as specified in the applicable pricing supplement, that is less than 100% of the principal amount, or “par,” thereof by more than a percentage equal to the product of 0.25% and the number of full years to the stated maturity date. Discount notes may not bear any interest currently or may bear interest at a rate that is below market rates at the time of issuance. The difference between the issue price of a discount note and par is referred to as the “discount.” In the event of redemption, repayment or acceleration of maturity of a discount note, the amount payable to the holder of a discount note will be equal to the sum of:

•       the issue price, increased by any accruals of discount, and, in the event of any redemption of the applicable discount note, if applicable, multiplied by the initial redemption percentage, as adjusted by the annual redemption percentage reduction, if applicable; and

•       any unpaid interest accrued on the discount notes to the date of the redemption, repayment or acceleration of maturity, as the case may be.

For purposes of determining the amount of discount that has accrued as of any date on which a redemption, repayment or acceleration of maturity occurs for a discount note, a discount will be accrued using a constant yield method. The constant yield will be calculated using a 30-day month, 360-day year convention, a compounding period that, except for the initial period, corresponds to the shortest period between interest payment dates for the applicable discount note, with ratable accruals within a compounding period, a coupon rate equal to the initial coupon rate applicable to the discount note and an assumption that the maturity of a discount note will not be accelerated. If the period from the date of issue to the first interest payment date for a discount note, known as the “initial period,” is shorter than the compounding period for the discount note, a proportionate amount of the yield for an entire compounding period will be accrued. If the initial period is longer than the compounding period, then the period will be divided into a regular compounding period and a short period with the short period being treated as provided in the preceding sentence. The accrual of the applicable discount may differ from the accrual of original issue discount for purposes of the Internal Revenue Code, certain discount notes may not be treated as having original issue discount within the meaning of the Internal Revenue Code, and notes other than discount notes may be treated as issued with original issue discount for federal income tax purposes. See “Supplemental United States Federal Income Tax Considerations.”

Indexed Notes

We may from time to time offer indexed notes with the amount of principal, premium, if any, and/or interest, if any, payable in respect thereof to be determined with reference to the price or prices of specified commodities, to one or more equity or debt securities or the price or yield of such securities, to the exchange rate of one or more designated currencies relative to an indexed currency or to other items, including any statistical measure of economic or financial activity, changes in prices or values, or performance, or any other item, index or any combination thereof. In certain cases, holders of indexed notes may receive a principal payment on the maturity date that is greater than or less than the principal amount of such indexed notes, depending upon the relative value on the maturity date of the specified indexed item. Information as to the method for determining the amount of principal, premium, if any, and/or interest, if any, payable in respect of indexed notes, certain historical information with respect to the specified indexed item and any material tax considerations associated with an investment in indexed notes will be specified in the applicable pricing supplement. See “Risk Factors.”

Book-Entry Notes

Upon issuance, all book-entry notes having the same original issue date, stated maturity date and otherwise having identical terms and provisions will be represented by a single global security, referred to as a “registered global security.” Each registered global security representing book-entry notes will be deposited with, or on behalf of, the depository. Except as set forth below, registered global securities may not be transferred except as a whole by the depository to a nominee of the depository or by a nominee of the depository to the depository or another nominee of the depository or by the depository or any nominee to a successor of the depository or a nominee of such successor.

The Depository Trust Company, New York, New York, or DTC, will be the initial depository with respect to the notes. DTC has advised HCP and the Agents that it is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended, or the “Exchange Act.” DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers (including the Agents), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own DTC. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by DTC only through participants.

SUPPLEMENTAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a general summary of the material United States federal income tax consequences to you of purchasing, owning and disposing of the notes and the material United States federal income tax considerations related to our REIT election. This summary is based on current law, is for general information only and is not tax advice. This summary supersedes, in its entirety, the discussion in the accompanying prospectus entitled “United States Federal Income Tax Considerations Related to Our REIT Election.” The anticipated income tax treatment described in this prospectus supplement may be changed, perhaps retroactively, by legislative, administrative or judicial action at any time.

The information in this section is based on:

•       the Internal Revenue Code of 1986, as amended, or the Code;

•       current, temporary and proposed Treasury Regulations promulgated under the Code;

•       the legislative history of the Code;

•       current administrative interpretations and practices of the Internal Revenue Service; and

•       court decisions.

in each case, as of the date of this prospectus supplement. In addition, the administrative interpretations and practices of the Internal Revenue Service include its practices and policies as expressed in private letter rulings that are not binding on the Internal Revenue Service except with respect to the particular taxpayers who requested and received those rulings. Future legislation, Treasury Regulations, administrative interpretations and practices and/or court decisions may adversely affect the tax considerations described in this prospectus supplement. Any such change could apply retroactively to transactions preceding the date of the change. We have not requested, and do not intend to request, a ruling from the Internal Revenue Service that we qualify as a REIT or concerning the tax treatment of the notes, and the statements in this prospectus supplement are not binding on the Internal Revenue Service or any court. Thus, we can provide no assurance that the tax considerations contained in this prospectus supplement will not be challenged by the Internal Revenue Service or will be sustained by a court if so challenged. This summary does not discuss any state, local or foreign tax consequences associated with the acquisition, ownership, sale or other disposition of the notes, or our election to be taxed as a REIT.

You are urged to consult your tax advisor regarding the specific tax consequences to you of:

•       the acquisition, ownership and sale or other disposition of the notes, including the federal, state, local, foreign and other tax consequences;

•       our election to be taxed as a REIT for federal income tax purposes; and

•       potential changes in applicable tax laws.

Taxation of the Company

General.   We elected to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with our taxable year ending December 31, 1985. We believe we have been organized and have operated in a manner which allows us to qualify for taxation as a REIT under the Code commencing with our taxable year ending December 31, 1985. We currently intend to continue to operate in this manner. However, qualification and taxation as a REIT depend upon our ability to meet the various qualification tests imposed under the Code, including through actual annual operating results, asset composition, distribution levels and diversity of stock ownership. Accordingly, no assurance can be given that we have operated or will continue to operate in a manner so as to qualify or remain qualified as a REIT. See “—Failure to Qualify.”

The sections of the Code and the corresponding Treasury Regulations that relate to the qualification and operation of a REIT are highly technical and complex. The following sets forth the material aspects of the sections of the Code that govern the federal income tax treatment of a REIT and its stockholders. This summary is qualified in its entirety by the applicable Code provisions, Treasury Regulations, and related administrative and judicial interpretations thereof.

Provided we qualify for taxation as a REIT, we generally will not be required to pay federal corporate income taxes on our net income that is currently distributed to our stockholders. This treatment substantially eliminates the “double taxation” that ordinarily results from investment in a C corporation. A C corporation generally is required to pay tax at the corporate level. Double taxation means taxation once at the corporate level when income is earned and once again at the stockholder level when the income is distributed. We will be required to pay federal income tax, however, as follows:

•       We will be required to pay tax at regular corporate tax rates on any undistributed REIT taxable income, including undistributed net capital gains.

•       We may be required to pay the “alternative minimum tax” on our items of tax preference under certain circumstances.

•       If we have: (a) net income from the sale or other disposition of “foreclosure property” which is held primarily for sale to customers in the ordinary course of business; or (b) other nonqualifying income from foreclosure property, we will be required to pay tax at the highest corporate rate on this income. Foreclosure property generally is defined as property we acquired through foreclosure or after a default on a loan secured by the property or a lease of the property.

•       We will be required to pay a 100% tax on any net income from prohibited transactions. Prohibited transactions are, in general, sales or other taxable dispositions of property, other than foreclosure property, held as inventory or primarily for sale to customers in the ordinary course of business.

•       If we fail to satisfy the 75% gross income test or the 95% gross income test discussed below, but have otherwise maintained our qualification as a REIT because certain other requirements are met, we will be required to pay a tax equal to (a) the greater of (i) the amount by which 75% of our gross income exceeds the amount qualifying under the 75% gross income test and (ii) the amount by which 95% of our gross income (90% for our taxable years ended on or prior to December 31, 2004) exceeds the amount qualifying under the 95% gross income test, multiplied by (b) a fraction intended to reflect our profitability.

•       If we fail to satisfy any of the REIT asset tests (other than a de minimis failure of the 5% and 10% asset tests), as described below, due to reasonable cause and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets that caused us to fail such test.

•       If we fail to satisfy any provision of the Code that would result in our failure to qualify as a REIT (other than a violation of the REIT gross income tests or certain violations of the asset tests described below) and the violation is due to reasonable cause, we may retain our REIT qualification but will be required to pay a penalty of $50,000 for each such failure.

•       We will be required to pay a 4% excise tax to the extent we fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for the year, (b) 95% of our REIT capital gain net income for the year, and (c) any undistributed taxable income from prior periods.

•       If we acquire any asset from a corporation which is or has been a C corporation in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset in the hands of the C corporation, and we subsequently recognize gain on the disposition of the asset during the ten-year period beginning on the date on which we acquired the asset, then we will be required to pay tax at the highest regular corporate tax rate on this gain to the extent of the excess of (a) the fair market value of the asset over (b) our adjusted basis in the asset, in each case determined as of the date on which we acquired the asset. The results described in this paragraph with respect to the recognition of gain assume that certain elections specified in applicable Treasury Regulations are either made or forgone, by us or by the entity from which the assets are acquired, in each case, depending upon the date such acquisition occurred.

•       We will be subject to a 100% tax on any “redetermined rents,” “redetermined deductions” or “excess interest.” In general, redetermined rents are rents from real property that are overstated as a result of services furnished to any of our tenants by a “taxable REIT subsidiary” of ours. Redetermined deductions and excess interest generally represent amounts that are deducted by a taxable REIT subsidiary of ours for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s-length negotiations.

Requirements for Qualification as a REIT.   The Code defines a REIT as a corporation, trust or association:

(1)         that is managed by one or more trustees or directors;

(2)         that issues transferable shares or transferable certificates to evidence its beneficial ownership;

(3)         that would be taxable as a domestic corporation but for Sections 856 through 860 of the Code;

(4)         that is not a financial institution or an insurance company within the meaning of the Code;

(5)         that is beneficially owned by 100 or more persons;

(6)         not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals, including certain specified entities, during the last half of each taxable year; and

(7)         that meets other tests, described below, regarding the nature of its income and assets and the amount of its distributions.

The Code provides that conditions (1) to (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of twelve months, or during a proportionate part of a taxable year of less than twelve months. Conditions (5) and (6) do not apply until after the first taxable year for which an election is made to be taxed as a REIT. For purposes of condition (6), pension funds and other specified tax-exempt entities generally are treated as individuals, except that a “look-through” exception applies with respect to pension funds.

We believe that we have been organized, have operated and have issued sufficient shares of capital stock with sufficient diversity of ownership to allow us to satisfy conditions (1) through (7) inclusive, during the relevant time periods. In addition, our charter documents provide for restrictions regarding ownership and transfer of our shares which are intended to assist us in continuing to satisfy the ownership requirements described in conditions (5) and (6) above. These stock ownership and transfer restrictions are described in “Description of Common Stock—Transfer Restrictions, Redemption and Business Combination Provisions” and “Description of Preferred Stock—Restrictions on Ownership” in the accompanying prospectus. These restrictions, however, may not ensure that we will, in all cases, be able to satisfy the share ownership requirements described in conditions (5) and (6) above. If we fail to satisfy these share ownership requirements, except as provided in the two next sentences, our status as a REIT will terminate. See “—Failure to Qualify.” If, however, we comply with the rules contained in applicable Treasury Regulations that require us to ascertain the actual ownership of our shares and we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the requirement described in condition (6) above, we will be treated as having met this requirement.

In addition, we may not maintain our status as a REIT unless our taxable year is the calendar year. We have and will continue to have a calendar taxable year.

Ownership of Interests in Partnerships and Limited Liability Companies.   We own and operate one or more properties through partnerships and limited liability companies. Treasury Regulations provide that if we are a partner in a partnership, we will be deemed to own our proportionate share of the assets of the partnership based on our interest in partnership capital, subject to special rules relating to the 10% REIT asset test described below. Also, we will be deemed to be entitled to our proportionate share of the income of the partnership. The character of the assets and gross income of the partnership retains the same character in our hands for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests. In addition, for these purposes, the assets and items of income of any partnership in which we own a direct or indirect interest include such partnership’s share of assets and items of income of any partnership in which it owns an interest. We have included a brief summary of the rules governing the federal income taxation of partnerships and their partners below in “—Tax Aspects of the Partnerships.” The treatment described above also applies with respect to the ownership of interests in limited liability companies or other entities that are treated as partnerships for tax purposes.

We have direct or indirect control of certain partnerships and limited liability companies and intend to continue to operate them in a manner consistent with the requirements for our qualification as a REIT. We are a limited partner or non-managing member in certain partnerships and limited liability companies. If such a partnership or limited liability company were to take actions that could jeopardize our status as a REIT or require us to pay tax, we may be forced to dispose of our interest in such entity. In addition, it is possible that a partnership or limited liability company could take an action which could cause us to fail a REIT income or asset test, and that we would not become aware of such action in a time frame which would allow us to dispose of our interest in the applicable entity or take other corrective action on a timely basis. In that case, unless we were entitled to relief, as described below, we would fail to qualify as a REIT.

Ownership of Interests in Qualified REIT Subsidiaries.   We own and operate a number of properties through our wholly-owned subsidiaries that we believe will be treated as “qualified REIT subsidiaries” under the Code. A corporation will qualify as our qualified REIT subsidiary if we own 100% of its outstanding stock and if we do not elect with the subsidiary to treat it as a “taxable REIT subsidiary,” as described below. A corporation that is a qualified REIT subsidiary is not treated as a separate corporation for federal tax purposes, and all assets, liabilities and items of income, deduction and credit of a qualified REIT subsidiary are treated as assets, liabilities and items of income, deduction and credit (as the case may be) of the parent REIT for all purposes under the Code (including all REIT qualification tests). Thus, in applying the federal tax requirements described in this prospectus supplement, the subsidiaries in which we own a 100% interest (other than any taxable REIT subsidiaries) are ignored, and all assets, liabilities and items of income, deduction and credit of such subsidiaries are treated as our assets, liabilities and items of income, deduction and credit. A qualified REIT subsidiary is not required to pay federal income tax, and our ownership of the stock of a qualified REIT subsidiary does not violate the restrictions on ownership of securities of any one issuer which constitute more than 10% of the voting power or value of such issuer’s securities or more than 5% of the value of our total assets, as described below in “—Asset Tests.”

Ownership of Interests in Taxable REIT Subsidiaries.   A taxable REIT subsidiary is a corporation other than a REIT in which a REIT directly or indirectly holds stock, and that has made a joint election with the REIT to be treated as a taxable REIT subsidiary. A taxable REIT subsidiary also includes any corporation other than a REIT with respect to which a taxable REIT subsidiary owns securities possessing more than

35% of the total voting power or value of the outstanding securities of such corporation. A taxable REIT subsidiary generally may engage in any business, including the provision of customary or non-customary services to tenants of its parent REIT, except that a taxable REIT subsidiary may not directly or indirectly operate or manage a lodging or healthcare facility or directly or indirectly provide to any other person (under a franchise, license or otherwise) rights to any brand name under which any lodging or healthcare facility is operated. A taxable REIT subsidiary is subject to federal income tax, and state and local income tax where applicable, as a regular C corporation. In addition, a taxable REIT subsidiary may be prevented from deducting interest on debt funded directly or indirectly by its parent REIT if certain tests regarding the taxable REIT subsidiary’s debt to equity ratio and interest expense are not satisfied. We currently own interests in several taxable REIT subsidiaries, and may acquire interests in additional taxable REIT subsidiaries in the future. Our ownership of securities of our taxable REIT subsidiaries will not be subject to the 5% or 10% asset tests described below. See “—Asset Tests.”

Income Tests.   We must satisfy two gross income requirements annually to maintain our qualification as a REIT:

•       First, each taxable year, we must derive directly or indirectly at least 75% of our gross income, excluding gross income from prohibited transactions, from (a) certain investments relating to real property or mortgages on real property, including “rents from real property” and, in some circumstances, interest, or (b) some types of temporary investments; and

•       Second, each taxable year, we must derive at least 95% of our gross income, excluding gross income from prohibited transactions, from the real property investments described above, dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing.

For these purposes, the term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of all or some of the amount depends in any way on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “interest” solely by reason of being based on a fixed percentage or percentages of receipts or sales.

Rents we receive from a tenant will qualify as “rents from real property” for the purpose of satisfying the gross income requirements for a REIT described above only if all of the following conditions are met:

•       The amount of rent must not be based in any way on the income or profits of any person. However, an amount we receive or accrue generally will not be excluded from the term “rents from real property” solely because it is based on a fixed percentage or percentages of receipts or sales;

•       We, or an actual or constructive owner of 10% or more of our capital stock, must not actually or constructively own 10% or more of the interests in the assets or net profits of the tenant, or, if the tenant is a corporation, 10% or more of the voting power or value of all classes of stock of the tenant. Rents we receive from such a tenant that also is our taxable REIT subsidiary, however, will not be excluded from the definition of “rents from real property” as a result of this condition if at least 90% of the space at the property to which the rents relate is leased to third parties, and the rents paid by the taxable REIT subsidiary are substantially comparable to rents paid by our other tenants for comparable space. Whether rents paid by a taxable REIT subsidiary are substantially comparable to rents paid by other tenants is determined at the time the lease with the taxable REIT subsidiary is entered into, extended, and modified, if such modification increases the rents due under such lease. Notwithstanding the foregoing, however, if a lease with a “controlled taxable REIT subsidiary” is modified and such modification results in an increase in the rents payable by such taxable REIT subsidiary, any such increase will not qualify as “rents from real property.” For purposes of this rule, a “controlled taxable REIT subsidiary” is a taxable REIT subsidiary in which we own stock possessing more than 50% of the voting power or more than 50% of the total value of the outstanding stock;

•       Rent attributable to personal property, leased in connection with a lease of real property, must not be greater than 15% of the total rent we receive under the lease. If this condition is not met, then the portion of rent attributable to the personal property will not qualify as “rents from real property;” and

•       We generally must not operate or manage the property or furnish or render services to our tenants, subject to a 1% de minimis exception, other than through an independent contractor from whom we derive no revenue. We may, however, perform services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered “rendered to the occupant” of the property. Examples of such services include the provision of light, heat, or other utilities, trash removal and general maintenance of common areas. In addition, we may employ an independent contractor to provide customary services, or a taxable REIT subsidiary, which may be wholly or partially owned by us, to provide both customary and non-customary services to our tenants without causing the rent we receive from those tenants to fail to qualify as “rents from real property.” Any amounts we receive from a taxable REIT subsidiary with respect to the taxable REIT subsidiary’s provision of non-customary services will, however, be nonqualifying income under the 75% gross income test and, except to the extent received through the payment of dividends, the 95% gross income test.

We generally do not intend to receive rent which fails to satisfy any of the above conditions. Notwithstanding the foregoing, we may have taken and may continue to take actions which fail to satisfy one or more of the above conditions to the extent that we determine, based on the advice of our tax counsel, that those actions will not jeopardize our tax status as a REIT.

Income we receive that is attributable to the rental of parking spaces at our properties will constitute rents from real property for purposes of the REIT gross income tests if any services provided with respect to the parking facilities are performed by independent contractors from whom we derive no revenue, either directly or indirectly, or by a taxable REIT subsidiary, and certain other requirements are met. With the exception of one parking facility we operate, we believe that the income we receive that is attributable to parking facilities meets these tests and, accordingly, will constitute rents from real property for purposes of the REIT gross income tests.

From time to time, we enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, and futures and forward contracts. Any income we derive from a hedging transaction will be nonqualifying income for purposes of the 75% gross income test. Except to the extent provided by Treasury Regulations, however, income from a hedging transaction, including gain from the sale or disposition of such a transaction, entered into prior to January 1, 2005 will be qualifying income for purposes of the 95% gross income test, but only to the extent that the transaction hedges indebtedness incurred or to be incurred by us to acquire or carry real estate. Income from such a hedging transaction entered into on or after January 1, 2005 that is clearly identified as such as specified in the Code will not constitute gross income for purposes of the 95% gross income test, and therefore will be exempt from this test. The term “hedging transaction,” as used above, generally means any transaction we enter into in the normal course of our business primarily to manage risk of interest rate changes or fluctuations with respect to borrowings made or to be made by us. To the extent that we hedge with other types of financial instruments, the income from those transactions is not likely to be treated as qualifying income for purposes of the gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT.

We believe that the aggregate amount of our nonqualifying income, from all sources, in any taxable year will not exceed the limit on nonqualifying income under the gross income tests. If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for the year if we are entitled to relief under certain provisions of the Code. Commencing with our taxable year beginning January 1, 2005, we generally may make use of the relief provisions if:

•       following our identification of the failure to meet the 75% or 95% gross income tests for any taxable year, we file a schedule with the Internal Revenue Service setting forth each item of our gross income for purposes of the 75% or 95% gross income tests for such taxable year in accordance with Treasury Regulations to be issued; and

•       our failure to meet these tests was due to reasonable cause and not due to willful neglect.

It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because nonqualifying income that we intentionally accrue or receive exceeds the limits on nonqualifying income, the Internal Revenue Service could conclude that our failure to satisfy the tests was not due to reasonable cause. If these relief provisions do not apply to a particular set of circumstances, we will not qualify as a REIT. As discussed above in “—Taxation of the Company—General,” even if these relief provisions apply, and we retain our status as a REIT, a tax would be imposed with respect to our nonqualifying income. We may not always be able to comply with the gross income tests for REIT qualification despite our periodic monitoring of our income.

Prohibited Transaction Income.   Any gain that we realize on the sale of property held as inventory or otherwise held primarily for sale to customers in the ordinary course of business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Our gain would include any gain realized by our qualified REIT subsidiaries and our share of any gain realized by any of the partnerships or limited liability companies in which we own an interest. This prohibited transaction income may also adversely affect our ability to satisfy the income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances surrounding the particular transaction. We intend to hold our properties for investment with a view to long-term appreciation and to engage in the business of acquiring, developing and owning our properties. We have made, and may in the future make, occasional sales of the properties consistent with our investment objectives. We do not intend to enter into any sales that are prohibited transactions. The Internal Revenue Service may contend, however, that one or more of these sales is subject to the 100% penalty tax.

Like-Kind Exchanges.   We have in the past disposed of properties in transactions intended to qualify as like-kind exchanges under the Code, and may continue this practice in the future. Such like-kind exchanges are intended to result in the deferral of gain for federal income tax purposes. The failure of any such transaction to qualify as a like-kind exchange could subject us to federal income tax, possibly including the 100% prohibited transaction tax, depending on the facts and circumstances surrounding the particular transaction.

Penalty Tax.   Any redetermined rents, redetermined deductions or excess interest we generate will be subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of any services furnished by one of our taxable REIT subsidiaries to any of our tenants, and redetermined deductions and excess interest represent any amounts that are deducted by a taxable REIT subsidiary for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s-length negotiations. Rents we receive will not constitute redetermined rents if they qualify for certain safe harbor provisions contained in the Code.

We believe that, in all instances in which our taxable REIT subsidiaries provide services to our tenants, the fees paid to such taxable REIT subsidiaries for such services are at arm’s-length rates, although the fees paid may not satisfy the safe-harbor provisions referenced above. These determinations are inherently factual, and the Internal Revenue Service has broad discretion to assert that amounts paid between related parties should be reallocated to clearly reflect their respective incomes. If the Internal Revenue Service successfully made such an assertion, we would be required to pay a 100% penalty tax on the excess of an arm’s-length fee for tenant services over the amount actually paid.

Asset Tests.   At the close of each quarter of our taxable year, we also must satisfy four tests relating to the nature and diversification of our assets.

First, at least 75% of the value of our total assets, including assets held by our qualified REIT subsidiaries and our allocable share of the assets held by the partnerships and limited liability companies in which we own an interest, must be represented by real estate assets, cash, cash items and government securities. For purposes of this test, the term “real estate assets” generally means real property (including interests in real property and interests in mortgages on real property) and shares (or transferable certificates of beneficial interest) in other REITs, as well as any stock or debt instrument attributable to the investment of the proceeds of a stock offering or a public debt offering with a term of at least five years, but only for the one-year period beginning on the date the REIT receives such proceeds.

Second, not more than 25% of the value of our total assets may be represented by securities other than those securities included in the 75% asset test.

Third, of the investments included in the 25% asset class and except for certain investments in other REITs and our qualified REIT subsidiaries and taxable REIT subsidiaries, the value of any one issuer’s securities may not exceed 5% of the value of our total assets, and we may not own more than 10% of the total vote or value of the outstanding securities of any one issuer except, in the case of the 10% value test, certain “straight debt” securities having specified characteristics. Certain types of securities are disregarded as securities solely for purposes of the 10% value test, including, but not limited to, any loan to an individual or an estate, any obligation to pay rents from real property and any security issued by a REIT. In addition, commencing with our taxable year beginning January 1, 2005, solely for purposes of the 10% value test, the determination of our interest in the assets of a partnership or limited liability company in which we own an interest will be based on our proportionate interest in any securities issued by the partnership or limited liability company, excluding for this purpose certain securities described in the Code. For years prior to 2001, the 10% limit applies only with respect to voting securities of any issuer and not to the value of the securities of any issuer.

Fourth, not more than 20% of the value of our total assets may be represented by the securities of one or more taxable REIT subsidiaries. The 20% asset test is effective for taxable years ending after December 31, 2000.

We currently own 100% of the outstanding stock of several subsidiaries that have elected, together with us, to be treated as taxable REIT subsidiaries. So long as these subsidiaries qualify as taxable REIT subsidiaries, we will not be subject to the 5% asset test, the 10% voting securities limitation or the 10% value limitation with respect to our ownership of their securities. We may acquire securities in other taxable REIT subsidiaries in the future. We believe that the aggregate value of our taxable REIT subsidiaries will not exceed 20% of the value of our gross assets. With respect to each issuer in which we currently own an interest that does not qualify as a REIT, a qualified REIT subsidiary or a taxable REIT subsidiary, we believe that our ownership of the securities of any such issuer has complied with the 5% value limitation, the 10% voting securities limitation and the 10% value limitation. No independent appraisals have been obtained to support these conclusions. In addition, there can be no assurance that the Internal Revenue Service will not disagree with our determinations of value. We also own, and may continue to make, loans which must qualify under the “straight debt safe harbor” in order to satisfy the

10% value limitation described above. We believe, based on the advice of our tax counsel, that all of these loans have qualified under this safe harbor. However, there is relatively little authority interpreting this safe harbor and, as a result, there can be no assurance that the Internal Revenue Service would not take a contrary position.

The asset tests described above must be satisfied at the close of each quarter of our taxable year in which we (directly or through our partnerships or limited liability companies) acquire securities in the applicable issuer, increase our ownership of securities of such issuer (including as a result of increasing our interest in a partnership or limited liability company which owns such securities), or acquire other assets. For example, our indirect ownership of securities of an issuer may increase as a result of our capital contributions to a partnership or limited liability company. After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we fail to satisfy an asset test because we acquire securities or other property during a quarter (including as a result of an increase in our interests in a partnership or limited liability company), we can cure this failure by disposing of sufficient nonqualifying assets within 30 days after the close of that quarter. We believe that we have maintained and intend to maintain adequate records of the value of our assets to ensure compliance with the asset tests. In addition, we intend to take such actions within 30 days after the close of any quarter as may be required to cure any noncompliance.

Certain relief provisions may be available to us if we discover a failure to satisfy the asset tests described above after the 30 day cure period. Under these provisions, we will be deemed to have met the 5% and 10% REIT asset tests if the value of our nonqualifying assets (i) does not exceed the lesser of (a) 1% of the total value of our assets at the end of the applicable quarter or (b) $10,000,000, and (ii) we dispose of the nonqualifying assets or otherwise satisfy such asset tests within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by Treasury Regulations to be issued. For violations of any of the asset tests due to reasonable cause and not due to willful neglect and that are, in the case of the 5% and 10% asset test, in excess of the de minimis exception described above, we may avoid disqualification as a REIT after the 30 day cure period by taking steps including (i) the disposition of sufficient nonqualifying assets, or the taking of other actions, which allow us to meet the asset tests within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by Treasury Regulations to be issued, (ii) paying a tax equal to the greater of (a) $50,000 or (b) the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets, and (iii) disclosing certain information to the Internal Revenue Service.

Although we believe that we have satisfied the asset tests described above and plan to take steps to ensure that we satisfy such tests for any quarter with respect to which retesting is to occur, there can be no assurance that we will always be successful or will not require a reduction in our overall interest in an issuer (including in a taxable REIT subsidiary). If we fail to cure any noncompliance with the asset tests in a timely manner and the relief provisions described above are not available, we would cease to qualify as a REIT. See “—Failure to Qualify” below.

Annual Distribution Requirements.   To maintain our qualification as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to the sum of:

•       90% of our “REIT taxable income”; and

•       90% of our after tax net income, if any, from foreclosure property; minus

•       the excess of the sum of specified items of our non-cash income items over 5% of our “REIT taxable income” as described below.

For these purposes, our “REIT taxable income” is computed without regard to the dividends paid deduction and our net capital gain. In addition, for purposes of this test, non-cash income means income attributable to leveled stepped rents, original issue discount on purchase money debt, cancellation of indebtedness, and a like-kind exchange that is later determined to be taxable.

In addition, if we dispose of any asset we acquired from a corporation which is or has been a C corporation in a transaction in which our basis in the asset is determined by reference to the basis of the asset in the hands of that C corporation, within the ten-year period following our acquisition of such asset, we would be required to distribute at least 90% of the after-tax gain, if any, we recognized on the disposition of the asset, to the extent that gain does not exceed the excess of (a) the fair market value of the asset, over (b) our adjusted basis in the asset, in each case, on the date we acquired the asset.

We generally must pay, or be treated as paying, the distributions described above in the taxable year to which they relate. At our election, a distribution will be treated as paid in a taxable year if it is declared before we timely file our tax return for such year and paid on or before the first regular dividend payment after such declaration, provided such payment is made during the twelve-month period following the close of such year. These distributions generally are taxable to our stockholders, other than tax-exempt entities, in the year in which paid. This is so even though these distributions relate to the prior year for purposes of our 90% distribution requirement. The amount distributed must not be preferential. To avoid being preferential, every stockholder of the class of stock to which a distribution is made must be treated the same as every other stockholder of that class, and no class of stock may be treated other than according to its dividend rights as a class. To the extent that we do not distribute all of our net capital gain, or distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be required to pay tax on the undistributed amount at regular corporate tax rates. We believe we have made, and intend to continue to make, timely distributions sufficient to satisfy these annual distribution requirements and to minimize our corporate tax obligations.

We expect that our REIT taxable income will be less than our cash flow because of depreciation and other non-cash charges included in computing REIT taxable income. Accordingly, we anticipate that we generally will have sufficient cash or liquid assets to enable us to satisfy the distribution requirements described above. However, from time to time, we may not have sufficient cash or other liquid assets to meet these distribution requirements due to timing differences between the actual receipt of income and actual payment of deductible expenses, and the inclusion of income and deduction of expenses in determining our taxable income. If these timing differences occur, we may be required to borrow funds or pay dividends in the form of taxable stock dividends in order to meet the distribution requirements.

Under certain circumstances, we may be able to rectify an inadvertent failure to meet the 90% distribution requirement for a year by paying “deficiency dividends” to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends. However, we will be required to pay interest to the Internal Revenue Service based upon the amount of any deduction claimed for deficiency dividends.

In addition, we will be required to pay a 4% excise tax to the extent we fail to distribute during each calendar year, or in the case of distributions with declaration and record dates falling in the last three months of the calendar year, by the end of January immediately following such year, at least the sum of 85% of our ordinary income for such year, 95% of our capital gain net income for the year and any undistributed taxable income from prior periods. Any ordinary income and net capital gain on which this excise tax is imposed for any year is treated as an amount distributed during that year for purposes of calculating such tax.

For purposes of the 90% distribution requirement and excise tax described above, distributions declared during the last three months of the taxable year, which are payable to our stockholders of record on a specified date during such period and which are paid during January of the following year, will be treated as paid by us and received by our stockholders on December 31 of the year in which they are declared.

Failure to Qualify

Specified cure provisions are available to us in the event that we violate a provision of the Code that would otherwise result in our failure to qualify as a REIT. These cure provisions reduce the instances that could lead to our disqualification as a REIT for violations due to reasonable cause and instead generally require the payment of a monetary penalty. See “Taxation of the Company—General.” If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions of the Code do not apply, we will be required to pay tax, including any applicable alternative minimum tax, on our taxable income at regular corporate tax rates. Distributions to our stockholders in any year in which we fail to qualify as a REIT will not be deductible by us, and we will not be required to distribute any amounts to our stockholders. As a result, we anticipate that our failure to qualify as a REIT would reduce the cash available for distribution by us to our stockholders. In addition, if we fail to qualify as a REIT, all distributions to our stockholders will be taxable as regular corporate dividends to the extent of our current and accumulated earnings and profits. In this event, subject to certain limitations under the Code, corporate distributees may be eligible for the dividends-received deduction. Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year in which we lost our qualification. It is not possible to state whether in all circumstances we would be entitled to this statutory relief.

Tax Aspects of the Partnerships

General.   We own, directly or indirectly, interests in various partnerships and limited liability companies which are treated as partnerships or disregarded entities for federal income tax purposes and may own interests in additional partnerships and limited liability companies in the future. Our ownership interests in such partnerships and limited liability companies involve special tax considerations. These special tax considerations include, for example, the possibility that the Internal Revenue Service might challenge the status of one or more of the partnerships or limited liability companies in which we own an interest as partnerships or disregarded entities, as opposed to associations taxable as corporations, for federal income tax purposes. If a partnership or limited liability company in which we own an interest, or one or more of its subsidiary partnerships or limited liability companies, were treated as an association, it would be taxable as a corporation and would therefore be subject to an entity-level tax on its income. In this situation, the character of our assets and items of gross income would change, and could prevent us from satisfying the REIT asset tests and possibly the REIT income tests. See “—Taxation of the Company—Asset Tests” and “—Taxation of the Company—Income Tests.” This, in turn, could prevent us from qualifying as a REIT. See “—Failure to Qualify” for a discussion of the effect of our failure to meet these tests. In addition, a change in the tax status of one or more of the partnerships or limited liability companies in which we own an interest might be treated as a taxable event. If so, we might incur a tax liability without any related cash distributions.

Treasury Regulations that apply for tax periods beginning on or after January 1, 1997, provide that a domestic business entity not otherwise organized as a corporation (an “eligible entity”) may elect to be taxed as a partnership or disregarded entity for federal income tax purposes. Unless it elects otherwise, an eligible entity in existence prior to January 1, 1997, will have the same classification for federal income tax purposes that it claimed under the entity classification Treasury Regulations in effect prior to this date. In addition, an eligible entity which did not exist or did not claim a classification prior to January 1, 1997, will be classified as a partnership or disregarded entity for federal income tax purposes unless it elects otherwise. All of the partnerships and limited liability companies in which we own an interest intend to claim classification as partnerships or disregarded entities under these Treasury Regulations. As a result, we believe that these partnerships and limited liability companies will be classified as partnerships or disregarded entities for federal income tax purposes.

Allocations of Income, Gain, Loss and Deduction.   A partnership or limited liability company agreement generally will determine the allocation of income and losses among partners or members. These allocations, however, will be disregarded for tax purposes if they do not comply with the provisions of Section 704(b) of the Code and the related Treasury Regulations. Generally, Section 704(b) of the Code and the related Treasury Regulations require that partnership and limited liability company allocations respect the economic arrangement of the partners and members. If an allocation is not recognized for federal income tax purposes, the relevant item will be reallocated according to the partners’ or members’ interests in the partnership or limited liability company, as the case may be. This reallocation will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners or members with respect to such item. The allocations of taxable income and loss in each of the partnerships and limited liability companies in which we own an interest are intended to comply with the requirements of Section 704(b) of the Code and the applicable Treasury Regulations.

Tax Allocations with Respect to the Properties.   Under Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership or limited liability company in exchange for an interest in the partnership or limited liability company must be allocated in a manner so that the contributing partner or member is charged with the unrealized gain or benefits from the unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or loss generally is equal to the difference between the fair market value or book value and the adjusted tax basis of the contributed property at the time of contribution. These allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners or members. Some of the partnerships and/or limited liability companies in which we own an interest were formed by way of contributions of appreciated property. The relevant partnership and/or limited liability company agreements require that allocations be made in a manner consistent with Section 704(c) of the Code. This could cause us to be allocated lower amounts of depreciation deductions for tax purposes than would be allocated to us if the contributed properties were acquired in a cash purchase, and could cause us to be allocated taxable gain upon a sale of the contributed properties in excess of the economic or book income allocated to us as a result of such sale. These adjustments could make it more difficult for us to satisfy the REIT distribution requirements.

Other Tax Consequences

We may be required to pay tax in various state or local jurisdictions, including those in which we transact business. In addition, our state and local tax treatment may not conform to the federal income tax consequences discussed above.

Taxation of Note Holders

This summary does not purport to deal with all aspects of United States federal income taxation that may affect particular holders of our notes in light of their individual circumstances or holders subject to special treatment under the United States federal income tax laws, including:

•       insurance companies;

•       tax-exempt organizations;

•       banks, thrifts or other financial institutions;

•       broker-dealers or dealers in securities or currencies;

•       “S” corporations;

•       traders in securities that elect to mark to market;

•       holders owning the notes as part of a straddle, hedging, integrated or conversion transaction or other risk reduction or constructive sale transaction;

•       persons holding the notes through a partnership or other pass-through entity;

•       holders subject to the alternative minimum tax;

•       holders whose functional currency is not the United States dollar;

•       United States expatriates;

•       REITs or regulated investment companies; or

•       holders that acquired our notes as compensation.

This summary assumes that the notes are held as “capital assets,” generally, for investment, as defined in section 1221 of the Code. State, local and foreign income tax laws may differ substantially from the corresponding federal income tax laws, and this discussion does not purport to describe any aspect of the tax laws of any state, local or foreign jurisdiction. Because the exact pricing and other terms of the notes will vary, no assurance can be given that the considerations described below will apply to a particular issuance of notes. Certain material United States federal income tax consequences relating to the ownership of particular notes, where applicable, may be summarized in the pricing supplement relating to such notes. Persons considering the purchase of notes should consult their tax advisors concerning the application of United States federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the notes arising under the laws of any state, local or foreign taxing jurisdiction.

As used in this section, the term “United States Holder” means a beneficial owner of a note that is for United States federal income tax purposes either:

•       a citizen or resident of the United States;

•       a corporation, or a partnership, including an entity treated as a corporation or partnership for United States federal income tax purposes, created or organized in or under the laws of the United States or any State thereof or the District of Columbia, unless, in the case of a partnership, Treasury Regulations are adopted that provide otherwise;

•       an estate the income of which is subject to United States federal income taxation regardless of its source;

•       a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of such trust; or

•       any other person whose income or gain in respect of a note is effectively connected with the conduct of a United States trade or business.

Notwithstanding the preceding sentence, to the extent provided in Treasury Regulations, certain trusts in existence on August 20, 1996, and treated as United States persons prior to such date that elect to be treated as United States persons, shall also be considered United States Holders. If you hold a note and are not a United States Holder, you are a “non-United States holder.”

United States Holders

Taxation of Interest.   The taxation of interest on a note depends on whether it constitutes “qualified stated interest” (as defined below). Interest on a note that constitutes qualified stated interest is includible in a United States Holder’s income as ordinary interest income when actually or constructively received, if such holder uses the cash method of accounting for federal income tax purposes, or when accrued, if such holder uses an accrual method of accounting for federal income tax purposes. Interest that does not constitute qualified stated interest is included in a United States Holder’s income under the rules described below under “Original Issue Discount,” regardless of such holder’s method of accounting. Notwithstanding the foregoing, interest that is payable on a note with a maturity of one year or less from its issue date (a “Short-Term Note”) is included in a United States Holder’s income under the rules described below under “Short-Term Notes.”

Fixed Rate Notes.   Interest on a fixed rate note will generally constitute “qualified stated interest” if the interest is unconditionally payable, or will be constructively received under Section 451 of the Code, in cash or in property (other than debt instruments issued by us) at least annually at a single fixed rate. If a note bears interest for one or more accrual periods at a rate below the rate applicable for the remaining term of such note (e.g., notes with teaser rates or interest holidays), and if the greater of either the resulting foregone interest on such note or any “true” discount on such note (i. e., the excess of the note’s stated principal amount over its issue price) equals or exceeds a specified de minimis amount, then the excess of the stated interest over any qualified stated interest on the note would be treated as original issue discount rather than qualified stated interest.

Floating Rate Notes.   Interest on a floating rate note that is unconditionally payable, or will be constructively received under Section 451 of the Code, in cash or in property (other than debt instruments issued by us) at least annually will constitute “qualified stated interest” if the note is a “variable rate debt instrument” (“VRDI”) under the rules described below and the interest is payable at a single “qualified floating rate” or single “objective rate” (each as defined below). If the note is a VRDI but the interest is payable other than at a single qualified floating rate or at a single objective rate, special rules apply to determine the portion of such interest that constitutes “qualified stated interest.” See “Original Issue Discount—Floating Rate Notes that are VRDIs,” below.

Definition of Variable Rate Debt Instrument (VRDI), Qualified Floating Rate and Objective Rate.   A note is a VRDI if all of the four following conditions are met. First, the “issue price” of the note (as described below) must not exceed the total noncontingent principal payments by more than an amount equal to the lesser of (i) .015 multiplied by the product of the total noncontingent principal payments and the number of complete years to maturity from the issue date (or, in the case of a note that provides for payment of any amount other than qualified stated interest before maturity, its weighted average maturity) and (ii) 15% of the total noncontingent principal payments.

Second, the note must provide for stated interest (compounded or paid at least annually) at (a) one or more qualified floating rates, (b) a single fixed rate and one or more qualified floating rates, (c) a single objective rate or (d) a single fixed rate and a single objective rate that is a “qualified inverse floating rate” (as defined below).

Third, the note must provide that a qualified floating rate or objective rate in effect at any time during the term of the note is set at the value of the rate on any day that is no earlier than three months prior to the first day on which that value is in effect and no later than one year following that first day.

Fourth, the note may not provide for any principal payments that are contingent except as provided in the first requirement set forth above.

Subject to certain exceptions, a variable rate of interest on a note is a “qualified floating rate” if variations in the value of the rate can reasonably be expected to measure contemporaneous fluctuations in the cost of newly borrowed funds in the currency in which the debt instrument is denominated. A variable rate will be considered a qualified floating rate if the variable rate equals (i) the product of a qualified floating rate and a fixed multiple that is greater than 0.65, but not more than 1.35 or (ii) the product of a qualified floating rate and a fixed multiple that is greater than 0.65 but not more than 1.35, increased or decreased by a fixed rate. In addition, two or more qualified floating rates that can reasonably be expected to have approximately the same values throughout the term of the note (e.g., two or more qualified floating rates with values within 25 basis points of each other as determined on the note’s issue date) will be treated as a qualified floating rate. Despite the foregoing, a variable rate will not be considered a qualified floating rate if the variable rate is subject to a cap, floor, governor (i.e., a restriction on the amount of increase or decrease in the stated interest rate) or similar restriction that is reasonably expected as of the issue date to cause the yield on the note to be significantly more or less than the expected yield determined without the restriction (other than a cap, floor or governor that is fixed throughout the term of the note).

Subject to certain exceptions, an “objective rate” is a rate (other than a qualified floating rate) that is determined using a single fixed formula and that is based on objective financial or economic information that is neither within our control (or the control of a related party) nor unique to our circumstances (or the circumstances of a related party). For example, an objective rate generally includes a rate that is based on one or more qualified floating rates or on the yield of actively traded personal property (within the meaning of Section 1092(d)(1) of the Code). Notwithstanding the first sentence of this paragraph, a rate on a note is not an objective rate if it is reasonably expected that the average value of the rate during the first half of the note’s term will be either significantly less than or significantly greater than the average value of the rate during the final half of the note’s term. An objective rate is a “qualified inverse floating rate” if (a) the rate is equal to a fixed rate minus a qualified floating rate and (b) the variations in the rate can reasonably be expected to reflect inversely contemporaneous variations in the cost of newly borrowed funds (disregarding any caps, floors, governors or similar restrictions that would not, as described above, cause a rate to fail to be a qualified floating rate).

If interest on a note is stated at a fixed rate for an initial period of less than one year, followed by a variable rate that is either a qualified floating rate or an objective rate for a subsequent period, and the value of the variable rate on the issue date is intended to approximate the fixed rate, the fixed rate and the variable rate together constitute a single qualified floating rate or objective rate.

Original Issue Discount.   Original issue discount (“OID”) with respect to a note is the excess, if any, of the note’s “stated redemption price at maturity” over the note’s “issue price.” A note’s “stated redemption price at maturity” is the sum of all payments provided by the note (whether designated as interest or as principal) other than payments of qualified stated interest. The “issue price” of a note is the first price at which a substantial amount of the notes in the issuance that includes such note is sold for money (excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers).

As described more fully below, United States Holders of notes with OID that mature more than one year from their issue date generally will be required to include such OID in income as it accrues in accordance with the constant yield method described below, irrespective of the receipt of the related cash payments. A United States Holder’s tax basis in a note is increased by each accrual of OID and decreased by each payment other than a payment of qualified stated interest.

The amount of OID with respect to a note will be treated as zero if the OID is less than an amount equal to 0.0025 multiplied by the product of the stated redemption price at maturity and the number of complete years to maturity (or, in the case of a note that provides for payment of any amount other than qualified stated interest prior to maturity, the weighted average maturity of the note). If the amount of OID with respect to a note is less than that amount, the OID that is not included in payments of stated

interest is generally included in income as capital gain as principal payments are made. The amount includible with respect to a principal payment equals the product of the total amount of OID and a fraction, the numerator of which is the amount of such principal payment and the denominator of which is the stated principal amount of the note.

Fixed Rate Notes.   In the case of OID with respect to a fixed rate note, the amount of OID includible in the income of a United States Holder for any taxable year is determined under the constant yield method, as follows. First, the “yield to maturity” of the note is computed. The yield to maturity is the discount rate that, when used in computing the present value of all interest and principal payments to be made under the note (including payments of qualified stated interest), produces an amount equal to the issue price of the note. The yield to maturity is constant over the term of the note and, when expressed as a percentage, must be calculated to at least two decimal places.

Second, the term of the note is divided into “accrual periods.” Accrual periods may be of any length and may vary in length over the term of the note, provided that each accrual period is no longer than one year and that each scheduled payment of principal or interest occurs either on the final day of an accrual period or on the first day of an accrual period.

Third, the total amount of OID on the note is allocated among accrual periods. In general, the OID allocable to an accrual period equals the product of the “adjusted issue price” of the note at the beginning of the accrual period and the yield to maturity of the note, less the amount of any qualified stated interest allocable to the accrual period. The adjusted issue price of a note at the beginning of the first accrual period is its issue price. Thereafter, the adjusted issue price of the note is its issue price, increased by the amount of OID previously includible in the gross income of any holder and decreased by the amount of any payment previously made on the note other than a payment of qualified stated interest. For purposes of computing the adjusted issue price of a note, the amount of OID previously includible in the gross income of any holder is determined without regard to “premium” and “acquisition premium,” as those terms are defined below under “Premium and Acquisition Premium.”

Fourth, the “daily portions” of OID are determined by allocating to each day in an accrual period its ratable portion of the OID allocable to the accrual period.

A United States Holder includes in income in any taxable year the daily portions of OID for each day during the taxable year that such holder held notes. In general, under the constant yield method described above, United States Holders will be required to include in income increasingly greater amounts of OID in successive accrual periods.

Floating Rate Notes that are VRDIs.   The taxation of OID (including interest that does not constitute qualified stated interest) on a floating rate note will depend on whether the note is a “VRDI,” as that term is defined above under “Taxation of Interest—Definition of Variable Rate Debt Instrument (VRDI), Qualified Floating Rate and Objective Rate.” If a VRDI provides for stated interest at either a single qualified floating rate or a single objective rate throughout the term thereof, any stated interest on the note which is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually will constitute “qualified stated interest” and will be taxed accordingly. Thus, this type of VRDI will generally not be treated as having been issued with OID unless the VRDI is issued at a “true” discount (i.e., at a price below the VRDI’s stated principal amount) in excess of a specified de minimis amount. OID on such a VRDI arising from “true discount” is allocated to an accrual period using the constant yield method described above by assuming that the variable rate is a fixed rate equal to (i) in the case of a qualified floating rate or a qualified inverse floating rate, the value, as of the issue date, of the qualified floating rate or qualified inverse floating rate, or (ii) in the case of an objective rate (other than a qualified inverse floating rate), the rate that reflects the yield that is reasonably expected for the note. Qualified stated interest allocable to an accrual period is increased (or decreased) if the interest actually paid during an accrual period exceeds (or is less than) the interest assumed to be paid during the accrual period.

If a note that is a VRDI does not provide for interest at a single variable rate as described above, the amount of interest and OID accruals are determined by constructing an equivalent fixed rate debt instrument, as follows.

First, in the case of an instrument that provides for interest at one or more qualified floating rates or at a qualified inverse floating rate and, in addition, at a fixed rate, replace the fixed rate with a qualified floating rate (or qualified inverse floating rate) such that the fair market value of the instrument, so modified, as of the issue date would be approximately the same as the fair market value of the unmodified instrument.

Second, determine the fixed rate substitute for each variable rate provided by the note (or determined to be provided by the note under the first step above). The fixed rate substitute for each qualified floating rate provided by the note is the value of that qualified floating rate on the issue date. If the note provides for two or more qualified floating rates with different intervals between interest adjustment dates (for example, the 30-day commercial paper rate and quarterly LIBOR), the fixed rate substitutes are based on intervals that are equal in length (for example, the 90-day commercial paper rate and quarterly LIBOR, or the 30-day commercial paper rate and monthly LIBOR). The fixed rate substitute for a qualified inverse floating rate is the value of the qualified inverse floating rate on the issue date. The fixed rate substitute for an objective rate (other than a qualified inverse floating rate) is a fixed rate that reflects the yield that is reasonably expected for the note.

Third, construct an equivalent fixed rate debt instrument that has terms that are identical to those provided under the note, except that the equivalent fixed rate debt instrument provides for the fixed rate substitutes determined in the second step, in lieu of the qualified floating rates or objective rate provided by the note.

Fourth, determine the amount of qualified stated interest and OID for the equivalent fixed rate debt instrument under the rules (described above) for fixed rate notes. These amounts are taken into account as if the United States Holder held the equivalent fixed rate debt instrument. See “Taxation of Interest” and “Original Issue Discount-Fixed Rate Notes,” above.

Fifth, make appropriate adjustments for the actual values of the variable rates. In this step, qualified stated interest or OID allocable to an accrual period is increased (or decreased) if the interest actually accrued or paid during the accrual period exceeds (or is less than) the interest assumed to be accrued or paid during the accrual period under the equivalent fixed rate debt instrument.

Floating Rate Notes that are not VRDIs.   Floating rate notes that are not VRDIs (“Contingent Notes”) will be taxable under the rules applicable to contingent payment debt instruments (the “Contingent Debt Regulations”). Under these Treasury Regulations, any contingent and noncontingent interest payments would be includible in income in a taxable year whether or not the amount of any payment is fixed or determinable in that year. To determine the amount of interest includible in the holder’s income, we are first required to determine, as of the issue date, the comparable yield for the Contingent Note. The comparable yield is generally the yield at which we would issue a fixed rate debt instrument with terms and conditions similar to those of the Contingent Note (including the level of subordination, term, timing of payments and general market conditions, but not taking into consideration the riskiness of the contingencies or the liquidity of the Contingent Note). In certain cases where Contingent Notes are marketed or sold in substantial part to tax-exempt investors or other investors for whom the prescribed inclusion of interest is not expected to have a substantial effect on their U.S. income tax liability, the comparable yield for the Contingent Note, without proper evidence to the contrary, is presumed to be the applicable federal rate.

Second, solely for tax purposes, we construct a projected schedule of payments determined under the Contingent Debt Regulations for the Contingent Note (the “Schedule”). The Schedule is determined as of the issue date and generally remains in place throughout the term of the Contingent Note. If a right to a contingent payment is based on market information, the amount of the projected payment is the forward price of the contingent payment. If a contingent payment is not based on market information, the amount of the projected payment is the expected value of the contingent payment as of the issue date. The Schedule must produce the comparable yield determined as set forth above. Otherwise, the Schedule must be adjusted under the rules set forth in the Contingent Debt Regulations.

Third, under the usual rules applicable to OID and based on the Schedule, the interest income on the Contingent Note for each accrual period is determined by multiplying the comparable yield of the Contingent Note (adjusted for the length of the accrual period) by the Contingent Note’s adjusted issue price at the beginning of the accrual period (determined under rules set forth in the Contingent Debt Regulations). The amount so determined is then allocated on a ratable basis to each day in the accrual period that the United States Holder held the Contingent Note.

Fourth, appropriate adjustments are made to the interest income determined under the foregoing rules to account for any differences between the Schedule and actual contingent payments. Under the rules set forth in the Contingent Debt Regulations, differences between the actual amounts of any contingent payments made in a calendar year and the projected amounts of such payments are generally aggregated and taken into account, in the case of a positive difference, as additional interest income, or, in the case of a negative difference, first as a reduction in interest income for such year and thereafter, as ordinary loss to the extent of the amount by which the United States Holder’s total interest inclusions on the Contingent Notes exceeds the total amount of net negative adjustments treated as ordinary loss in prior taxable years. Any remaining excess will be a negative adjustment carryforward and treated as a negative adjustment in the succeeding year. If a Contingent Note is sold, exchanged, or retired, any negative adjustment carryforward from the prior year will reduce the United States Holder’s amount realized on the sale, exchange or retirement.

We are required to provide each holder of a Contingent Note with the Schedule described above. If we do not create a Schedule or the Schedule is unreasonable, a United States Holder must set its own projected payment schedule and explicitly disclose the use of such schedule and the reason therefor. Unless otherwise prescribed by the Internal Revenue Service, the United States Holder must make such disclosure on a statement attached to the United States Holder’s timely filed federal income tax return for the taxable year in which the Contingent Note was acquired.

In general, any gain realized by a United States Holder on the sale, exchange or retirement of a Contingent Note is interest income. In general, any loss on a Contingent Note accounted for under the method described above is ordinary loss to the extent it does not exceed such holder’s prior interest inclusions on the Contingent Note (net of negative adjustments treated as ordinary loss in price taxable years). Special rules apply in determining the tax basis of a Contingent Note and the amount realized on the retirement of a Contingent Note.

Other Rules.   Certain notes having OID may be redeemed prior to maturity or may be repayable at the option of the holder. Such notes may be subject to rules that differ from the general rules discussed above relating to the tax treatment of OID. Purchasers of such notes with a redemption feature should consult their tax advisors with respect to such feature since the tax consequences with respect to OID will depend, in part, on the particular terms and the particular features of the purchased note.

The Treasury Regulations relating to the tax treatment of OID contain certain language (“aggregation rules”) stating in general that, with some exceptions, if more than one type of note is issued in connection with the same transaction or related transactions, such notes may be treated as a single debt instrument with a single issue price, maturity date, yield to maturity and stated redemption price at maturity for purposes of calculating and accruing any OID. Unless otherwise provided in the applicable prospectus supplement, we do not expect to treat different types of notes as being subject to the aggregation rules for purposes of computing OID.

Market Discount.   If a United States Holder acquires a note having a maturity date of more than one year from the date of its issuance and has a tax basis in the note that is, in the case of a note that does not have OID, less than its issue price (or, in the case of a subsequent purchase, its stated redemption price at maturity), or, in the case of a note that has OID, less than its adjusted issue price (as defined above under “Original Issue Discount-Fixed Rate Notes”) as of the date of acquisition, the amount of such difference is treated as “market discount” for federal income tax purposes, unless such difference is less than 0.0025 multiplied by the stated redemption price at maturity of the note multiplied by the number of complete years to maturity (from the date of acquisition).

Under the market discount rules of the Code, a United States Holder is required to treat any principal payment (or, in the case of a note that has OID, any payment that does not constitute a payment of qualified stated interest) on, or any gain on the sale, exchange, retirement or other disposition of, a note as ordinary income to the extent of the accrued market discount that has not previously been included in income. Thus, partial principal payments are treated as ordinary income to the extent of accrued market discount that has not previously been included in income. If such note is disposed of by a United States Holder in certain otherwise nontaxable transactions, accrued market discount must be included as ordinary income by the United States Holder as if the holder had sold the note at its then fair market value.

In general, the amount of market discount that has accrued is determined on a ratable basis. A United States Holder may, however, elect to determine the amount of accrued market discount on a constant yield to maturity basis. This election is made on a note-by-note basis and is irrevocable.

With respect to notes with market discount, a United States Holder may not be allowed to deduct immediately a portion of the interest expense on any indebtedness incurred or continued to purchase or to carry such notes. A United States Holder may elect to include market discount in income currently as it accrues, in which case the interest deferral rule set forth in the preceding sentence will not apply. This election will apply to all debt instruments acquired by the United States Holder on or after the first day of the first taxable year to which the election applies and is irrevocable without the consent of the Internal Revenue Service. A United States Holder’s tax basis in a note will be increased by the amount of market discount included in the holder’s income under the election.

In lieu of the foregoing rules, different rules apply in the case of Contingent Notes where a holder’s tax basis in a Contingent Note is less than the Contingent Note’s adjusted issue price (determined under special rules set out in the Contingent Debt Regulations). Accordingly, prospective purchasers of Contingent Notes should consult with their tax advisors with respect to the application of these rules to Contingent Notes.

Premium and Acquisition Premium.   If a United States Holder purchases a note for an amount in excess of the sum of all amounts payable on the note after the date of acquisition (other than payments of qualified stated interest), the holder will be considered to have purchased the note with “amortizable bond premium” equal in amount to the excess, and generally will not be required to include any OID in income. Generally, a United States Holder may elect to amortize the premium as an offset to qualified stated interest income, using a constant yield method similar to that described above (see “Original Issue Discount”), over the remaining term of the note (where the note is not redeemable prior to its maturity date). In the case of notes that may be redeemed prior to maturity, the premium is calculated assuming that we or the United States Holder will exercise or not exercise its redemption rights in a manner that maximizes the United States Holder’s yield. A United States Holder who elects to amortize bond premium must reduce such holder’s tax basis in the note by the amount of the premium used to offset qualified stated interest income as set forth above. An election to amortize bond premium applies to all taxable debt obligations then owned and thereafter acquired by the holder and may be revoked only with the consent of the Internal Revenue Service.

If a United States Holder purchases a note issued with OID at an “acquisition premium,” the amount of OID that the United States Holder includes in gross income is reduced to reflect the acquisition premium. A note is purchased at an acquisition premium if its adjusted basis, immediately after its purchase, is (a) less than or equal to the sum of all amounts payable on the note after the purchase date other than payments of qualified stated interest and (b) greater than the note’s “adjusted issue price” (as described above under “Original Issue Discount-Fixed Rate Notes”).

If a note is purchased at an acquisition premium, the United States Holder reduces the amount of OID otherwise includible in income during an accrual period by an amount equal to (i) the amount of OID otherwise includible in income multiplied by (ii) a fraction, the numerator of which is the excess of the adjusted basis of the note immediately after its acquisition by the purchaser over the adjusted issue price of the note and the denominator of which is the excess of the sum of all amounts payable on the note after the purchase date, other than payments of qualified stated interest, over the note’s adjusted issue price.

As an alternative to reducing the amount of OID otherwise includible in income by this fraction, the United States Holder may elect to compute OID accruals by treating the purchase as a purchase at original issuance and applying the constant yield method described above.

In lieu of the foregoing rules, different rules apply in the case of Contingent Notes where a holder’s tax basis in a Contingent Note is greater than the Contingent Note’s adjusted issue price (determined under special rules set out in the Contingent Debt Regulations). Accordingly, prospective purchasers of Contingent Notes should consult with their tax advisors with respect to the application of these rules to Contingent Notes.

Short-Term Notes.   A Short-Term Note will be treated as having been issued with OID if the stated redemption price at maturity exceeds the issue price of the note. United States Holders that report income for federal income tax purposes on an accrual method and certain other United States Holders, including banks and dealers in securities, are required to include OID in income on such Short-Term Notes on a straight-line basis, unless an election is made to accrue the OID according to a constant yield method based on daily compounding. Any interest payable on the obligation (other than OID) is included in gross income as it accrues.

United States Holders of a Short-Term Note who use the cash method of accounting and certain other United States Holders are not required to accrue OID for federal income tax purposes, unless the holder elects to do so, with the consequence that the reporting of such income is deferred until it is received. In the case of a United States Holder that is not required, and does not elect, to include OID in income currently, any gain realized on the sale, exchange or retirement of a Short-Term Note is ordinary income to the extent of the OID accrued on a straight-line basis (or, if elected, according to a constant yield method based on daily compounding) through the date of sale, exchange or retirement. In addition, United States Holders that are not required, and do not elect, to include OID in income currently are required to defer deductions for any interest paid on indebtedness incurred or continued to purchase or carry a Short-Term Note in an amount not exceeding the deferred interest income with respect to such Short-Term Note (which includes both the accrued OID and accrued interest that is payable but that have not been included in gross income), until such deferred interest income is realized. A United States Holder of a Short-Term Note may elect to apply the foregoing rules (except for the rule characterizing gain on sale, exchange or retirement as ordinary) with respect to “acquisition discount” rather than OID. Acquisition discount is the excess of the stated redemption price at maturity of the Short-Term Note over the United States Holder’s basis in the Short-Term Note. This election applies to all obligations acquired by the taxpayer on or after the first day of the first taxable year to which such election applies, unless revoked with the consent of the Internal Revenue Service. A United States Holder’s tax basis in a Short-Term Note is increased by the amount included in such holder’s income on such a note.

Election to Treat All Interest as OID.   United States Holders may elect to include in gross income all interest that accrues on a note, including any stated interest, acquisition discount, OID, market discount, de minimis OID, de minimis market discount and unstated interest (as adjusted by amortizable bond premium and acquisition premium), by using the constant yield method described above under “Original Issue Discount.” Such an election for a note with amortizable bond premium will result in a deemed election to amortize bond premium for all debt instruments owned and later acquired by the United States Holder with amortizable bond premium and may be revoked only with the permission of the Internal Revenue Service. Similarly, such an election for a note with market discount will result in a deemed election to accrue market discount in income currently for such note and for all other debt instruments acquired by the United States Holder with market discount on or after the first day of the taxable year to which such election first applies, and may be revoked only with the permission of the Internal Revenue Service. A United States Holder’s tax basis in a note will be increased by each accrual of the amounts treated as OID under the constant yield election described in this paragraph.

Integration of Notes with Other Financial Instruments.   Any United States Holder of notes that also acquires or has acquired any financial instrument which, in combination with such notes, would permit the calculation of a single yield to maturity or could generally constitute a VRDI of an equivalent term, may in certain circumstances treat such notes and such financial instrument as an integrated debt instrument for purposes of the Code, with a single determination of issue price and the character and timing of income, deductions, gains and losses. (For purposes of determining OID, none of the payments under the integrated debt instrument will be treated as qualified stated interest.) Moreover, under the Contingent Debt Regulations, the Internal Revenue Service may require in certain circumstances that a United States Holder who owns notes integrate such notes with a financial instrument held or acquired by such holder or a related party. United States Holders should consult their tax advisors as to such possible integration.

Sale or Exchange of Notes.   A United States Holder generally will recognize gain or loss upon the sale or exchange of a note equal to the difference between the amount realized upon such sale or exchange and the United States Holder’s adjusted basis in the note. The adjusted basis in the note generally will equal the cost of the note, increased by OID, acquisition discount or market discount previously included in respect thereof, and reduced (but not below zero) by any payments on the note other than payments of qualified stated interest and by any premium that the United States Holder has taken into account. To the extent attributable to accrued but unpaid qualified stated interest, the amount realized by the United States Holder will be treated as a payment of interest. Generally, any gain or loss will be capital gain or loss, except as provided under “Market Discount,” “Short-Term Notes” and “Original Issue Discount-Floating Rate Notes that are not VRDIs,” above. Special rules apply in determining the tax basis of a Contingent Note and the amount realized on the retirement of a Contingent Note.

Non-United States Holders

Payments of Interest.   Interest paid by the Company to a non-United States Holder will not be subject to United States federal income taxes or withholding tax if such interest (including OID, if any) is not effectively connected with the conduct of a trade or business within the United States by such non-United States Holder and such non-United States Holder:

•       does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote;

•       is not a controlled foreign corporation related to the Company;

•       is not a bank receiving interest described in section 881(c)(3)(A) of the Code; and

•       the non-United States Holder appropriately certifies as to its foreign status. A non-United States Holder can generally meet this certification requirement by providing a properly executed Form W-8BEN or appropriate substitute form to us, or our paying agent. If the non- United States Holder holds the notes through a financial institution or other agent acting on the holder’s behalf, the holder may be required to provide appropriate documentation to the agent. The holder’s agent will then generally be required to provide appropriate certifications to us or our paying agent, either directly or through other intermediaries. Special certification rules apply to foreign partnerships, estates and trusts, and in certain circumstances certifications as to foreign status of partners, trust owners or beneficiaries may have to be provided to us or our paying agent.

If a non-United States Holder does not qualify for an exemption under these rules, interest income (including OID) will be subject to withholding tax at the rate of 30% at the time such amount is paid, unless the holder provides us with a properly executed (1) IRS Form W-8 BEN (or successor form) claiming an exemption from or reduction in withholding under the benefit of an applicable tax treaty or (2) IRS Form W-8 ECI (or successor form) stating that interest paid on the note is not subject to withholding tax because it is effectively connected with the non-United States Holder’s United States trade or business. If a non-United States Holder is engaged in a trade or business in the United States and interest on a note is effectively connected with the conduct of that trade or business, such holder will be subject to United States federal income tax on a net income basis at the rates applicable to United States persons generally. In addition, if you are a foreign corporation and the payment of interest is effectively connected with your United States trade or business, you may also be subject to a 30% branch profits tax.

Sales or Exchanges of Notes.   If you are a non-United States Holder, you generally will not be subject to United States federal income tax on any amount which constitutes capital gain upon retirement or disposition of a note, unless any of the following is true:

•       your investment in the notes is effectively connected with a United States trade or business;

•       if you are a non-United States Holder who is a nonresident alien individual holding the note as a capital asset, you are present in the United States for 183 or more days in the taxable year within which sale, redemption or other disposition takes place and certain other requirements are met; or

•       you are subject to provisions of United States tax laws applicable to certain United States expatriates.

If you have a United States trade or business and the investment in the notes is effectively connected with such United States trade or business, the payment of the sales proceeds with respect to the notes would be subject to United States federal income tax on a net basis at the rate applicable to United States person generally. In addition, foreign corporations may be subject to a 30% branch profits tax if the investment in the note is effectively connected with the foreign corporation’s United States trade or business.

Backup Withholding and Information Reporting

United States Holders.   The Company will, where required, report to the United States holders of notes and the Internal Revenue Service the amount of any interest paid on the notes in each calendar year and the amounts of tax withheld, if any, from those payments. Under section 3406 of the Code and applicable Treasury Regulations, a United States holder of a note may be subject to backup withholding tax with respect to payments made on the notes as well as proceeds from the disposition of notes unless the holder:

•       is a corporation or comes within other exempt categories and, when required, demonstrates this fact; or

•       provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules.

Amounts paid as backup withholding do not constitute an additional tax and will be credited against the United States Holder’s United States federal income tax liabilities, so long as the required information is provided to the Internal Revenue Service. A United States holder of notes who does not provide the payor with his or her correct taxpayer identification number may be subject to penalties imposed by the Internal Revenue Service.

Non-United States Holders.   No backup withholding or information reporting will generally be required with respect to interest on notes paid to non-United States Holders if the beneficial owner of the note provides a statement described above in “Non-United States Holders-Payment of Interest” or the non-United States Holder is an exempt recipient and, in each case, the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person.

Information reporting requirements and backup withholding tax will not apply to any payment of the proceeds of the sale of a note effected outside of the United States by a foreign office of a “broker” (as defined in applicable Treasury Regulations), provided that such broker is not:

•       a United States person, as defined in the Code;

•       a controlled foreign corporation for United States federal income tax purposes;

•       a foreign partnership engaged in the conduct of a U.S. trade or business;

•       a foreign partnership that, at any time during its taxable year, has more than 50% its income or capital interests owned by U.S. persons; or

•       a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States.

Payment of the proceeds of any sale effected outside the United States by a foreign office of any other broker will not be subject to backup withholding tax or information reporting if such broker has documentary evidence in its records that the beneficial owner is a non-United States Holder and certain other conditions are met, or the beneficial owner otherwise establishes an exemption. Payment of the proceeds of any sale of a note effected by the United States office of a broker will be subject to information reporting and backup withholding requirements, unless the beneficial owner of the note provides the statement described above in “Non-United States Holders—Payment of Interest” or otherwise establishes an exemption from back-up withholding.

If you are a non-United States holder of notes, you should consult your tax advisor regarding the application of information reporting and backup withholding in your particular situation, the availability of an exemption therefrom, and the procedure for obtaining the exemption, if available. Any amounts withheld from payments to you under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability, provided that the required information is furnished to the Internal Revenue Service.

PLAN OF DISTRIBUTION

We are offering the notes on a continuing basis for sale to or through Banc of America Securities LLC, Barclays Capital Inc. and UBS Securities LLC (the “Agents”). The Agents, individually or in a syndicate, may purchase notes, as principal, from us from time to time for resale to investors and other purchasers at varying prices relating to prevailing market prices at the time of resale as determined by the applicable Agent or, if so specified in the applicable pricing supplement, for resale at a fixed offering price. However, we may agree with an Agent for that Agent to utilize its reasonable efforts on an agency basis on our behalf to solicit offers to purchase notes at 100% of the principal amount thereof, unless otherwise specified in the applicable pricing supplement. We will pay a commission to an Agent, ranging from .125% to .750% of the principal amount of each note, depending upon its stated maturity, sold through that Agent as our agent. We will negotiate commissions with respect to notes with stated maturities in excess of 30 years that are sold through an Agent as our agent at the time of the related sale. In addition, we estimate our expenses incurred in connection with the offering and sale of the notes, including reimbursement of certain of the Agents’ expenses, total approximately $250,000.

Unless otherwise specified in the applicable pricing supplement, any note sold to an Agent as principal will be purchased by that Agent at a price equal to 100% of the principal amount thereof less a percentage of the principal amount equal to the commission applicable to an agency sale of a note of identical maturity. An Agent may sell notes it has purchased from us as principal to certain dealers less a concession equal to all or any portion of the discount received in connection with that purchase. An Agent may allow, and dealers may reallow, a discount to certain other dealers. After the initial offering of notes, the offering price (in the case of notes to be resold on a fixed offering price basis), the concession and the reallowance may be changed.

We reserve the right to withdraw, cancel or modify the offer made hereby without notice and may reject orders in whole or in part (whether placed directly by us or through an Agent). Each Agent will have the right, in its discretion reasonably exercised, to reject in whole or in part any offer to purchase notes received by it on an agency basis.

Unless otherwise specified in the applicable pricing supplement, you will be required to pay the purchase price of the notes in immediately available funds in United States dollars in the City of New York on the date of settlement.

Upon issuance, the notes will not have an established trading market. The notes will not be listed on any securities exchange. The Agents may from time to time purchase and sell notes in the secondary market, but the Agents are not obligated to do so, and there can be no assurance that a secondary market for the notes will develop or that there will be liquidity in the secondary market if one develops. From time to time, the Agents may make a market in the notes, but the Agents are not obligated to do so and may discontinue any market-making activity at any time.

In connection with an offering of notes purchased by one or more Agents as principal on a fixed offering price basis, the applicable Agents will be permitted to engage in certain transactions that stabilize the price of the notes. These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of notes. If those Agents create a short position in the notes, i.e., if they sell the notes in an amount exceeding the amount referred to in the applicable pricing supplement, they may reduce that short position by purchasing notes in the open market. In general, purchases of notes for the purpose of stabilization or to reduce a short position could cause the price of the notes to be higher than it might be in the absence of these type of purchases.

Neither we nor any Agent makes any representation or prediction as to the direction or magnitude of any effect that the transactions described in the immediately preceding paragraph may have on the price of notes. In addition, neither we nor any Agent makes any representation that the Agents will engage in any such transactions or that such transactions, once commenced, will not be discontinued without notice.

The Agents may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended. We have agreed to indemnify the Agents against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Agents may be required to make in respect thereof.

In the ordinary course of their business, the Agents and their affiliates have provided, and may in the future provide, investment banking, commercial banking and/or advisory services to us and certain of our affiliates from time to time for which they have received and in the future may receive customary fees and expenses. In particular, affiliates of the Agents participate in our revolving line of credit facility and, accordingly, if any proceeds from the sale of notes are applied by us to amounts borrowed under that facility, those affiliates will receive a proportionate share of the amounts so applied.

From time to time, we may sell other securities referred to in the accompanying prospectus, and the amount of notes offered hereby may be reduced as a result of these sales.

LEGAL MATTERS

Certain legal matters with respect to the notes will be passed upon for us by Latham & Watkins LLP, Costa Mesa, California. Sidley Austin LLP, San Francisco, California, will act as counsel for the Agents. Certain legal matters relating to Maryland law will be passed upon for us by Ballard Spahr Andrews & Ingersoll, LLP, Baltimore, Maryland. Paul C. Pringle, a partner of Sidley Austin LLP, owns 43,950 shares of our common stock.

EXPERTS

The consolidated financial statements and schedule of Health Care Property Investors, Inc. appearing in Health Care Property Investors, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2005, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS

$1,500,000,000

HEALTH CARE PROPERTY INVESTORS, INC.

Debt Securities
Preferred Stock
Common Stock

We may from time to time offer and sell in one or more series or classes:

•       debt securities,

•       shares of our preferred stock;

•       shares of our common stock; and

•       rights to acquire Junior Participating Preferred Stock that are attached to, and trade with, our common stock.

The securities offered by this prospectus will have an aggregate public offering price of $1,500,000,000. We will provide the specific terms of these securities in prospectus supplements to this prospectus prepared in connection with each offering. The debt securities may be convertible into preferred stock, common stock or debt securities of another series. The preferred stock may be convertible into common stock or preferred stock of another series. No securities may be sold under this prospectus without delivery of the applicable prospectus supplement. You should read this prospectus and the prospectus supplements carefully before you invest in the securities.

Securities may be sold directly, through agents from time to time or through underwriters or dealers. If any of our agents or any underwriter is involved in the sale of the securities, the name of the agent or underwriter and any applicable commission or discount will be set forth in the accompanying prospectus supplement. The net proceeds to us from the sale also will be set forth in the applicable prospectus supplement.

Investing in the securities involves risks that are described in the “ Risk Factors” section beginning on page 5 of this prospectus and, if applicable, in the “Risk Factors” section of the applicable prospectus supplement.

Our common stock is traded on the New York Stock Exchange under the symbol “HCP”. On December 12, 2003, the closing price of our common stock was $48.90.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 24, 2003.

We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or the accompanying prospectus supplement. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus nor any accompanying prospectus supplement constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $1,500,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add or update information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

As allowed by SEC rules, this prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement. For further information, we refer you to the registration statement, including its exhibits and schedules. Statements contained in this prospectus about the provisions or contents of any contract, agreement or any other document referred to are not necessarily complete. For each of these contracts, agreements or documents filed as an exhibit to the registration statement, we refer you to the actual exhibit for a more complete description of the matters involved. You should not assume that the information in this prospectus or any applicable prospectus supplement is accurate as of any date other than the date on the front of those documents. For further information about us or the securities offered under this prospectus, you should refer to that registration statement, which you can obtain from the SEC as described below under the heading “Where You Can Find More Information.”

All references to “HCPI,” “our” and “we” in this prospectus mean Health Care Property Investors, Inc. and its majority-owned subsidiaries and other entities controlled by Health Care Property Investors, Inc., except where it is clear from the context that the term means only the issuer, Health Care Property Investors, Inc.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we have filed at the SEC’s public reference rooms. You may read and copy any document we file with the SEC at its public reference facilities at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of this information by mail from the public reference section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov. You may inspect information that we file with The New York Stock Exchange at the offices of The New York Stock Exchange at 20 Broad Street, New York, New York 10005.

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring to the other information we have filed with the SEC. The information that we incorporate by reference is considered a part of this prospectus and information that we file later with the SEC will automatically update and supersede the information contained in this prospectus. We incorporate by reference the following documents we filed with the SEC pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (other than any portions of any such documents that are not deemed “filed” under the Securities Exchange Act of 1934 in accordance with the Securities Exchange Act of 1934 and applicable SEC rules):

•       our Current Reports on Form 8-K dated February 25, 2003, July 2, 2003, August 14, 2003, November 19, 2003 and December 9, 2003;

•       our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2003, June 30, 2003 and September 30, 2003;

•       our Quarterly Report on Form 10-Q/A for the fiscal quarter ended March 31, 2003;

•       our Annual Report on Form 10-K for the fiscal year ended December 31, 2002;

•       our Proxy Statement dated March 26, 2003;

•       the description of our common stock contained in our registration statement on Form 10 dated May 7, 1985 (File No. 1-8895), including the amendments dated May 20, 1985 and May 23, 1985, and any other amendment or report filed for the purpose of updating such description, including the description of amendments to our charter contained in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2001; and

•       the description of our preferred share purchase rights (which were issued pursuant to our Stockholder Rights Plan dated June 20, 2000) contained in our Form 8-A dated July 28, 2000 (File No. 1-08895).

We are also incorporating by reference additional documents that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before we stop offering the securities described in this prospectus (other than any portions of any such documents that are not deemed “filed” under the Securities Exchange Act of 1934 in accordance with the Securities Exchange Act of 1934 and applicable SEC rules). These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as proxy statements. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

If you are a stockholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through us or the SEC. Documents incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference the exhibit in this prospectus. Stockholders may obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from:

Investor Relations
Health Care Property Investors, Inc.
3760 Kilroy Airport Way, Suite 300
Long Beach, California 90806
(562) 733-5100
investorrelations@hcpi.com

CAUTIONARY LANGUAGE REGARDING FORWARD LOOKING STATEMENTS

Statements in this prospectus and the information incorporated by reference in this prospectus or any prospectus supplement that are not historical factual statements are “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. We intend such forward looking statements to be covered by the safe harbor provisions for forward looking statements contained in the Private Securities Litigation Reform Act of 1995 and are including this section for purposes of complying with these safe harbor provisions. The statements include, among other things, statements regarding the intent, belief or expectations of HCPI and its officers and can be identified by the use of terminology such as “may,” “will,” “expect,” “believe,” “intend,” “plan,” “estimate,” “should” and other comparable terms or the negative thereof. In addition, we, through our senior management, from time to time make forward looking oral and written public statements concerning our expected future operations and other developments. You are cautioned that, while forward looking statements reflect our good faith belief and best judgment based upon current information, they are not guarantees of future performance and are subject to known and unknown risks and uncertainties. Actual results may differ materially from the expectations contained in the forward looking statements as a result of various factors. In addition to the factors set forth in “Risk Factors” below and other matters discussed in our annual report on Form 10-K for the fiscal year ended December 31, 2002 and our quarterly reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2003, you should consider the following:

•       Legislative, regulatory, or other changes in the health care industry at the local, state or federal level which increase the costs of or otherwise affect the operations of our lessees or mortgagors;

•       Changes in the reimbursement available to our lessees and mortgagors by governmental or private payors, including changes in Medicare and Medicaid payment levels and the availability and cost of third party insurance coverage;

•       Competition for lessees and mortgagors, including with respect to new leases and mortgages and the renewal or rollover of existing leases;

•       Availability of suitable health care facilities to acquire at a favorable cost of capital and the competition for such acquisition and financing of health care facilities;

•       The ability of our lessees and mortgagors to operate our properties in a manner sufficient to maintain or increase revenues and to generate sufficient income to make rent and loan payments;

•       The financial weakness of operators in the long-term care and assisted living sectors, including the bankruptcies of certain of our operators, which results in uncertainties in our ability to continue to realize the full benefit of such operators’ leases;

•       Changes in national or regional economic conditions, including changes in interest rates and the availability and cost of capital for HCPI;

•       The risk that we will not be able to sell or lease facilities that are currently vacant; and

•       Changes in tax laws or regulations.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks and uncertainties, the forward looking events discussed in this prospectus or discussed in or incorporated by reference in this prospectus or any prospectus supplement may not occur.

THE COMPANY

We were organized in 1985 to qualify as a real estate investment trust, or a REIT. We invest in health care related real estate located throughout the United States. We commenced business 18 years ago, making us the second oldest real estate investment trust specializing in health care real estate. Since 1986, the debt rating agencies have rated our debt investment grade. As of November 25, 2003, Moody’s Investors Service, Standard & Poor’s and Fitch rated our senior debt at Baa2, BBB+ and BBB+, respectively. The market value of our common stock was approximately $3.2 billion as of December 12, 2003.

As of September 30, 2003, our gross investment in our properties, including partnership interests and mortgage loans, was approximately $3.2 billion and our portfolio of 446 properties in 43 states consisted of:

•       31 hospitals;

•       175 long-term care facilities;

•       124 retirement and assisted living facilities;

•       85 medical office buildings; and

•       31 other health care facilities.

Our principal offices are located at 4675 MacArthur Court, Suite 900, Newport Beach, California 92660, and our telephone number is (949) 221-0600.

RISK FACTORS

Set forth below are the risks that we believe are material to investors who purchase the securities. In addition to other information contained or incorporated by reference in this prospectus and the applicable prospectus supplement, you should carefully consider the following factors before investing in the securities.

Decline in the assisted living sector and the long-term care industry may have significant adverse consequences to us.

Assisted Living Industry.   The assisted living industry has been challenged by overbuilding, slow fill-up rates, rising insurance costs and higher operating costs associated with increased acuity of residents. These challenges have had, and are expected to continue to have, an adverse effect on our assisted living facilities and operators. However, some occupancies, resident monthly payment rates and bottom line performance have been improving.

Long-Term Care Industry.   Certain of our long-term care operators and facilities continue to experience operating problems in part due to a national nursing shortage, increased liability insurance costs, and low levels of Medicaid reimbursement in certain states. Certain temporary Medicare add-on payments expired in October 2002 causing a decline in Medicare reimbursement to nursing homes of approximately 9% as of October 1, 2002. A planned limitation on Medicare Part B rehabilitation therapy procedures went into effect September 1, 2003 and further reduced Medicare reimbursement. However, the annual market basket increase to Medicare rates for long-term care facilities took effect October 1, 2003, partially offsetting the foregoing and resulting in an aggregate 6% increase in Medicare rates. In addition, most state Medicaid rates were increased slightly providing further revenue and sector stabilization.

Certain operators of our assisted living and long-term care facilities have filed for protection under bankruptcy laws, which results in uncertainties in our ability to continue to realize the full benefit of such operators’ leases. We cannot assure you that the challenges faced by our assisted living operators and long-term care operators will not have an adverse effect on our operating results or the market price of our securities.

The health care industry is heavily regulated by the government, which may adversely affect our rental and debt payment revenues.

The health care industry is heavily regulated by federal, state and local laws. This government regulation of the health care industry affects us because:

•       the financial ability of lessees to make rent and debt payments to us may be affected by governmental regulations such as licensure, certification for participation in government programs, and government reimbursement; and

•       our additional rents are based on our lessees’ gross revenue from operations in many instances, which in turn are affected by the amount of reimbursement such lessees receive from the government.

The failure of any borrower of funds from us or lessee of any of our properties to comply with such laws and regulations could affect its ability to operate its facility or facilities and could adversely affect such borrower’s or lessee’s ability to make debt or lease payments to us.

Fraud and Abuse.   Various federal and state governments have considered or passed laws that attempt to eliminate fraud and abuse by prohibiting payment arrangements that include compensation for patient referrals. We cannot assure you that our operators are in compliance or will remain in compliance in the future with these laws.

Licensure Risks.   Most health care facilities must obtain a license to operate. Failure to obtain licensure or loss of licensure would prevent a facility from operating which could adversely affect the facility operator’s ability to make rent and debt payments.

Environmental Matters.   A wide variety of federal, state and local environmental and occupational health and safety laws and regulations affect health care facility operations. Under various federal, state and local environmental laws, ordinances and regulations, an owner of real property or a secured lender (such as us) may be liable for the costs of removal or remediation of hazardous or toxic substances at, under or disposed of in connection with such property, as well as other potential costs relating to hazardous or toxic substances (including government fines and damages for injuries to persons and adjacent property). The presence of such substances, or the failure to properly dispose of or remediate such substances, may adversely affect the owner’s ability to sell or rent such property or to borrow using such property as collateral which, in turn, would reduce our revenue.

Medicare and Medicaid Programs.   Sources of revenue for lessees and mortgagors may include the federal Medicare program, state Medicaid programs, private insurance carriers, health care service plans and health maintenance organizations, among others. Efforts to reduce costs by these payors will likely continue, which may result in reduced or slower growth in reimbursement for certain services provided by some of our operators. In addition, the failure of any of our operators to comply with various laws and regulations could jeopardize their ability to continue participating in the Medicare and Medicaid programs.

Cost Control.   The health care industry has continually faced various challenges, including increased government and private payor pressure on health care providers to control costs, the migration of patients from acute care facilities into extended care and home care settings and the vertical and horizontal consolidation of health care providers. Changes in the law, new interpretations of existing laws, and changes in payment methodology may have a dramatic effect on the definition of permissible or impermissible activities, the relative costs associated with doing business and the amount of reimbursement furnished by both government and other third-party payors. These changes may be applied retroactively. The ultimate timing or effect of legislative efforts cannot be predicted and may impact us in different ways.

Loss of our tax status as a real estate investment trust would have significant adverse consequences to us and the value of our securities.

We currently operate and have operated commencing with our taxable year ended December 31, 1985 in a manner that is intended to allow us to qualify as a real estate investment trust for federal income tax purposes under the Internal Revenue Code of 1986, as amended.

Qualification as a real estate investment trust involves the application of highly technical and complex Internal Revenue Code provisions for which there are only limited judicial and administrative interpretations. The determination of various factual matters and circumstances not entirely within our control may affect our ability to qualify as a real estate investment trust. For example, in order to qualify as a real estate investment trust, at least 95% of our gross income in any year must be derived from qualifying sources, and we must satisfy a number of requirements regarding the composition of our assets. Also, we must make distributions to stockholders aggregating annually at least 90% of our real estate investment trust taxable income, excluding capital gains. In addition, new legislation, regulations, administrative interpretations or court decisions may adversely affect our investors or our ability to qualify as a real estate investment trust for tax purposes. Although we believe that we have been organized and have operated in such manner, we can give no assurance that we have qualified or will continue to qualify as a REIT for tax purposes.

If we lose our real estate investment trust status, we will face serious tax consequences that will substantially reduce the funds available to make payments of principal and interest on the debt securities we issue and to make distributions to our stockholders. If we fail to qualify as a real estate investment trust:

•       we would not be allowed a deduction for distributions to stockholders in computing our taxable income and would be subject to federal income tax at regular corporate rates;

•       we also could be subject to the federal alternative minimum tax and possibly increased state and local taxes; and

•       unless we are entitled to relief under statutory provisions, we could not elect to be subject to tax as a real estate investment trust for four taxable years following the year during which we were disqualified.

In addition, if we fail to qualify as a real estate investment trust, all distributions to stockholders would be subject to tax as regular corporate dividends to the extent of our current and accumulated earnings and profits and we would not be required to make distributions to stockholders.

As a result of all these factors, our failure to qualify as a real estate investment trust also could impair our ability to expand our business and raise capital, and could adversely affect the market value of our securities.

Certain provisions of Maryland law and our charter and bylaws as well as our stockholder rights plan could hinder, delay or prevent changes in control.

Certain provisions of Maryland law, our charter and our bylaws, as well as our stockholder rights plan, have the effect of discouraging, delaying or preventing transactions that involve an actual or threatened change in control, even if doing so could be beneficial to our stockholders. These provisions include the following:

Classified Board of Directors.   Our board of directors is divided into three classes with staggered terms of office of three years each. The classification and staggered terms of office of our directors make it more difficult for a third party to gain control of our board of directors. At least two annual meetings of stockholders, instead of one, generally would be required to affect a change in a majority of the board of directors.

Removal of Directors.   Under our charter, subject to the rights of one or more classes or series of preferred stock to elect one or more directors, a director may be removed by the affirmative vote or written consent of the holders of two-thirds of the outstanding shares or by a unanimous vote of all other members of the board of directors.

Stockholder Requested Special Meetings.   Our bylaws provide that our stockholders have the right to call a special meeting only upon the written request of the stockholders holding in the aggregate not less than 50% of the outstanding shares entitled to vote on the business proposed to be transacted at such meeting.

Advance Notice Provisions for Stockholder Nominations and Proposals.   Our bylaws require advance written notice for stockholders to nominate persons for election as directors at, or to bring other business before, any meeting of stockholders. This bylaw provision limits the ability of stockholders to make nominations of persons for election as directors or to introduce other proposals unless we are notified in a timely manner prior to the meeting.

Preferred Stock.   Under our charter, our board of directors has authority to issue preferred stock from time to time in one or more series and to establish the terms, preferences and rights of any such series of preferred stock, all without approval of our stockholders.

Duties of Directors with Respect to Unsolicited Takeovers.   Maryland law provides protection for Maryland corporations against unsolicited takeovers by limiting, among other things, the duties of the directors in unsolicited takeover situations. The duties of directors of Maryland corporations do not require them to (a) accept, recommend or respond to any proposal by a person seeking to acquire control of the corporation, (b) authorize the corporation to redeem any rights under, or modify or render inapplicable, any stockholders rights plan, (c) make a determination under the Maryland Business Combination Act or the Maryland Control Share Acquisition Act, or (d) act or fail to act solely because of the effect of the act or failure to act may have on an acquisition or potential acquisition of control of the corporation or the amount or type of consideration that may be offered or paid to the stockholders in an acquisition. Moreover, under Maryland law the act of directors of a Maryland corporation relating to or affecting an acquisition or potential acquisition of control is not subject to any higher duty or greater scrutiny than is applied to any other act of a director. Maryland law also contains a statutory presumption that an act of a director of a Maryland corporation satisfies the applicable standards of conduct for directors under Maryland law.

Ownership Limit.   In order to preserve our status as a REIT under the Internal Revenue Code, our charter generally permits any single stockholder, or any group of affiliated stockholders, from beneficially owning more than 9.8% of our outstanding common or preferred stock unless our board of directors waives or modifies this ownership limit.

Maryland Business Combination Act.   The Maryland Business Combination Act provides that unless exempted, a Maryland corporation may not engage in business combinations, including mergers, dispositions of 10% or more of its assets, issuances of shares of stock and other specified transactions, with an “interested stockholder” or an affiliate of an interested stockholder for five years after the most recent date on which the interested stockholder became an interested stockholder, and thereafter unless specified criteria are met. An interested stockholder is generally a person owning or controlling, directly or indirectly, 10% or more of the voting power of the outstanding stock of a Maryland corporation. Unless our board of directors takes action to exempt us, generally or with respect to certain transactions, from this statute in the future, the Maryland Business Combination Act will be applicable to business combinations between HCPI and other persons.

Maryland Control Share Acquisition Act.   Maryland law provides that “control shares” of a corporation acquired in a “control share acquisition” shall have no voting rights except to the extent approved by a vote of two-thirds of the votes eligible to be cast on the matter under the Maryland Control Share Acquisition Act. “Control Shares” means shares of stock that, if aggregated with all other shares of stock previously acquired by the acquiror, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of the voting power: one-tenth or more but less than one-third, one-third or more but less than a majority or a majority or more of all voting power. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions.

If voting rights or control shares acquired in a control share acquisition are not approved at a stockholder’s meeting, then subject to certain conditions and limitations, the issuer may redeem any or all of the control shares for fair value. If voting rights of such control shares are approved at a stockholder’s meeting and the acquiror becomes entitled to vote a majority of the shares of stock entitled to vote, all other stockholders may exercise appraisal rights. Any control shares of HCPI acquired in a control share acquisition will be subject to the Maryland Control Share Acquisition Act unless our bylaws are amended in the future to exempt the acquisition of control shares generally or with respect to certain transactions.

Stockholder Rights Plan.   We have adopted a stockholder rights plan that may discourage any potential acquiror from acquiring more than 15% of our outstanding common stock since, upon this type of acquisition without approval of our board of directors, all other common stockholders will have the right to purchase a specified amount of our Series D Preferred Stock or, under certain circumstances, a specified amount of our common stock at a substantial discount from market price. See “Description of Common Stock—Stockholder Rights Agreement.”

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratios of earnings to fixed charges for the periods indicated. In computing the ratios of earnings to fixed charges, earnings have been based on consolidated income from continuing operations before fixed charges (exclusive of capitalized interest). Fixed charges consist of interest on debt, including amounts capitalized, an estimate of interest in rental expense, and interest expense related to the guaranteed debt of the partnerships and limited liability companies in which we hold an interest. In computing the ratios of earnings to combined fixed charges and preferred stock dividends, preferred stock dividends consist of dividends on our 7 7/8% Series A Cumulative Redeemable Preferred Stock (until September 10, 2003 when the Series A Cumulative Redeemable Preferred Stock was redeemed), 8.70% Series B Cumulative Redeemable Preferred Stock, 8.60% Series C Cumulative Redeemable Preferred Stock (until May 2, 2003 when the Series C Cumulative Redeemable Preferred Stock was redeemed) and 7.25% Series E Cumulative Redeemable Preferred Stock.

	Year Ended December 31,					For the Nine Months Ended September 30,
	1998	1999	2000	2001	2002	2003
Ratio of Earnings to Fixed Charges	2.73	2.35	2.33	2.54	2.82	2.75
Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends	2.26	1.82	1.82	1.94	2.15	1.85

USE OF PROCEEDS

Unless we indicate otherwise in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities offered from time to time hereby for general corporate purposes, including the repayment of outstanding indebtedness under our revolving lines of credit and investment in health care related properties. As of December 15, 2003, our revolving lines of credit had a balance of approximately $202 million, with a weighted average annual interest rate of 2.06%.

DESCRIPTION OF THE DEBT SECURITIES

This prospectus describes certain general terms and provisions of our debt securities. When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in a prospectus supplement or a pricing supplement.

The debt securities are to be issued under an existing indenture dated as of September 1, 1993 between us and The Bank of New York, as trustee, which has been filed with the SEC and incorporated by reference in the registration statement of which this prospectus is a part. We have summarized the material provisions of the indenture and general provisions of the debt securities below.

General

The indenture does not limit the aggregate principal amount of debt securities that may be issued under the indenture and provides that the debt securities may be issued from time to time in one or more series. All securities issued under the indenture will rank equally and ratably with all other securities issued under the indenture.

The debt securities will be unsecured and will rank on a parity with all of our other unsecured and unsubordinated indebtedness. The debt securities are not, by their terms, subordinate in right of payment to any of our other indebtedness.

The prospectus supplement and any related pricing supplement will describe certain terms of the debt securities offered by that prospectus supplement, including:

•       the title of the debt securities;

•       any limit on the aggregate principal amount of the debt securities and their purchase price;

•       the date or dates on which the debt securities will mature;

•       the rate or rates per annum (or manner in which interest is to be determined) at which the debt securities will bear interest, if any, and the date from which the interest, if any, will accrue;

•       the dates on which interest, if any, on the debt securities will be payable and the regular record dates for these interest payment dates;

•       any mandatory or optional sinking fund or analogous provisions;

•       additional provisions, if any, for the defeasance of the debt securities;

•       the date, if any, after which and the price or prices at which the debt securities may, pursuant to any optional or mandatory redemption or repayment provisions, be redeemed and the other detailed terms and provisions of any optional or mandatory redemption or repayment provisions;

•       whether the debt securities are to be issued in whole or in part in registered form represented by one or more registered global securities and, if so, the identity of the depositary for the registered global securities;

•       any applicable material United States federal income tax consequences; and

•       any other specific terms of the debt securities, including any additional events of default or covenants provided for with respect to the debt securities, and any terms that may be required by or advisable under applicable laws or regulations.

Principal of, premium, if any, and interest, if any, on the debt securities will be payable at the place or places designated by us and set forth in the applicable prospectus supplement. Interest, if any, on the debt securities will be paid, unless otherwise provided in the applicable prospectus supplement, by check mailed to the person in whose name the debt securities are registered at the close of business on the record dates designated in the applicable prospectus supplement at the address of the related holder appearing on the register of debt securities. The trustee will maintain at an office in the Borough of Manhattan, The City of New York, a register for the registration of transfers of debt securities, subject to any restrictions set forth in the applicable prospectus supplement relating to the debt securities.

Unless otherwise provided in the applicable prospectus supplement or pricing supplement, the debt securities will be issued only in fully registered form without coupons and in denominations of $1,000 or any larger amount that is an integral multiple of $1,000. Debt securities may be presented for exchange and transfer in the manner, at the places and subject to the restrictions set forth in the indenture, the debt securities and the prospectus supplement. These services will be provided without charge, other than any tax or other governmental charge payable in connection with the exchange or transfer, but subject to the limitations provided in the indenture.

Debt securities will bear interest at a fixed rate or a floating rate. The debt securities may be issued at a price less than their stated redemption price at maturity, resulting in the debt securities being treated as issued with original issue discount for federal income tax purposes. Any original issue discount debt securities may currently pay no interest or interest at a rate which at the time of issuance is below market rates. Special federal income tax and other considerations applicable to any of these discounted notes will be described in the prospectus supplement or pricing supplement.

The indenture provides that all debt securities of any one series need not be issued at the same time and we may, from time to time, issue additional debt securities of a previously issued series. In addition, the indenture provides that we may issue debt securities with terms different from those of any other series of debt securities and, within a series of debt securities, certain terms (such as interest rate or manner in which interest is calculated and maturity date) may differ.

Conversion Rights

The terms, if any, on which debt securities of a series may be exchanged for or converted into shares of our common stock, preferred stock or debt securities of another series will be set forth in the prospectus supplement relating to the series. To protect our status as a REIT, a holder may not convert any debt security, and the debt security is not convertible by any holder, if as a result of the conversion any person would then be deemed to beneficially own, directly or indirectly, 9.9% or more of our common stock.

Global Debt Securities

The registered debt securities of a series may be issued in the form of one or more fully registered global securities that will be deposited with a depositary or with a nominee for a depositary identified in the prospectus supplement relating to the series and registered in the name of the depositary or a nominee of the depository. In these cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding registered debt securities of the series to be represented by the registered global security or securities. Unless and until it is exchanged in whole for debt securities in definitive registered form, a registered global security may not be transferred except as a whole by the depositary for such registered security to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or by the depositary or any nominee to a successor of the depositary or a nominee of the successor.

The specific terms of the depositary arrangement with respect to any portion of a series of debt securities to be represented by a registered global security will be described in the prospectus supplement relating to the series. We anticipate that the following provisions will apply to all depositary arrangements.

Ownership of beneficial interests in a registered global security will be limited to persons, or participants, that have accounts with the depositary for the registered global security or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary for the registered global security will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal amounts of the debt securities represented by the registered global security beneficially owned by the participants. The accounts to be credited will be designated by any dealers, underwriters or agents participating in the distribution of the debt securities. Ownership of beneficial interests in the registered global security will be shown on, and the transfer of the ownership interests will be effected only through, records maintained by the depositary for the registered global security (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants). The laws of some states may require that certain purchasers of securities take physical delivery of the securities in definitive form. These limits and laws may impair the ability to own, transfer or pledge beneficial interests in registered global securities.

So long as the depositary for a registered global security, or its nominee, is the registered owner of the registered global security, the depositary or its nominee will be considered the sole owner or holder of the debt securities represented by the registered global security for all purposes under the indenture. Except as set forth below, owners of beneficial interests in a registered global security will not be entitled to have the debt securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the debt securities in definitive form and will not be considered the owners or holders of the debt securities under the indenture. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for the registered global security and, if a person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the indenture. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action which a holder is entitled to give or take under the indenture, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take the action, and the participants would authorize beneficial owners owning through the participants to give or take the action or would otherwise act upon the instructions of beneficial owners holding through them.

Principal, premium, if any, and interest payments on debt securities represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee as the registered owner of the registered global security. Neither we, the trustee nor any other agent of us or the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a registered global security or for maintaining, supervising or reviewing any records relating to beneficial ownership interests.

We expect that the depositary for any debt securities represented by a registered global security, upon receipt of any payment of principal, premium or interest in respect of the registered global security, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through the participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of the participants.

If the depositary for any debt securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Securities Exchange Act of 1934, and a successor depositary registered as a clearing agency under the Securities Exchange Act of 1934 is not appointed by us within 90 days, we will issue the debt securities in definitive form in exchange for the registered global security. In addition, we may at any time and in our sole discretion determine not to have any of the debt securities of a series represented by one or more registered global securities and, in such event, will issue debt securities of the series in definitive form in exchange for the registered global security or securities representing such debt securities. Any debt securities issued in definitive form in exchange for a registered global security will be registered in such name or names as the depositary shall instruct the trustee. It is expected that these instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security.

Covenants

Limitation on Borrowing Money

In the indenture, we have agreed not to create, assume, incur or otherwise become liable in respect of any:

(a)         Senior Debt, unless the aggregate principal amount of our Senior Debt outstanding will not, at the time of such creation, assumption or incurrence and after giving effect thereto and to any concurrent transactions, exceed the greater of (i) 300% of Capital Base and (ii) 500% of Tangible Net Worth; and

(b)         Non-Recourse Debt, unless the aggregate principal amount of our Senior Debt and Non-Recourse Debt outstanding will not, at the time of such creation, assumption or incurrence and after giving effect thereto and to any concurrent transactions, exceed 500% of Capital Base.

For the purpose of this limitation as to borrowing money, the following terms have the following meanings:

•       “Senior Debt” means all Debt other than Non-Recourse Debt and Subordinated Debt;

•       “Debt,” with respect to any Person, means:

(a)         its indebtedness, secured or unsecured, for borrowed money;

(b)         Liabilities secured by any existing lien on property owned by the Person;

(c)         Capital Lease Obligations and the present value of all payments due under any arrangement for retention of title (discounted at the implicit rate if known and at 9% otherwise) if the arrangement is in substance an installment purchase or an arrangement for the retention of title for security purposes; and

(d)         guarantees of obligations of the character specified in clauses (a), (b) and (c) above to the full extent of the liability of the guarantor (discounted to present value, as provided in clause (c) above, in the case of guarantees of title retention arrangements).

•       “Capital Lease” means at any time any lease of Property which, in accordance with generally accepted accounting principles, would at that time be required to be capitalized on a balance sheet of the lessee;

•       “Capital Lease Obligation” means at any time the amount of the liability in respect of a Capital Lease which, in accordance with generally accepted accounting principles, would at that time be so required to be capitalized on a balance sheet of the lessee;

•       “Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible;

•       “Person” means an individual, partnership, joint venture, joint-stock company, association, corporation, trust or unincorporated organization, or a government or agency or political subdivision thereof;

•       “Non-Recourse Debt,” with respect to any Person, means any Debt secured by, and only by, property on or with respect to which the Debt is incurred where the rights and remedies of the holder of the Debt in the event of default do not extend to assets other than the property constituting security for the Debt;

•       “Subordinated Debt” means any of our unsecured Debt which is issued or assumed pursuant to, or evidenced by, an indenture or other instrument which contains provisions for the subordination of such Debt (to which appropriate reference shall be made in the instruments evidencing such Debt if not contained therein) to the debt securities (and, at our option, if so provided, to our Debt, either generally or as specifically designated);

•       “Capital Base” means, at any date, the sum of Tangible Net Worth and Subordinated Debt;

•       “Tangible Net Worth” means, at any date, the net book value (after deducting related depreciation, obsolescence, amortization, valuation, and other proper reserves) of our Tangible Assets at that date, minus the amount of our Liabilities at that date;

•       “Tangible Assets” means all of our assets (including assets held subject to Capital Leases and other arrangements pursuant to which title to the Property has been retained by or vested in some other Person for security purposes), except: (a) deferred assets other than prepaid insurance, prepaid taxes and deposits; (b) patents, copyrights, trademarks, trade names, franchises, goodwill, experimental expense and other similar intangibles; and (c) unamortized debt discount and expense; and

•       “Liabilities” means at any date the items shown as liabilities on our balance sheet, except any items of deferred income, including capital gains.

Consolidation, Merger and Sale of Assets

We may not consolidate or merge with or into or transfer or lease our assets substantially as an entirety to any person unless we are the continuing corporation or the successor corporation or person to which the assets are transferred or leased is organized under the laws of the United States or any state of the United States or the District of Columbia and expressly assumes our obligations on the debt securities and under the indenture, and after giving effect to the transaction no event of default under the indenture has occurred and is continuing, and certain other conditions are met.

Additional Covenants

Any additional covenants that we agree to with respect to a series of the debt securities will be set forth in the prospectus supplement or related pricing supplement.

Events of Default

The following will be events of default under the indenture with respect to the debt securities of any series:

•       failure to pay principal of or any premium on any debt security of the series when due;

•       failure to pay any interest on any debt security of the series when due, continued for 30 days;

•       failure to deposit any sinking fund payment when due in respect of any debt security of the series;

•       failure to perform any other of our covenants or warranties in the indenture (other than a covenant or warranty included in the indenture solely for the benefit of one or more series of debt securities other than that series), continued for 60 days after written notice by the trustee to us or by the holders of at least 25% in aggregate principal amount of the outstanding debt securities of the series to us and the trustee as provided in the indenture;

•       certain events in bankruptcy, insolvency, conservatorship, receivership or reorganization of us;

•       an acceleration of any of our other indebtedness, in an aggregate principal amount exceeding $20,000,000, not rescinded or annulled within 10 days after written notice is given as provided in the indenture; and

•       the occurrence of any other event of default provided with respect to the debt securities of that series.

If an event of default with respect to the outstanding debt securities of any series occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series may declare the principal amount of all the outstanding debt securities of that series to be due and payable immediately. At any time after the declaration of acceleration with respect to the debt securities of any series has been made, but before a judgment or decree based on acceleration has been obtained, the holders of a majority in aggregate principal amount of the outstanding debt securities of that series may, under certain circumstances, rescind and annul the acceleration.

The indenture provides that the trustee will, within 90 days after the occurrence of a default with respect to a series of debt securities, give to the holders of the outstanding debt securities of the series notice of all uncured defaults known to it. Except in the case of default in the payment of principal, premium, if any, or interest, if any, on any debt securities of a series, the trustee shall be protected in withholding the notice if the trustee in good faith determines that the withholding of the notice is in the interest of the holders of outstanding debt securities of the series.

The indenture provides that, subject to the duty of the trustee during the continuance of an event of default to act with the required standard of care, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless the holders shall have offered to the trustee reasonable indemnity. Subject to such provisions for the indemnification of the trustee and subject to certain other limitations, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceedings for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of that series.

We are required to furnish to the trustee annually a statement as to our performance of certain obligations under the indenture and as to any default in our performance.

Modification, Waiver and Amendment

The indenture provides that modifications and amendments may be made by us and the trustee to the indenture with the consent of the holders of not less than 66 2/3% in aggregate principal amount of the outstanding debt securities of each series affected by the modification or amendment. However, no such modification or amendment may, without the consent of the holder of each outstanding debt security affected thereby:

•       change the stated maturity of the principal of, or any installment of principal of, premium, if any, or interest, if any, on any debt security;

•       reduce the principal amount of, premium, if any, or interest, if any, on any debt security;

•       reduce the amount of principal of an original issue discount debt security payable upon acceleration of the stated maturity of the debt security;

•       change the place or currency of payment of the principal of, premium, if any, or interest, if any, on any debt security;

•       impair the right to institute suit for the enforcement of any payment on or with respect to any debt security;

•       reduce the percentage in aggregate principal amount of the outstanding debt securities of any series, the consent of whose holders is required for modification or amendment of the indenture or for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults; or

•       modify the provisions of the indenture providing for the modification, waiver or amendment of provisions of the indenture regarding waivers of events of default or the provisions providing that we maintain certain insurance.

The holders of a majority in aggregate principal amount of the outstanding debt securities of each series will be able, on behalf of all holders of the debt securities of that series, to waive compliance by us with certain restrictive provisions of the indenture, or any past default under the indenture with respect to the debt securities of that series, except a default in the payment of principal, premium, if any, or interest, if any, or in respect of a provision of the indenture which cannot be amended or modified without the consent of the holder of each outstanding debt security of the series affected.

Satisfaction and Discharge of Indenture

The indenture, with respect to any and all series of debt securities (except for certain specified surviving obligations including, among other things, our obligation to pay the principal of, premium, if any, or interest, if any, on any debt securities), will be discharged and cancelled upon the satisfaction of certain conditions, including the payment in full of the principal of, premium, if any, and interest, if any, on all of the debt securities of that series or the deposit with the trustee of an amount of cash sufficient for the payment or redemption, in accordance with the indenture.

Defeasance

We will be able to terminate certain of our obligations under the indenture with respect to the debt securities of any series on the terms and subject to the conditions contained in the indenture by depositing in trust with the trustee cash or U.S. government obligations (or combination thereof) sufficient to pay the principal of, premium, if any, and interest, if any, on the debt securities of the series to their maturity or redemption date in accordance with the terms of the indenture and the debt securities of the series.

Governing Law and Consent to Jurisdiction

The debt securities and the indenture will be governed by and construed in accordance with the laws of the State of California.

Concerning the Trustee

The indenture contains certain limitations on the rights of the trustee should it become a creditor of us, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions with us. However, if the trustee acquires any conflicting interest it must eliminate such conflict or resign or otherwise comply with the Trust Indenture Act of 1939, as amended.

The indenture provides that, in case an event of default should occur and be continuing, the trustee will be required to use the degree of care and skill of a prudent person in the conduct of his or her own affairs in the exercise of its powers.

DESCRIPTION OF PREFERRED STOCK

The following description of the terms of the preferred stock sets forth certain general terms and provisions of the preferred stock to which any prospectus supplement may relate.

General

Our authorized capital stock consists of 200,000,000 shares of common stock, $1.00 par value per share, and 50,000,000 shares of preferred stock, $1.00 par value per share. As of the date of this prospectus, we had 4,000,000 shares of 7.25% Series E cumulative redeemable preferred stock and 7,820,000 shares of 7.1% Series F cumulative redeemable preferred stock outstanding. We will not sell any of our outstanding series of preferred stock under this prospectus.

Under our charter, our board of directors is authorized without further stockholder action to establish and issue, from time to time, up to 50,000,000 shares of preferred stock, in one or more series, with such designations, preferences, powers and relative participating, optional or other special rights, and the qualifications, limitations or restrictions thereon, including, but not limited to, dividend rights, dividend rate or rates, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences as shall be stated in the resolution providing for the issue of a series of such stock, adopted, at any time or from time to time, by our board of directors.

The preferred stock shall have the dividend, liquidation, redemption and voting rights set forth below unless otherwise provided in a prospectus supplement relating to a particular series of the preferred stock. The terms of any particular series of preferred stock will be described in the prospectus supplement relating to that particular series of preferred stock, including:

•       the number of shares constituting the series and the distinctive designation thereof;

•       the voting rights, if any, of the series;

•       the rate of dividends payable on the series, the time or times when dividends will be payable, the preference to, or any relation to, the payment of dividends to any other class or series of stock and whether the dividends will be cumulative or non-cumulative;

•       whether there shall be a sinking or similar fund for the purchase of shares of the series and, if so, the terms and provisions that shall govern the fund;

•       the rights of the holders of shares of the series upon our liquidation, dissolution or winding up;

•       the rights, if any, of holders of shares of the series to convert their shares into or to exchange the shares for, shares of any other class or classes or any other series of the same or of any other class or classes of stock of the corporation, the price or prices or rate or rates of exchange, with such adjustments as shall be provided, at which the shares shall be convertible or exchangeable, whether such rights of conversion or exchange shall be exercisable at the option of the holder of the shares or upon the happening of a specified event and any other terms or conditions of such conversion or exchange; and

•       any other preferences, powers and relative participating, optional or other special rights and qualifications, limitations or restrictions of shares of the series.

The preferred stock will, when issued, be fully paid and nonassessable and will have no preemptive rights. Unless otherwise stated in a prospectus supplement relating to a particular series of preferred stock, each series of preferred stock will rank on a parity as to dividends and distributions of assets with each other series of preferred stock. The rights of the holders of each series of preferred stock will be subordinate to those of our general creditors.

Certain Provisions of Our Charter

See “Description of Common Stock—Transfer Restrictions, Redemption and Business Combination Provisions” for a description of certain provisions of our charter, including provisions relating to redemption rights and provisions which may have certain anti-takeover effects.

Dividend Rights

Holders of shares of preferred stock of each series will be entitled to receive, when, as and if declared by our board of directors, out of funds legally available therefor, cash dividends on the dates and at rates as will be set forth in, or as are determined by the method described in, the prospectus supplement relating to the series of preferred stock. The rate may be fixed or variable or both. Each dividend will be payable to the holders of record as they appear on our stock books on the record dates fixed by our board of directors, as specified in the prospectus supplement relating to the series of preferred stock.

Dividends may be cumulative or noncumulative, as provided in the prospectus supplement relating to the series of preferred stock. If our board of directors fails to declare a dividend payable on a dividend payment date on any series of preferred stock for which dividends are noncumulative, then the holders of the series of preferred stock will have no right to receive a dividend in respect of the dividend period ending on the dividend payment date, and we will have no obligation to pay the dividend accrued for such period, whether or not dividends on the series are declared payable on any future dividend payment dates. Dividends on the shares of each series of preferred stock for which dividends are cumulative will accrue from the date on which we initially issue shares of the series.

So long as the shares of any series of preferred stock are outstanding, we may not declare any dividends on our common stock or any other stock ranking as to dividends or distributions of assets junior to the series of preferred stock or make any payment on account of, or set apart money for, the purchase, redemption or other retirement of, or for a sinking or other analogous fund for, any shares of junior stock or make any distribution in respect thereof, whether in cash or property or in obligations or stock, other than junior stock which is neither convertible into, nor exchangeable or exercisable for, any securities other than junior stock, unless:

•       full dividends (including, if the preferred stock is cumulative, dividends for prior dividend periods) shall have been paid or declared and set apart for payment on all outstanding shares of preferred stock of the series and all other series of our preferred stock (other than junior stock); and

•       we are not in default or in arrears with respect to the mandatory or optional redemption or mandatory repurchase or other mandatory retirement of, or with respect to any sinking or other analogous fund for, any shares of preferred stock of the series or any shares of any other series of our preferred stock (other than junior stock).

Liquidation Preference

In the event of any liquidation, dissolution or winding up of us, voluntary or involuntary, the holders of each series of the preferred stock will be entitled to receive out of our assets legally available for distribution to stockholders, before any distribution of assets or payment is made to the holders of common stock or any other shares of our stock ranking junior as to such distribution or payment to such series of preferred stock, the amount set forth in the prospectus supplement relating to such series of preferred stock. If, upon any voluntary or involuntary liquidation, dissolution or winding up of us, the amounts payable with respect to the preferred stock of any series and any other shares of preferred stock (including any other series of the preferred stock) ranking as to any such distribution on a parity with such series of preferred stock are not paid in full, the holders of the preferred stock of such series and of such other shares of preferred stock will share ratably in any such distribution of our assets in proportion to the full respective preferential amounts to which they are entitled. After payment to the holders of the preferred stock of each series of the full preferential amounts of the liquidating distribution to which they are entitled, the holders of each such series of preferred stock will be entitled to no further participation in any distribution of our assets.

If such payment shall have been made in full to all holders of shares of preferred stock, our remaining assets will be distributed among the holders of any other classes of stock ranking junior to the preferred stock upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, our consolidation or merger with or into any other corporation, or the sale, lease or conveyance of all or substantially all of our property or business, shall not be deemed to constitute a liquidation, dissolution or winding up of us.

Redemption

A series of preferred stock may be redeemable, in whole or from time to time in part, at our option, and may be subject to mandatory redemption pursuant to a sinking fund or otherwise, in each case upon terms, at the times and at the redemption prices set forth in the prospectus supplement relating to such series. Shares of the preferred stock redeemed by us will be restored to the status of authorized but unissued shares of preferred stock.

In the event that fewer than all of the outstanding shares of a series of the preferred stock are to be redeemed, whether by mandatory or optional redemption, the number of shares to be redeemed will be determined by lot or pro rata (subject to rounding to avoid fractional shares) as may be determined by us or by any other method as may be determined by us in our sole discretion to be equitable. From and after the redemption date (unless default shall be made by us in providing for the payment of the redemption price plus accumulated and unpaid dividends, if any), dividends shall cease to accumulate on the shares of the preferred stock called for redemption and all rights of the holders thereof (except the right to receive the redemption price plus accumulated and unpaid dividends, if any) shall cease.

So long as any dividends on shares of any series of preferred stock or any other series of preferred stock ranking on a parity as to dividends and distributions of assets with such series of preferred stock are in arrears, no shares of any such series of the preferred stock or such other series of preferred stock will be redeemed (whether by mandatory or optional redemption) unless all such shares are simultaneously redeemed, and we will not purchase or otherwise acquire any such shares. However, the foregoing will not prevent the purchase or acquisition of such shares of preferred stock of such series or of shares of such other series of preferred stock in order to ensure that we continue to meet the requirements for qualification as a REIT for federal and state income tax purposes or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of preferred stock of such series and, unless the full cumulative dividends on all outstanding shares of any cumulative preferred stock of such series and any other stock ranking on a parity with such series as to dividends and upon liquidation shall have been paid or contemporaneously are declared and paid for all past dividend periods, we will not purchase or otherwise acquire directly or indirectly any shares of preferred stock of such series (except by conversion into or exchange for our stock) ranking junior to the preferred stock of such series as to dividends and upon liquidation.

Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of shares of preferred stock to be redeemed at the address shown on our stock transfer books. After the redemption date, dividends will cease to accrue on the shares of preferred stock called for redemption and all rights of the holders of such shares will terminate, except the right to receive the redemption price without interest plus accumulated and unpaid dividends, if any.

Conversion Rights

The terms, if any, on which shares of preferred stock of any series may be exchanged for or converted (mandatorily or otherwise) into shares of common stock or another series of preferred stock will be set forth in the prospectus supplement relating thereto.

Voting Rights

Except as indicated below or in a prospectus supplement relating to a particular series of preferred stock, the holders of the preferred stock will not be entitled to vote for any purpose.

So long as any shares of preferred stock remain outstanding, we will not, without the consent or the affirmative vote of the holders of two-thirds of the shares of each series of preferred stock outstanding at the time given in person or by proxy, either in writing or at a meeting (such series voting separately as a class):

•       authorize, create or issue, or increase the authorized or issued amount of, any series of stock ranking prior to such series of preferred stock with respect to payment of dividends, or the distribution of assets on liquidation, dissolution or winding up or reclassifying any of our authorized stock into any such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; and

•       repeal, amend or otherwise change any of the provisions of our charter applicable to the preferred stock of such series in any manner which materially and adversely affects the powers, preferences, voting power or other rights or privileges of such series of preferred stock or the holders thereof; provided, however, that any increase in the amount of the authorized preferred stock or the creation or issuance of other series of preferred stock, or any increase in the amount of authorized shares of such series or of any other series of preferred stock, in each case ranking on a parity with or junior to the preferred stock of such series, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of the preferred stock shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

Restrictions on Ownership

In order for us to qualify as a real estate investment trust under the Internal Revenue Code of 1986, as amended, not more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) during the last half of a taxable year. To assist us in meeting this requirement, we may take certain actions to limit the beneficial ownership, directly or indirectly, by a single person of our outstanding equity securities, including any preferred stock. The applicable prospectus supplement will specify any additional ownership limitation relating to a series of preferred stock.

Transfer Agent and Registrar

The transfer agent, dividend and redemption price disbursement agent and registrar for shares of each series of the preferred stock will be set forth in the prospectus supplement relating thereto.

DESCRIPTION OF COMMON STOCK

Our authorized capital stock consists of 200,000,000 shares of common stock, par value $1.00 per share, and 50,000,000 shares of preferred stock, par value $1.00 per share. The following description is qualified in all respects by reference to our charter, a copy of which was filed as an exhibit to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2001, our Second Amended and Restated Bylaws, a copy of which was filed as an exhibit to our Quarterly Report on Form 10-Q for the quarter ended March 31, 1999, as amended by Amendment No. 1, filed as an exhibit to our Annual Report on Form 10-K for the fiscal year ended December 31, 2001, Amendment No. 2, filed as an exhibit to our registration statement on Form S-3 filed on August 30, 2002, Amendment No. 3, filed as an exhibit to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2002, Amendment No. 4, filed as an exhibit to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, Amendment No. 5, filed as an exhibit to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, and Amendment No. 6, filed as an exhibit to our Quarterly Report on Form 10-Q for the period ended September 30, 2003, and the rights agreement between us and The Bank of New York, as rights agent.

Common Stock

All shares of common stock participate equally in dividends payable to holders of common stock when and as declared by our board of directors and in net assets available for distribution to holders of common stock upon our liquidation, dissolution, or winding up, have one vote per share on all matters submitted to a vote of the stockholders and do not have cumulative voting rights in the election of directors. All issued and outstanding shares of common stock are, and the common stock offered hereby will be upon issuance, validly issued, fully paid and nonassessable. Holders of the common stock do not have preference, conversion, exchange or preemptive rights. Our common stock is listed on the New York Stock Exchange under the symbol “HCP.”

Stockholder Rights Agreement

On June 20, 2000, we adopted a Stockholder Rights Plan and declared a dividend of one preferred share purchase right for each outstanding share of our common stock. The rights will become exercisable if a person or group of affiliated or associated persons has acquired, or obtained the right to acquire, beneficial ownership of 15% of more of our common stock or following the commencement or announcement of an intention to make a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of our common stock. After the rights become exercisable, each right will entitle the holder to purchase from us one one-hundredth (1/100th) of a share of Series D Junior Participating Preferred Stock at a price of $95 per one one-hundredth (1/100th) of a share of Series D Preferred Stock, subject to certain anti-dilution adjustments. The rights will at no time have any voting rights.

Each share of Series D Preferred Stock purchasable upon exercise of the rights will be entitled, when, as and if declared, to a minimum preferential quarterly dividend payment of $1.00 per share but will be entitled to an aggregate dividend of 100 times the dividend, if any, declared on our common stock. In the event of our liquidation, dissolution or winding up, the holders of the shares of the Series D Preferred Stock will be entitled to a preferential liquidation payment of $100 per share plus any accrued but unpaid dividends and distributions thereon, whether or not declared, provided that the holders of shares of the Series D Preferred Stock shall be entitled to receive an aggregate amount per share, subject to adjustment, equal to 100 times the aggregate amount to be distributed per share to holders of shares of our common stock. Each share of Series D Preferred Stock will have 100 votes and will vote together with our common stock. Finally, in the event of any merger, consolidation or other transaction in which shares of our common stock are exchanged, each share of Series D Preferred Stock will be entitled to receive 100 times the amount received per share of common stock. Shares of Series D Preferred Stock will not be redeemable. The rights are protected by customary anti-dilution provisions. Because of the nature of the Series D Preferred Stock’s dividend, liquidation and voting rights, the value of one one-hundredth of a share of Series D Preferred Stock purchasable upon exercise of each Right should approximate the value of one common share.

Under certain circumstances, each holder of a right, other than rights that are or were acquired or beneficially owned by a person or group acquiring 15% or more (which rights will thereafter be void), will have the right to receive upon exercise that number of shares of our common stock having a market value of two times the then current purchase price of one right. In the event that, after a person acquired 15% or more of our common stock, we were acquired in a merger or other business combination transaction or more than 50% of our assets or earning power were sold, each holder of a right shall have the right to receive, upon the exercise thereof at the then current purchase price of the right, that number of shares of common stock of the acquiring company which at the time of such transaction would have a market value of two times the then current purchase price of one right.

The rights may be redeemed by our board of directors at any time prior to the time a person or group acquires 15% or more of our common stock.

The rights will expire on July 27, 2010 (unless earlier redeemed, exchanged or terminated). The Bank of New York is the Rights Agent.

The rights are designed to assure that all of our stockholders receive fair and equal treatment in the event of any proposed takeover of us and to guard against partial tender offers, open market accumulations and other abusive tactics to gain control of us without paying all stockholders a control premium. The rights will cause substantial dilution to a person or group that acquires 15% or more of our stock on terms not approved by our board of directors. The rights should not interfere with any merger or other business combination approved by our board of directors at any time prior to the first date that a person or group acquires 15% or more of our common stock.

Transfer Restrictions, Redemption and Business Combination Provisions

Among other requirements, in order for us to qualify as a REIT under the Internal Revenue Code, no more than 50% in value of our outstanding shares of stock may be owned, actually or constructively, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) during the last half of a taxable year. In addition, if we, or an owner of 10% or more of our capital stock, actually or constructively owns 10% or more of one of our tenants (or a tenant of any partnership or limited liability company in which we are a partner or member), the rent received by us (either directly or through the partnership or limited liability company) from the tenant will not be qualifying income for purposes of the gross income tests for REITs contained in the Internal Revenue Code. A REIT’s stock must also be beneficially owned by 100 or more persons during at least 335 days of a taxable year of twelve months or during a proportionate part of a shorter taxable year.

Our charter contains restrictions on the ownership and transfer of our common stock which are intended to assist us in complying with these requirements and continuing to qualify as a REIT. The relevant sections of our charter provide that, subject to the exceptions described below, no person or entity may own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Internal Revenue Code, more than 9.8% (by number of shares or value, whichever is more restrictive) of the outstanding shares of common stock. We refer to the limits described in this paragraph as the “ownership limits.” Any limits regarding the ownership of other securities we offer under this prospectus or an accompanying prospectus supplement will be set forth in the applicable prospectus supplement.

The constructive ownership rules under the Internal Revenue Code are complex and may cause stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 9.8% of our common stock (or the acquisition of an interest in an entity that owns, actually or constructively, our common stock) by an individual or entity, could, nevertheless cause that individual or entity, or another individual or entity, to own constructively in excess of 9.8% of our outstanding common stock and thereby subject the common stock to the applicable ownership limit.

Our board of directors may, but in no event will be required to, waive the ownership limit with respect to a particular stockholder if it:

•       determines that such ownership will not jeopardize our status as a REIT; and

•       our board of directors otherwise decides such action would be in our best interest.

As a condition of such waiver, the board of directors may require an opinion of counsel satisfactory to it and/or undertakings or representations from the applicant with respect to preserving our REIT status.

These charter provisions further prohibit:

•       any person from beneficially or constructively owning shares of our stock that would result in us being “closely held” under Section 856(h) of the Internal Revenue Code or otherwise cause us to fail to qualify as a REIT; and

•       any person from transferring shares of our common stock if such transfer would result in shares of our stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution).

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of common stock that will or may violate any of the foregoing restrictions on transferability and ownership will be required to give notice immediately to us and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT.

Pursuant to our charter, if any purported transfer of common stock or any other event would otherwise result in any person violating the ownership limits or such other limit as permitted by our board of directors, then any such purported transfer will be void and of no force or effect as to that number of shares in excess of the applicable ownership limit. The shares proposed to be transferred will be deemed to have been transferred to, and held by, a trustee of a trust for the exclusive benefit of a charitable organization selected by us. The automatic transfer will be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in a transfer to the trust.

The trustee shall sell the shares to us or to another person designated by the trustee whose ownership of the shares will not violate the ownership limit.

The trustee must, within 20 days of receiving notice from us of the transfer of shares to the trust:

•       sell the excess shares to a person or entity who could own the shares without violating the ownership limits or as otherwise permitted by our board of directors, and

•       distribute to the prohibited transferee or owner, as applicable, an amount equal to the lesser of (1) the price paid by the prohibited transferee or owner for the excess shares (or, if the event which resulted in the transfer to the trust did not involve a purchase of such shares at market price, the last reported sales price reported on the New York Stock Exchange on the trading day immediately preceding the relevant date) and (2) the sales proceeds received by the trust for the excess shares.

The trustee shall be designated by us and shall be unaffiliated with us and any prohibited transferee or owner. Prior to the sale of any excess shares by the trust, the trustee will receive, in trust for the beneficiary, all dividends and other distributions paid by us with respect to the excess shares, and may also exercise all voting rights with respect to the excess shares.

Subject to Maryland law, effective as of the date that the shares have been transferred to the trust, the trustee shall have the authority, at the trustee’s sole discretion,

•       to rescind as void any vote cast by a prohibited transferee or owner, as applicable, prior to our discovery that the shares have been transferred to the trust; and

•       to recast the vote in accordance with the desires of the trustee acting for the benefit of the beneficiary of the trust.

However, if we have already taken irreversible corporate action, then the trustee may not rescind and recast the vote. Any dividend or other distribution paid to the prohibited transferee or owner, prior to our discovery that the shares had been automatically transferred to a trust as described above, must be repaid to the trustee upon demand for distribution to the beneficiary of the trust. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent violation of the applicable ownership limit or as otherwise permitted by the board of directors, then our charter provides that the transfer of the excess shares will be void.

All certificates representing shares of our common stock bear a legend referring to the restrictions described above.

In addition, if our board of directors shall, at any time and in good faith, be of the opinion that direct or indirect ownership of at least 9.9% of the voting shares of capital stock has or may become concentrated in the hands of one beneficial owner, it shall have the power:

•       by lot or other means deemed equitable by it to call for the purchase from any stockholder of a number of voting shares sufficient, in the opinion of our board of directors, to maintain or bring the direct or indirect ownership of voting shares of capital stock of the beneficial owner to a level of no more than 9.9% of our outstanding voting shares; and

•       to refuse to transfer or issue voting shares of capital stock to any person whose acquisition of such voting shares would, in the opinion of the board of directors, result in the direct or indirect ownership by that person of more than 9.9% of the outstanding voting shares of our capital stock.

If our board of directors fails to grant an exemption from this 9.9% ownership limitation, then the transfer of shares, options, warrants, or other securities convertible into voting shares that would create a beneficial owner of more than 9.9% of the outstanding voting shares shall be deemed void ab initio and the intended transferee shall be deemed never to have had an interest in the transferred securities. The purchase price for any voting shares of capital stock so redeemed shall be equal to the fair market value of the shares reflected in the closing sales price for the shares, if then listed on a national securities exchange, or the average of the closing sales prices for the shares if then listed on more than one national securities exchange, or if the shares are not then listed on a national securities exchange, the latest bid quotation for the shares if then traded over-the-counter, on the last business day immediately preceding the day on which we send notices of such acquisitions, or, if no such closing sales prices or quotations are available, then the purchase price shall be equal to the net asset value of such stock as determined by the board of directors in accordance with the provisions of applicable law. From and after the date fixed for purchase by the board of directors, the holder of any shares so called for purchase shall cease to be entitled to distributions, voting rights and other benefits with respect to such shares, except the right to payment of the purchase price for the shares.

Our charter requires that, except in certain circumstances, business combinations between us and a beneficial holder of 10% or more of our outstanding voting stock, or a related person, be approved by the affirmative vote of at least 90% of our outstanding voting shares.

A business combination is defined in our charter as:

•       our merger or consolidation with or into a related person;

•       any sale, lease, exchange, transfer or other disposition, including without limitation a mortgage or any other security device, of all or any substantial part (as defined below) of our assets (including without limitation any voting securities of a subsidiary) to a related person;

•       any merger or consolidation of a related person with or into us;

•       any sale, lease, exchange, transfer or other disposition of all or any substantial part of the assets of a related person to us;

•       the issuance of any of our securities (other than by way of pro rata distribution to all stockholders) to a related person; and

•       any agreement, contract or other arrangement providing for any of the transactions described in the definition of business combination.

The term “substantial part” means more than 10% of the book value of our total assets as of the end of its most recent fiscal year ending prior to the time the determination is being made.

The foregoing provisions of our charter and certain other matters may not be amended without the affirmative vote of at least two-thirds of our outstanding voting shares.

The rights and the foregoing provisions may have the effect of discouraging unilateral tender offers or other takeover proposals which certain stockholders might deem to be in their interests or in which they might receive a substantial premium. Our board of directors’ authority to issue and establish the terms of currently authorized preferred stock, without stockholder approval, may also have the effect of discouraging takeover attempts. See “Description of Preferred Stock.” The rights and the foregoing provisions could also have the effect of insulating current management against the possibility of removal and could, by possibly reducing temporary fluctuations in market price caused by accumulations of shares of common stock, deprive stockholders of opportunities to sell at a temporarily higher market price. However, our board of directors believes that inclusion of the business combination provisions in our charter and the rights may help assure fair treatment of stockholders and preserve our assets.

The above summary of certain provisions of the rights and our charter does not purport to be complete or to give effect to provisions of statutory or common law. The summary is subject to, and qualified in its entirety by reference to, the provisions of applicable law and, our charter and the rights agreement, copies of which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

Transfer Agent and Registrar

Bank of New York acts as transfer agent and registrar of the common stock.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
RELATED TO OUR REIT ELECTION

The following is a summary of the federal income tax considerations related to our REIT election which are anticipated to be material to purchasers of the securities offered by this prospectus. Your tax treatment will vary depending upon the terms of the specific securities that you acquire, as well as your particular situation. This discussion does not attempt to address any aspects of federal income taxation relevant to your ownership of the securities offered by this prospectus. Instead, the material federal income tax considerations relevant to your ownership of the securities offered by this prospectus may be provided in the applicable prospectus supplement that relates to those securities.

The information in this section is based on:

•       the Internal Revenue Code;

•       current, temporary and proposed Treasury Regulations promulgated under the Internal Revenue Code;

•       the legislative history of the Internal Revenue Code;

•       current administrative interpretations and practices of the Internal Revenue Service; and

•       court decisions

in each case, as of the date of this prospectus. In addition, the administrative interpretations and practices of the Internal Revenue Service include its practices and policies as expressed in private letter rulings which are not binding on the Internal Revenue Service, except with respect to the particular taxpayers who requested and received these rulings. Future legislation, Treasury Regulations, administrative interpretations and practices and/or court decisions may adversely affect the tax considerations contained in this discussion. Any change could apply retroactively to transactions preceding the date of the change. We have not requested, and do not plan to request, any rulings from the Internal Revenue Service concerning our tax treatment, and the statements in this prospectus are not binding on the Internal Revenue Service or any court. Thus, we can provide no assurance that the tax considerations contained in this discussion will not be challenged by the Internal Revenue Service or if challenged, will be sustained by a court.

You are urged to consult the applicable prospectus supplement, as well as your own tax advisors, regarding the tax consequences to you of:

•       the acquisition, ownership and sale or other disposition of the securities offered under this prospectus, including the federal, state, local, foreign and other tax consequences;

•       our election to be taxed as a REIT for federal income tax purposes; and

•       potential changes in the tax laws.

Taxation of the Company

General.   We elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code, commencing with our taxable year ending December 31, 1985. We believe we have been organized and have operated in a manner which allows us to qualify for taxation as a REIT under the Internal Revenue Code commencing with our taxable year ending December 31, 1985. We currently intend to continue to operate in this manner. However, qualification and taxation as a REIT depends upon our ability to meet the various qualification tests imposed under the Internal Revenue Code, including through actual annual operating results, asset diversification, distribution levels and diversity of stock ownership. Accordingly, no assurance can be given that we have operated or will continue to operate in a manner so as to qualify or remain qualified as a REIT. See the section below entitled “—Failure to Qualify.”

The sections of the Internal Revenue Code and corresponding Treasury Regulations that relate to the qualification and operation of a REIT are highly technical and complex. The following sets forth the material aspects of the sections of the Internal Revenue Code that govern the federal income tax treatment of a REIT and its stockholders. This summary is qualified in its entirety by the applicable Internal Revenue Code provisions, relevant rules and Regulations promulgated thereunder, and administrative and judicial interpretations thereof.

Latham & Watkins LLP has acted as our tax counsel in connection with this registration of our debt securities, common stock and preferred stock and our election to be taxed as a REIT.

Latham & Watkins LLP has rendered an opinion to us, dated as of December 15, 2003, to the effect that, commencing with our taxable year ending December 31, 1985, we have been organized and have operated in conformity with the requirements for qualification and taxation as a REIT, and our proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Internal Revenue Code. It must be emphasized that this opinion was based on various assumptions and representations as to factual matters, including representations made by us in a certificate provided by one of our officers. Our tax counsel has no obligation to update its opinion subsequent to its date. In addition, this opinion was based upon our factual representations set forth in this prospectus. Moreover, our qualification and taxation as a REIT depends upon our ability to meet, through actual annual operating results, asset diversification, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Internal Revenue Code discussed below, the results of which have not been and will not be reviewed by our tax counsel. Accordingly, no assurance can be given that our actual results of operation for any particular taxable year have satisfied or will satisfy those requirements.

Further, the anticipated income tax treatment described in this prospectus may be changed, perhaps retroactively, by legislative, administrative or judicial action at any time. See “—Failure to Qualify”

If we qualify for taxation as a REIT, we generally will not be required to pay federal corporate income taxes on our net income that is currently distributed to our stockholders. This treatment substantially eliminates the “double taxation” that ordinarily results from investment in a C corporation. A C corporation is generally a corporation required to pay full corporate-level tax. Double taxation generally means taxation that occurs once at the corporate level when income is earned and once again at the stockholder level when the income is distributed. We will be required to pay federal income tax, however, as follows:

•       First, we will be required to pay tax at regular ordinary and capital gain corporate tax rates on any undistributed REIT taxable income, including undistributed net capital gains.

•       Second, we may be required to pay the “alternative minimum tax” on our items of tax preference under certain circumstances.

•       Third, if we have: (a) net income from the sale or other disposition of “foreclosure property” which is held primarily for sale to customers in the ordinary course of business; or (b) other nonqualifying income from foreclosure property, we will be required to pay tax at the highest corporate rate on this income. Foreclosure property is generally defined as property we acquired through foreclosure or after a default on a loan secured by the property or a lease of the property.

•       Fourth, we will be required to pay a 100% tax on any net income from prohibited transactions. Prohibited transactions are, in general, sales or other taxable dispositions of property, other than foreclosure property, held as inventory or primarily for sale to customers in the ordinary course of business.

•       Fifth, if we fail to satisfy the 75% gross income test or the 95% gross income test discussed below, but have otherwise maintained our qualification as a REIT because certain other requirements are met, we will be required to pay a tax equal to (a) the greater of (i) the amount by which 75% of our gross income exceeds the amount qualifying under the 75% gross income test described below and (ii) the amount by which 90% of our gross income exceeds the amount qualifying under the 95% gross income test described below, multiplied by (b) a fraction intended to reflect our profitability.

•       Sixth, we will be required to pay a 4% excise tax to the extent we fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for the year, (b) 95% of our REIT capital gain net income for the year, and (c) any undistributed taxable income from prior periods.

•       Seventh, if we acquire any asset from a corporation which is or has been a C corporation in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset in the hands of the C corporation, and we subsequently recognize gain on the disposition of the asset during the ten-year period beginning on the date on which we acquired the asset, then we will be required to pay tax at the highest regular corporate tax rate on this gain to the extent of the excess of (a) the fair market value of the asset over (b) our adjusted basis in the asset, in each case determined as of the date on which we acquired the asset. The results described in this paragraph with respect to the recognition of gain assume that we will make or refrain from making the appropriate elections under existing Treasury Regulations on our tax return for the year in which we acquire an asset from a C corporation.

•       Eighth, we will be subject to a 100% tax on any “redetermined rents,” “redetermined deductions” or “excess interest.” In general, redetermined rents are rents from real property that are overstated as a result of services furnished to any of our tenants by a “taxable REIT subsidiary” of ours. See “—Ownership of Interests in Taxable REIT Subsidiaries.” Redetermined deductions and excess interest generally represent amounts that are deducted by a taxable REIT subsidiary of ours for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s length negotiations.

Requirements for qualification as a REIT.   The Internal Revenue Code defines a REIT as a corporation, trust or association:

(1)         that is managed by one or more trustees or directors;

(2)         that issues transferable shares or transferable certificates to evidence its beneficial ownership;

(3)         that would be taxable as a domestic corporation but for Sections 856 through 860 of the Internal Revenue Code;

(4)         that is not a financial institution or an insurance company within the meaning of the Internal Revenue Code;

(5)         that is beneficially owned by 100 or more persons;

(6)         not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals, as defined in the Internal Revenue Code to include certain entities, during the last half of each taxable year; and

(7)         that meets other tests, described below, regarding the nature of its income and assets and the amount of its distributions.

The Internal Revenue Code provides that all of conditions (1) to (4) must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of twelve months, or during a proportionate part of a taxable year of less than twelve months. Conditions (5) and (6) do not apply until after the first taxable year for which an election is made to be taxed as a REIT. For purposes of condition (6), pension funds and other specified tax-exempt entities generally are treated as individuals, except that a “look-through” exception applies with respect to pension funds.

We believe that we have satisfied conditions (1) through (7), inclusive, during the relevant time periods. In addition, our charter provides for restrictions regarding ownership and transfer of shares. These restrictions are intended to assist us in continuing to satisfy the share ownership requirements described in conditions (5) and (6) above. These stock ownership and transfer restrictions are described in “Description of Common Stock—Transfer Restrictions, Redemptions and Business Combination Provisions” in this Prospectus. These restrictions, however, may not ensure that we will, in all cases, be able to satisfy the share ownership requirements described in conditions (5) and (6) above. If we fail to satisfy these share ownership requirements, except as provided in the next sentence, our status as a REIT will terminate. If, however, we comply with the rules contained in the applicable Treasury Regulations that require us to ascertain the actual ownership of our shares, and we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the requirement described in condition (6) above, we will be treated as having met this requirement. See “—Failure to Qualify.”

In addition, we may not maintain our status as a REIT unless our taxable year is the calendar year. We have and will continue to have a calendar taxable year.

Ownership of a partnership interest.   We own and operate one or more properties through partnerships and limited liability companies. Treasury Regulations provide that if we are a partner in a partnership, we will be deemed to own our proportionate share of the assets of the partnership. Also, we will be deemed to be entitled to our proportionate share of the income of the partnership. The character of the assets and gross income of the partnership retains the same character in our hands for purposes of Section 856 of the Internal Revenue Code, including satisfying the gross income tests and the asset tests. In addition, for these purposes, the assets and items of income of any partnership in which we own a direct or indirect interest include such partnership’s share of assets and items of income of any partnership in which it owns an interest. We have included a brief summary of the rules governing the federal income taxation of partnerships and their partners below in “—Tax Aspects of the Partnerships.” The treatment described above also applies with respect to the ownership of interests in limited liability companies or other entities that are treated as partnerships for tax purposes.

We have direct or indirect control of certain partnerships and limited liability companies and intend to continue to operate them in a manner consistent with the requirements for qualification as a REIT. We are a limited partner or non-managing member in certain partnerships and limited liability companies. If a partnership or limited liability company in which we own an interest takes or expects to take actions which could jeopardize our status as a REIT or require us to pay tax, we may be forced to dispose of our interest in that entity. In addition, it is possible that a partnership or limited liability company could take an action which could cause us to fail a REIT income or asset test, and that we would not become aware of such action in a time frame which would allow us to dispose of our interest in the applicable entity or take other corrective action on a timely basis. In such a case, we could fail to qualify as a REIT.

Ownership of Interests in Qualified REIT Subsidiaries.   We own and operate a number of properties through our wholly-owned subsidiaries that we believe will be treated as “qualified REIT subsidiaries” under the Internal Revenue Code. A corporation will qualify as our qualified REIT subsidiary if we own 100% of its outstanding stock and if we do not elect with the subsidiary to treat it as a “taxable REIT subsidiary,” described below. A corporation that is a qualified REIT subsidiary is not treated as a separate corporation, and all assets, liabilities and items of income, deduction and credit of a qualified REIT subsidiary are treated as assets, liabilities and items of income, deduction and credit (as the case may be) of the parent REIT for all purposes under the Internal Revenue Code (including all REIT qualification tests). Thus, in applying the requirements described in this prospectus, the subsidiaries in which we own a 100% interest (other than any taxable REIT subsidiaries) are ignored, and all assets, liabilities and items of income, deduction and credit of such subsidiaries are treated as our assets, liabilities and items of income, deduction and credit. A qualified REIT subsidiary is not required to pay federal income tax, and our ownership of the stock of a qualified REIT subsidiary does not violate the restrictions against ownership of securities of any one issuer which constitute more than 10% of the voting power or value of such issuer’s securities or more than 5% of the value of our total assets, as described below under “—Asset Tests.”

Ownership of Interests in Taxable REIT Subsidiaries.   A taxable REIT subsidiary of ours is a corporation other than a REIT in which we directly or indirectly hold stock and that has made a joint election with us to be treated as a taxable REIT subsidiary. A taxable REIT subsidiary also includes any corporation other than a REIT with respect to which a taxable REIT subsidiary owns, directly or indirectly, securities possessing more than 35% of the total voting power or value of the outstanding securities of such corporation. A taxable REIT subsidiary may generally engage in any business, including the provision of customary or noncustomary services to tenants of its parent REIT, except that a taxable REIT subsidiary may not directly or indirectly operate or manage a lodging or health care facility or directly or indirectly provide to any other person (under a franchise, license or otherwise) rights to any brand name under which any lodging or health care facility is operated. A taxable REIT subsidiary is subject to federal income tax, and state and local income tax where applicable, as a regular C corporation. In addition, a taxable REIT subsidiary of ours may be prevented from deducting interest on debt that we directly or indirectly fund if certain tests regarding the taxable REIT subsidiary’s debt-to-equity ratio and interest expense are not satisfied. We own interests in HCPI Investments, Inc. and Indiana HCP GP, Inc. and have jointly elected with each of these corporations to treat it as one of our as our taxable REIT subsidiaries. We may acquire interests in additional taxable REIT subsidiaries in the future. As a result, our ownership of securities of HCPI Investments and Indiana HCP GP, Inc. will not be subject to the 10% asset test described below, and their operations will be subject to the provisions described above concerning taxable REIT subsidiaries. See “—Asset Tests.”

Income Tests.   We must satisfy two gross income requirements annually to maintain our qualification as a REIT:

•       First, in each taxable year, we must derive directly or indirectly at least 75% of our gross income, excluding gross income from prohibited transactions, from (a) certain investments relating to real property or mortgages on real property, including “rents from real property” and, in some circumstances, interest, or (b) some types of temporary investments; and

•       Second, in each taxable year, we must derive at least 95% of our gross income, excluding gross income from prohibited transactions, from (a) the real property investments described above, and (b) dividends, interest and gain from the sale or disposition of stock or securities.

For these purposes, the term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of all or some of the amount depends in any way on the income or profits of any person. An amount received or accrued generally will not be excluded from the term “interest,” however, solely by reason of being based on a fixed percentage or percentages of receipts or sales.

Rents we receive from a tenant will qualify as “rents from real property” for the purpose of satisfying the gross income requirements for a REIT described above only if the following conditions are met:

•       The amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount we receive or accrue generally will not be excluded from the term “rents from real property” solely by reason of being based on a fixed percentage or percentages of receipts or sales;

•       We, or an actual or constructive owner of 10% or more of our stock, must not actually or constructively own 10% or more of the interests in the assets or net profits of the tenant, or, if the tenant is a corporation, 10% or more of the total combined voting power of all classes of stock entitled to vote or 10% or more of the total value of all classes of stock of the tenant. Rents we receive from one of our taxable REIT subsidiaries, however, will not be excluded from the definition of “rents from real property” if at least 90% of the space at the property to which the rents relate is leased to third parties, and the rents paid by the taxable REIT subsidiary are comparable to rents paid by our other tenants for comparable space;

•       Rent attributable to personal property leased in connection with a lease of real property must not be greater than 15% of the total rent we receive under the lease. If this requirement is not met, then the portion of rent attributable to personal property will not qualify as “rents from real property;” and

•       We generally must not operate or manage the property or furnish or render services to the tenants of the property, subject to a 1% de minimis exception, other than through an independent contractor from whom we derive no revenue. We may, however, directly perform certain services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered “rendered to the occupant” of the property. Examples of such services include the provision of light, heat, or other utilities, trash removal and general maintenance of common areas. In addition, we may employ a taxable REIT subsidiary, which may be wholly or partially owned by us, to provide both customary and non-customary services to our tenants without causing the rent we receive from those tenants to fail to qualify as “rents from real property.” Any amounts we receive from a taxable REIT subsidiary with respect to the taxable REIT subsidiary’s provision of non-customary services will, however, be nonqualifying income under the 75% gross income test and, except to the extent received through the payment of dividends, the 95% gross income test.

We generally do not intend to receive rent which fails to satisfy any of the above conditions. Notwithstanding the foregoing, we may have taken and may continue to take actions which fail to satisfy one or more of the above conditions to the extent that we determine, based on the advice of our tax counsel, that those actions will not jeopardize our tax status as a REIT.

We believe that the aggregate amount of our nonqualifying income, from all sources, in any taxable year will not exceed the limit on nonqualifying income under the gross income tests. If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for the year if we are entitled to relief under certain provisions of the Internal Revenue Code. Generally, we may avail ourselves of the relief provisions if:

•       our failure to meet these tests was due to reasonable cause and not due to willful neglect;

•       we attach a schedule of the sources of our income to our federal income tax return; and

•       any incorrect information on the schedule was not due to fraud with intent to evade tax.

It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because nonqualifying income that we intentionally accrue or receive exceeds the limits on nonqualifying income, the Internal Revenue Service could conclude that our failure to satisfy the tests was not due to reasonable cause. If these relief provisions do not apply to a particular set of circumstances, we will not qualify as a REIT. As discussed above in “—Taxation of the Company—General,” even if these relief provisions apply, and we retain our status as a REIT, a tax would be imposed with respect to our nonqualifying income. We may not always be able to comply with the gross income tests for REIT qualification despite our periodic monitoring of our income.

Prohibited Transaction Income.   Any gain that we realize on the sale of property held as inventory or other property held primarily for sale to customers in the ordinary course of business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Our gain would include any gain realized by our qualified REIT subsidiaries and our share of any gain realized by any of the partnerships or limited liability companies in which we own an interest. This prohibited transaction income may also adversely affect our ability to satisfy the income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances surrounding the particular transaction. We intend to hold our properties for investment with a view to long-term appreciation and to engage in the business of acquiring, developing and owning our properties. We have made, and may in the future make, occasional sales of the properties as are consistent with our investment objectives. We do not intend to enter into any sales that are prohibited transactions. The Internal Revenue Service may contend, however, that one or more of these sales is subject to the 100% penalty tax.

Redetermined Rents.   Any redetermined rents, redetermined deductions or excess interest we generate will be subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of services furnished by one of our taxable REIT subsidiaries to any of our tenants, and redetermined deductions and excess interest represent amounts that are deducted by a taxable REIT subsidiary for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s length negotiations. Rents we receive will not constitute redetermined rents if they qualify for the safe harbor provisions contained in the Internal Revenue Code. Safe harbor provisions are provided where generally:

•       Amounts are received by a REIT for services customarily furnished or rendered in connection with the rental of real property;

•       Amounts are excluded from the definition of impermissible tenant service income as a result of satisfying the 1% de minimis exception;

•       The taxable REIT subsidiary renders a significant amount of similar services to unrelated parties and the charges for such services are substantially comparable;

•       Rents paid to the REIT by tenants who are not receiving services from the taxable REIT subsidiary are substantially comparable to the rents paid by the REIT’s tenants leasing comparable space who are receiving such services from the taxable REIT subsidiary and the charge for the services is separately stated; and

•       The taxable REIT subsidiary’s gross income from the service is not less than 150% of the subsidiary’s direct cost of furnishing or rendering the service.

Asset Tests.   At the close of each quarter of our taxable year, we also must satisfy four tests relating to the nature and diversification of our assets:

•       First, at least 75% of the value of our total assets, including assets held by our qualified REIT subsidiaries and our allocable share of the assets held by the partnerships and limited liability companies in which we own an interest, must be represented by real estate assets, cash, cash items and government securities. For purposes of this test, the term “real estate assets” generally means real property (including interests in real property and interests in mortgages on real property) and shares (or transferable certificates of beneficial interest) in other REITs, as well as any stock or debt instrument attributable to the investment of the proceeds of a stock offering or a public debt offering with a term of at least five years, but only for the one-year period beginning on the date the REIT receives such proceeds;

•       Second, not more than 25% of the value of our total assets may be represented by securities other than those securities included in the 75% asset test;

•       Third, of the securities included in the 25% asset class and except for investments in other REITs, and our qualified REIT subsidiaries and taxable REIT subsidiaries, the value of any one issuer’s securities may not exceed 5% of the value of our total assets, and we may not own more than 10% of the total vote or value of any one issuer’s outstanding securities. For years prior to 2001, the 10% limit applies only with respect to voting securities of any issuer and not to the value of the securities of any issuer; and

•       Fourth, not more than 20% of the value of our total assets may be represented by the securities of one or more taxable REIT subsidiaries.

The 10% value limitation and the 20% asset test are effective for taxable years ending after December 31, 2000.

We own 100% of the outstanding stock of HCPI Investments, Inc. and Indiana HCP GP, Inc. Each of HCPI Investments and Indiana HCP GP, Inc. have elected, together with us, to be treated as taxable REIT subsidiaries. So long as HCPI Investments and Indiana HCP GP, Inc. qualify as taxable REIT subsidiaries, we will not be subject to the 5% asset test, 10% voting securities limitation or 10% value limitation with respect to our ownership of their securities. We or HCPI Investments or Indiana HCP GP, Inc. may acquire securities in other taxable REIT subsidiaries in the future. We believe that the aggregate value of our taxable REIT subsidiaries will not exceed 20% of the value of our gross assets. With respect to each issuer in which we currently own an interest that does not qualify as a REIT, a qualified REIT subsidiary or a taxable REIT subsidiary, we believe that (1) the value of the securities of any such issuer has not exceeded 5% of the total value of our assets, and (2) our ownership of the securities of any such issuer has complied with the 10% voting securities limitation and 10% value limitation. No independent appraisals have been obtained to support these conclusions. In addition, there can be no assurance that the Internal Revenue Service will not disagree with our determinations of value. We also own, and may continue to make, loans which must qualify under the “straight debt safe-harbor” in order to satisfy the 10% value limitation described above. We believe, based on the advice of our tax counsel, that all such existing loans qualify under this safe-harbor. However, there is relatively little authority interpreting this safe-harbor and, as a result, there can be no assurance that the Internal Revenue Service would not take a contrary position.

The asset tests must be satisfied not only on the date that we (directly or through our partnerships or limited liability companies) acquire securities in the applicable issuer, but also each time we increase our ownership of securities of such issuer, including as a result of increasing our interest in a partnership or limited liability company which owns such securities. For example, our indirect ownership of securities of an issuer may increase as a result of our capital contributions to a partnership or limited liability company. After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we fail to satisfy an asset test because we acquire securities or other property during a quarter (including as a result of an increase in our interests in a partnership or limited liability company), we can cure this failure by disposing of sufficient nonqualifying assets within 30 days after the close of that quarter. Although we expect to satisfy the asset tests and plan to take steps to ensure that we satisfy such tests for any quarter with respect to which retesting is to occur, there can be no assurance that such steps will always be successful or will not require a reduction in our overall interest in an issuer (including in a taxable REIT subsidiary). If we fail to timely cure any noncompliance with the asset tests, we would cease to qualify as a REIT.

Annual Distribution Requirements.   To maintain our qualification as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to the sum of:

•       90% (95% for taxable years beginning before January 1, 2001) of our “REIT taxable income”; and

•       90% (95% for taxable years beginning before January 1, 2001) of our after tax net income, if any, from foreclosure property; minus

•       the excess of the sum of specified items of our noncash income items over 5% of “REIT taxable income” as described below.

Our “REIT taxable income” is computed without regard to the dividends paid deduction and our net capital gain. In addition, for purposes of this test, non-cash income means income attributable to leveled stepped rents, original issue discount on purchase money debt, cancellation of indebtedness, and any like-kind exchanges that are later determined to be taxable.

In addition, if we dispose of any asset we acquired from a corporation which is or has been a C corporation in a transaction in which our basis in the asset is determined by reference to the basis of the asset in the hands of that C corporation, within the ten-year period following our acquisition of such asset, we would be required to distribute at least 90% (95% for taxable years beginning before January 1, 2001) of the after-tax gain, if any, we recognized on the disposition, to the extent that gain does not exceed the excess of (a) the fair market value of the asset on the date we acquired the asset over (b) our adjusted basis in the asset on the date we acquired the asset.

We must pay these distributions in the taxable year to which they relate, or in the following taxable year if they are declared before we timely file our tax return for that year and paid on or before the first regular dividend payment following their declarations. Except as provided below, these distributions are taxable to our stockholders, other than tax-exempt entities in the year in which paid. This is so even though these distributions relate to the prior year for purposes of our 90% distribution requirement. The amount distributed must not be preferential. To avoid being preferential, every stockholder of the class of stock to which a distribution is made must be treated the same as every other stockholder of that class, and no class of stock may be treated other than according to its dividend rights as a class. To the extent that we do not distribute all of our net capital gain, or distribute at least 90% (95% for taxable years beginning before January 1, 2001), but less than 100%, of our “REIT taxable income,” as adjusted, we will be required to pay tax on the undistributed amount at regular ordinary and capital gain corporate tax rates. We believe we have made, and intend to continue to make, timely distributions sufficient to satisfy these annual distribution requirements.

We anticipate that we will generally have sufficient cash or liquid assets to enable us to satisfy our distribution requirements. However, from time to time, we may not have sufficient cash or other liquid assets to meet these distribution requirements because of timing differences between the actual receipt of income and actual payment of deductible expenses, and the inclusion of income and deduction of expenses in determining our taxable income. If these timing differences occur, we may need to arrange for short-term, or possibly long-term, borrowings or need to pay dividends in the form of taxable stock dividends in order to meet the distribution requirements.

Under certain circumstances, we may be able to rectify an inadvertent failure to meet the 90% distribution requirement for a year by paying “deficiency dividends” to stockholders in a later year, which we may include in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends. However, we will be required to pay interest to the Internal Revenue Service based upon the amount of any deduction taken for deficiency dividends.

In addition, we will be required to pay a 4% excise tax on the excess of our required distribution for a calendar year over the amounts we actually distribute for such year. The amount of our required distribution during each calendar year (or in the case of distributions with declaration and record dates falling in the last three months of the calendar year, by the end of January immediately following such year) equals the sum of 85% of our REIT ordinary income for such year, 95% of our REIT capital gain net income for the year and any undistributed taxable income from prior periods. Any REIT ordinary income and capital gain net income on which this excise tax is imposed for any year is treated as an amount distributed during that year for purposes of calculating such tax.

Distributions with declaration and record dates falling in the last three months of the calendar year, which are paid to our stockholders by the end of January immediately following that year, will be treated for federal income tax purposes as having been paid on December 31 of the prior year.

Like-Kind Exchanges.   We have in the past disposed of properties in transactions intended to qualify as like-kind exchanges under the Internal Revenue Code, and may continue this practice in the future. Such like-kind exchanges are intended to result in the deferral of gain for federal income tax purposes. The failure of any such transaction to qualify as a like-kind exchange could subject us to federal income tax, possibly including the 100% prohibited transaction tax, depending on the facts and circumstances surrounding the particular transaction.

Failure to Qualify

If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions of the Internal Revenue Code do not apply, we will be required to pay tax, including any alternative minimum tax, on our taxable income at regular ordinary income and capital gains corporate tax rates. Distributions to our stockholders in any year in which we fail to qualify as a REIT will not be deductible by us, and we will not be required to distribute any amounts to our stockholders. As a result, we anticipate that our failure to qualify as a REIT would reduce the cash available for distribution by us to our stockholders. In addition, if we fail to qualify as a REIT, all distributions to our stockholders will be taxable as regular corporate dividends to the extent of our current and accumulated earnings and profits. In this event, subject to certain limitations under the Internal Revenue Code, corporate distributees may be eligible for the dividends-received deduction. Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year in which we lose our qualification. It is not possible to state whether in all circumstances we would be entitled to this statutory relief.

Tax Aspects of the Partnerships

General.   We own, directly or indirectly, interests in various partnerships and limited liability companies and may own interests in additional partnerships and limited liability companies in the future. Our ownership interests in such partnerships and limited liability companies involves special tax considerations. These special tax considerations include, for example, the possibility that the Internal Revenue Service might challenge the status of one or more of the partnerships or limited liability companies in which we own an interest as partnerships, as opposed to associations taxable as corporations, for federal income tax purposes. If a partnership or limited liability company in which we own an interest, or one or more of its subsidiary partnerships or limited liability companies, were treated as an association, it would be taxable as a corporation and therefore be subject to an entity-level tax on its income. In this situation, the character of our assets and items of gross income would change, and could prevent us from satisfying the REIT asset tests and possibly the REIT income tests (see “—Asset Tests” and “—Income Tests”). This, in turn, would prevent us from qualifying as a REIT. See “—Failure to Qualify” for a discussion of the effect of our failure to meet these tests. In addition, a change in the tax status of one or more of the partnerships or limited liability companies in which we own an interest might be treated as a taxable event. If so, we might incur a tax liability without any related cash distributions.

Treasury Regulations that apply for tax periods beginning on or after January 1, 1997, provide that a domestic business entity not otherwise organized as a corporation and which has at least two members may elect to be taxed as a partnership for federal income tax purposes. Unless it elects otherwise, an eligible entity in existence prior to January 1, 1997, will have the same classification for federal income tax purposes that it claimed under the entity classification Treasury Regulations in effect prior to this date. In addition, an eligible entity which did not exist or did not claim a classification prior to January 1, 1997, will be classified as a partnership for federal income tax purposes unless it elects otherwise. All of the partnerships in which we own an interest intend to claim classification as partnerships under these Treasury Regulations. As a result, we believe that these partnerships will be classified as partnerships for federal income tax purposes. The treatment described above also applies with respect to our ownership of interests in limited liability companies that are treated as partnerships for tax purposes.

Allocations of Income, Gain, Loss and Deduction.   A partnership or limited liability company agreement will generally determine the allocation of income and losses among partners or members. These allocations, however, will be disregarded for tax purposes if they do not comply with the provisions of Section 704(b) of the Internal Revenue Code and the related Treasury Regulations. Generally, Section 704(b) of the Internal Revenue Code and the related Treasury Regulations require that partnership and limited liability company allocations respect the economic arrangement of the partners and members. If an allocation is not recognized for federal income tax purposes, the relevant item will be reallocated according to the partners’ or members’ interests in the partnership or limited liability company, as the case may be. This reallocation will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners or members with respect to such item. The allocations of taxable income and loss in each of the partnerships and limited liability companies in which we own an interest are intended to comply with the requirements of Section 704(b) of the Internal Revenue Code and the Treasury Regulations promulgated thereunder.

Tax Allocations With Respect to the Properties.   Under Section 704(c) of the Internal Revenue Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership or limited liability company in exchange for an interest in the partnership or limited liability company must be allocated in a manner so that the contributing partner or member is charged with the unrealized gain or benefits from the unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or loss is generally equal to the difference between the fair market value or book value and the adjusted tax basis of the contributed property at the time of contribution. These allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners or members. Some of the partnerships and/or limited liability companies in which we own an interest were formed by way of contributions of appreciated property. The relevant partnership and/or limited liability company agreements require that allocations be made in a manner consistent with Section 704(c) of the Internal Revenue Code.

Other Tax Consequences

We may be required to pay tax in various state or local jurisdictions, including those in which we transact business. Our state and local tax treatment may not conform to the federal income tax consequences discussed above. Consequently, you should consult your tax advisors regarding the effect of state and local tax laws on an investment in us.

New Legislation

The maximum tax rate for non-corporate taxpayers for (i) capital gains, including “capital gain dividends,” has generally been reduced from 20% to 15% (for taxable years ending on or after May 6, 2003, although certain amounts in 2003 may continue to be taxed at a 20% rate and, depending on the characteristics of the assets which produced these gains and on designations which we may make, certain capital gain dividends may be taxed at a 25% rate) and (ii) dividends has generally been reduced from 38.6% to 15% (for taxable years beginning after December 31, 2002). In general, dividends payable by REITs are not eligible for the reduced tax rate on corporate dividends, except to the extent the REIT’s dividends are attributable to dividends received from taxable corporations (such as our taxable REIT subsidiaries), to income that was subject to tax at the corporate/REIT level (for example, if we distribute taxable income that we retained and paid tax on in the prior taxable year) or to dividends properly designated by us as “capital gain dividends.” Although these tax rate changes do not adversely affect the taxation of REITs or dividends paid by REITs, the more favorable treatment of regular corporate dividends could cause investors who are individuals to consider stock of other corporations that pay dividends to be more attractive relative to stock of REITs. The currently applicable provisions of the United States federal income tax laws relating to the 15% tax rate are currently scheduled to “sunset” or revert back to the provisions of prior law effective for taxable years beginning after December 31, 2008, at which time the capital gains tax rate will be increased to 20% and the rate applicable to dividends will be increased to the tax rate then applicable to ordinary income.

PLAN OF DISTRIBUTION

We may sell the securities to one or more underwriters for public offering and sale by them and may also sell the securities to investors directly or through agents. We will name any underwriter or agent involved in the offer and sale of securities in the applicable prospectus supplement. We have reserved the right to sell or exchange securities directly to investors on our own behalf in those jurisdictions where we are authorized to do so.

We may distribute the securities from time to time in one or more transactions:

•       at a fixed price or prices, which may be changed;

•       at market prices prevailing at the time of sale;

•       at prices related to such prevailing market prices; or

•       at negotiated prices.

We may also, from time to time, authorize dealers, acting as our agents, to offer and sell securities upon the terms and conditions set forth in the applicable prospectus supplement. In connection with the sale of securities, we, or the purchasers of securities for whom the underwriters may act as agents, may compensate underwriters in the form of underwriting discounts or commissions. Underwriters may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. Unless otherwise indicated in a prospectus supplement, an agent will be acting on a best efforts basis and a dealer will purchase securities as a principal, and may then resell the securities at varying prices to be determined by the dealer.

When securities are to be sold to underwriters, unless otherwise set forth in the applicable prospectus supplement, the underwriters’ obligations to purchase those securities will be subject to certain conditions precedent. If the underwriters purchase any of the securities, they will be obligated to purchase all of the securities.

We will describe in the applicable prospectus supplement any compensation we pay to underwriters or agents in connection with the offering of securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers. Dealers and agents participating in the distribution of securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We may enter into agreements to indemnify underwriters, dealers and agents against certain civil liabilities, including liabilities under the Securities Act of 1933, and to reimburse these persons for certain expenses.

To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the securities. This may include over- allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than we sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

Certain of the underwriters, dealers or agents and their associates may engage in transactions with and perform services for us in the ordinary course of our business.

LEGAL MATTERS

Certain legal matters with respect to the securities offered hereby will be passed upon for us by Latham & Watkins LLP, Costa Mesa, California. Certain legal matters relating to Maryland law will be passed upon for us by Ballard Spahr Andrews & Ingersoll, LLP, Baltimore, Maryland. Sidley, Austin, Brown & Wood LLP may act as counsel for any agents or underwriters. Paul C. Pringle, a partner of Sidley Austin Brown & Wood LLP, owns 20,247 shares of our common stock as of December 11, 2003.

EXPERTS

The consolidated financial statements of Health Care Property Investors, Inc. appearing in Health Care Property Investors, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2002, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

$400,000,000

Health Care Property Investors, Inc.

Medium-Term Notes, Series G

PROSPECTUS SUPPLEMENT

Banc of America Securities LLC

Barclays Capital

UBS Investment Bank

February 17, 2006